UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Feel The World, Inc.
D.B.A. XERO Shoes

(Exact Name of Registrant As Specified In Its Charter)

Delaware	27-4419848
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

320 Interlocken Parkway, Suite 100, Broomfield, Colorado	80021
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: (303) 447 – 3100

Please send copies of all correspondence to:

Jill Wallach

Jeanne Campanelli.

CrowdCheck Law LLP
700 12th Street NW, Suite 700
Washington, DC 20005

Securities to be registered under Section 12(b) of the Act:

None.

Securities to be registered under Section 12(g) of the Act:

Class B Non-Voting Common Stock, $0.0001 par value

(Title of Class)

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

In this Form 10, references to the terms "we", "our", "us", "Feel The World, Inc.", "FTWI", "Xero Shoes®", "Xero", or "the Company" means Feel The World, Inc.

THIS FILING MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THIS REGISTRATION STATEMENT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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Implications of Being an Emerging Growth Company

We are currently not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we did not register our securities under the Exchange Act.  Rather, we are subject to the more limited reporting requirements under the Regulation A reporting regime until this Registration Statement is declared effective.

When we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.235 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.235 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we also qualify, once this Registration Statement is declared effective, as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

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Item 1. Business.

Company History

Feel The World, Inc., d.b.a. Xero Shoes®, is a footwear brand focusing on natural movement, and quality craftsmanship, at accessible prices. Xero Shoes® product lines currently include minimalist performance and casual shoes, boots, and sandals, as well as do-it-yourself (DIY) sandal kits. Its products are sold directly to customers through its own website, via third party sites such as Amazon, in certain retail stores, and to international wholesale and distribution partners.

The Company's brand tenets are:

•	NATURAL FIT. Wide toe boxes let your toes spread and relax with a Xero drop, non-elevated heel for proper posture.
•	NATURAL MOTION. Flexible soles let your feet bend and flex naturally and feature a low-to-the- ground design for balance and agility.
•	NATURAL FEEL. Our patented FeelTrue® sole lets you safely Feel The World, protecting your feet while providing the necessary sensory feedback.

The Co-Founders started the business in 2009 with a website that sold products under the brand name Invisible Shoes. They incorporated the current company in 2010 in the State of Delaware and rebranded the name to Xero Shoes®.

The current business to consumer (“B2C”) online business model provides a solid foundation for future growth. The Company has developed a variety of online marketing programs with clearly identifiable and repeatable ROI results. The management team believes that it can thoughtfully scale its online, B2C business through increased and targeted marketing activity, conversion optimization, and targeted affiliate marketing, as well as an expanded product line designed to increase average order values (AOV), and lifetime customer value (LTV).

Management also intends to use additional capital to support its growing retail (“B2B”) business by bringing in more inventory that can be sold in season to new store accounts, hiring additional staff to support these accounts, and expanding its presence at industry trade shows.

The Xero Shoes® Brand

The Company is committed to natural movement and designs footwear that amplifies natural mechanics and elevates human performance. The Company’s footwear is also versatile and can be used for a wide range of activities.

Xero Shoes® Customers

Xero Shoes® appeals to customers in a variety of segments. Its primary customer demographic is healthy, lifestyle-conscious men and women, who enjoy outdoor and fitness activities, with higher-than-average income and education. Approximately 25% percent of our customers reside outside the US.

Marketing

The umbrella concept for the Company’s marketing efforts entails building an inspirational lifestyle brand and building an engaged community around the Company and its products. Core customer engagement and interaction is high. The Company plans to continue to build awareness through influencers, and ambassadors with both online campaigns and in-person events.

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Sales

As of December 31, 2025, the Company sells its products through three principal sales channels: direct-to-consumer e-commerce, wholesale and regional distributor partners, and a third-party marketplace channel managed by a partner. The Company's sales organization is structured to support each of these channels and to coordinate go-to-market activities across channels and geographies.

Direct-to-Consumer

The Company's direct-to-consumer channel is its largest sales channel and represented 65% of net revenue for the year ended December 31, 2025. The Company sells directly to consumers through its primary U.S. e-commerce site at www.xeroshoes.com and through a dedicated European e-commerce site serving customers in the European Union www.xeroshoes.eu The Company previously operated a direct-to-consumer channel in the United Kingdom, which was launched in 2024 and discontinued by the end of 2025 when the Company entered into a distributor and licensing arrangement with a Unity Distribution Ltd., a U.K. distributor, which serves the U.K. and Ireland market and operates the Company's U.K.-direct-to-consumer website under license.

The Company invests in digital marketing, brand and content development, loyalty programs, social media, independent third-party affiliates, and customer experience, to support direct-to-consumer growth, The Company believes that its direct relationship with consumers provides important advantages in consumer engagement, brand building, product education, and customer insight.

The Company also operates a modest Company-owned retail location in Denver, Colorado, which serves as a brand and product showcase for local and visiting customers.

Wholesale and Distributor

The Company's wholesale and distributor channel includes domestic and international wholesale accounts, specialty retailers, and a network of independent international distributors covering the territories described under "International Distribution" below. This channel represented 25% of net revenue for the year ended December 31, 2025. The Company's wholesale strategy is intentionally diversified across a mix of large-scale retail partners and independent specialty accounts in each region. Large-scale and strategic accounts drive a significant portion of wholesale volume, while specialty retailers contribute to brand credibility, consumer education, and local sell-through, particularly within the training, outdoor, and natural-movement footwear communities.

In the United States, the Company's wholesale accounts include large-scale and strategic retailers such as REI, Nordstrom, Road Runner Sports, Sun & Ski, and Zappos; regional and volume-driving accounts such as Jax Mercantile, Sportsman & Ski Haus (Crown Enterprises), The Joneses NY, Cool East Market, and Country Casuals; and specialty running and outdoor retailers that influence the Company's standing within the natural-movement, running, and outdoor communities, including Distance Runwear, Foot RX Running, Gear West, and Tops for Shoes.

In Europe, the Company's wholesale accounts include large-scale and e-commerce retailers such as Bergfreunde, Bergzeit, Tradeinn, Deporvillage, and Sportano, and Nordic, as well as chain retail accounts such as Varuste.net, Scandinavian Outdoor, Partioaitta, Intersport Finland, and Kesko; and specialty and distributor-influenced retailers such as Barefoot & More, Maerkbare, Naboso, Proactive Life, and Widetoes.

The Company manages its wholesale and distribution business through a combination of an in-house sales team and independent regional sales agencies. The Company's in-house wholesale sales teams, based at its Broomfield, Colorado headquarters and its European office in the Czech Republic, lead key account relationships and oversee the Company's overall wholesale strategy. In addition, the Company engages independent outside sales agencies.

Third-Party Marketplace

The Company also sells through a third-party marketplace channel managed by a partner, which represented approximately 10% of net revenue for the year ended December 31, 2025.

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International Distribution

The Company sells its products internationally through a combination of direct-to-consumer e-commerce, third-party marketplaces, and a network of independent international distributors and wholesale partners. The Company's direct-to-consumer presence includes its primary U.S. website and a dedicated European website serving the European Union.

The Company previously operated a direct-to-consumer channel in the United Kingdom, which was launched in 2024 and discontinued by the end of 2025. In connection with the wind-down of the U.K. direct-to-consumer operation, the Company entered into a distribution and licensing arrangement with a U.K. distributor, under which the distributor serves the U.K. market and operates the Company's U.K.-facing website under license.

To extend the Company's reach into markets where direct operations are not currently practical, the Company partners with independent distributors who purchase product on a wholesale basis and resell into their respective territories through local retail, e-commerce, and wholesale channels. As of the date of this filing, the Company has distribution relationships covering the following territories:

•	Japan
•	South Korea
•	Hong Kong
•	Taiwan
•	Thailand
•	Singapore
•	Australia and New Zealand
•	Israel
•	Moldova
•	United Kingdom
•	Colombia
•	Peru
•	Uruguay
•	Venezuela
•	United States and United Kingdom Caribbean

The Company's international distributor relationships are generally non-exclusive and governed by distribution agreements that establish territory, pricing, brand standards, and other commercial terms. The Company does not guarantee minimum purchase volumes from its distributors and is not party to long-term, take-or-pay distribution commitments.

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Core Products

Xero Shoes® are designed around a consistent set of natural-movement design principles. All Xero Shoes® feature an anatomically shaped foot-wide toe box, a "Xero-drop" non-elevated heel, and low-to-the-ground, flexible construction intended to provide balance, agility, and sensory feedback while protecting the foot. Outsoles use the Company's FeelTrue® technology, which incorporates a patented dual-chevron tread design engineered for grip and traction. The Company's footwear is backed by a 5,000-mile sole warranty.

The Company organizes its Xero Shoes® product line into four categories: Performance, Lifestyle, Sandals, and Kids. Within Performance, the Company further segments by activity (train-including walk, run and fitness; court, and hike/trail). Within Lifestyle, the Company segments between Outdoor Life and Performance Life.

Performance

Performance — Walk

The Prio is the Company's flagship multi-purpose athletic shoe, offered in synthetic, suede, and leather upper variants. The Prio features the Company's wide toe box, zero-drop platform, and FeelTrue® outsole, with a removable sock liner that allows the wearer to adjust between a more cushioned or more minimal feel. The Prio Coast is a hands-free variant of the Prio franchise, built on a different last and upper construction than other Prio styles, and designed for easy on-and-off wear.

Performance — Run and Fitness

The HFS II is the Company's current performance running shoe, featuring an engineered mesh upper, refined fit, and updated FeelTrue® outsole. The HFS Original remains in the line as a classic-feel platform for runners who prefer the original construction.

Performance — Train

The XT Max is the Company's natural-movement performance trainer, designed for cross-training and lifting applications where lateral stability and lockdown are required. The Prio Neo is a training-focused member of the Prio franchise, built on a distinct last and upper construction from the standard Prio and Prio Coast and engineered specifically for training use. The Nexus Knit is a knit-upper training shoe that the Company also positions for casual athleisure-style wear.

Performance — Court

The Company's court line includes the X1 Low and X1 Mid, the Company's barefoot-style basketball platforms designed for natural motion and responsive ground feel during court play, and the X2, an additional court silhouette. The 360 Rally is the Company's dedicated pickleball and multi-directional court-sports shoe.

Performance — Outdoor

The Mesa Summit and Mesa Summit WP (waterproof) are the Company's primary trail running shoes, built on a lightweight FeelTrue® outsole with multi-directional lugs designed for grip on variable terrain while preserving ground feel. The Scrambler collection addresses more rugged trail and outdoor use with a deeper-lugged FeelTrue® outsole and reinforced upper construction. Most styles in the collection are waterproof, including the Scrambler Trail Mid WP, Scrambler Trail Low WP, and Scrambler Mid WP EV. The non-waterproof Scrambler Low EV extends the Scrambler franchise into light-hiking applications.

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Lifestyle

Lifestyle — Outdoor Life

The Ridgeway collection is the Company's casual outdoor boot family, including the Ridgeway lace-up, Ridgeway Chelsea and Ridgeway Chelsea Lined pull-on silhouettes, and the Ridgeway Mesh Low, a casual mesh approach shoe for men. The Alpine is the Company's insulated, fully waterproof cold-weather boot, offered in both a lace-up version (Alpine) and a pull-on version (Alpine Pull On). The Pagosa is a casual indoor/outdoor slipper and camp-shoe franchise. All Pagosa styles feature a collapsible heel for versatile wear.

Lifestyle — Performance Life

The Wynn is a casual everyday athletic-styled shoe, offered in multiple upper materials as a styling option across the franchise. The Coast franchise includes the Coast Suede and Coast Mesh, casual everyday silhouettes positioned in the Company's lifestyle line. The Dillon franchise is one of the Company's larger casual lines, offered in Dillon Canvas, Dillon Canvas Slip-On, Dillon Leather, and Dillon Leather Loafer variations covering lace-up, slip-on, and loafer constructions. The Phoenix and Phoenix Leather are women's ballet-flat silhouettes built on the Company's natural-movement platform. The Glenn is a leather-upper dress-casual shoe for office and more formal wear, with a Glenn City variant featuring high-shine dress leather for a more refined finish. The Cassie is a women's Mary Jane silhouette. The Tari II and Breckenridge round out the Performance Life category as casual boot offerings. The Denver II is the Company's leather casual lace boot, offered in a single all-leather construction.

Sandals

The Z-Trail EV is the Company's multi-layer sport sandal featuring the Company's tri-layer construction with cushioning, structural midsole, and inset FeelTrue® pads at abrasion points. The Z-Trek is a lower-profile sport sandal with a 100% FeelTrue® rubber outsole and the Company's heel-cup design and adjustable webbing system. The Genesis is a simple, lightweight huarache-style sandal serving as the Company's accessible-price entry point in the sandal category, offered in synthetic (Genesis) and leather (Genesis Leather) variants. The D-Trail is a more rugged hiking sandal designed for trail use, featuring a deeper-lugged FeelTrue® outsole and reinforced upper construction.

Kids

The Company offers kids' versions of its core Prio platform — the Prio Little Kids and Prio Big Kids — extending the Company's natural-movement design principles to children. The Company expects its kids' line to narrow in coming years as it refines its assortment in this category.

DIY (Do-It-Yourself) Sandal Kits

The Company continues to offer FeelTrue® DIY sandal kits, the original product on which the Company was founded. Customers select sole sizes, sole styles, and lacing options to assemble huarache-style sandals at home.

Accessories

The Company offers branded accessories, including replacement insoles, replacement sandal hardware, and apparel.

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Raw Materials and Suppliers

The principal raw materials used in the Company's products include the rubber compound used in the Company's FeelTrue® outsoles, ethylene-vinyl acetate (EVA) foam, leather, suede, canvas, knit and woven textiles, engineered mesh, polyester webbing, thermoplastic polyurethane (TPU) and other synthetic upper materials, foam and microfiber linings, laces, and metal and plastic hardware components such as eyelets, buckles, and adjustment hardware. The Company's raw material inputs are sourced several suppliers across multiple categories, and the Company does not consider any individual raw material or any individual supplier to be material to its business. The Company also does not believe that its relationships with its largest suppliers, considered in the aggregate, are material to its business, and believes that alternative sources of supply are available for each of its principal raw material categories. The Company does not have any long-term fixed-price supply contracts for its raw materials and generally purchases inputs on a purchase-order basis at prevailing market prices. While the Company believes alternative supply is available, transitioning to a new supplier for any given input could involve lead time for qualification and validation and could result in temporary cost or delivery impacts.

Manufacturing

The Company designs and develops all of its footwear styles in-house and contracts with third-party manufacturers for production. The Company does not own any of its manufacturing facilities and does not directly manufacture any of its products.

In 2022, the Company transitioned away from using a single manufacturing agent and now works directly with multiple contract manufacturers. This transition was undertaken to provide the Company with greater visibility into and control over product cost, quality, lead times, and the relationships with the factories that produce the Company's footwear.

The Company sources its production through a network of contract manufacturers located across the Asia-Pacific region, with current production primarily in the People's Republic of China and Vietnam and additional manufacturing capacity available in Indonesia and Cambodia. In 2025, we migrated a material portion of our manufacturing from China to Vietnam, where the manufacturer procures the supplies for us through their supply chain. Approximately 60% of our products are manufactured in Vietnam. A portion of the facilities at which the Company's products are manufactured are owned in part by one of the Company's sourcing partners, which holds a minority equity interest in such facilities. This sourcing structure was selected in part because it provides the Company with access to manufacturing capacity in multiple countries, which the Company believes provides operational resilience in the event of disruption — including geopolitical, regulatory, public-health, or trade-policy disruption — affecting any single country.

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The Company does not own any of its manufacturing facilities and is not party to any long-term, exclusive, or take-or-pay manufacturing commitments. The Company's relationships with its contract manufacturers are generally governed by purchase orders and ongoing commercial arrangements rather than by long-term, exclusive, or take-or-pay manufacturing agreements. The Company believes this arrangement provides flexibility to allocate or reallocate production across factories as cost, capacity, lead-time, quality, or geopolitical conditions change.

The Company manages its production through a combination of in-house product development, sourcing, and quality functions based at the Company's Broomfield, Colorado headquarters, and a dedicated quality assurance  team that conducts pre-production, in-line, and final inspections at the Company's contract manufacturing facilities. The Company's quality assurance program is intended to confirm that finished goods conform to the Company's design specifications, material specifications, and quality standards prior to shipment.

While the Company believes that alternative manufacturing capacity is available in the event of a disruption with any single contract manufacturer, transitioning production to a new factory typically involves lead time for tooling, sampling, quality validation, and production ramp-up. Any such transition could result in temporary inventory shortfalls, increased cost, or delivery delays, any of which could adversely affect the Company's results of operations.

Market

Industry Overview

The Company operates in the global athletic and casual footwear industry, which spans performance footwear (including training, run and fitness; court, and hike/trail), casual and lifestyle footwear, sandals, and boots. Within this broader industry, the Company is positioned in the minimalist and natural-movement footwear sub-segment, which is characterized by footwear featuring foot-shaped wide toe boxes, low or zero-drop platforms, flexible soles, and lightweight construction designed to allow for natural foot motion and ground feel.

The Company believes that several long-term trends support continued growth in the categories in which it competes, including increasing consumer interest in foot health, biomechanics, and the role of footwear in supporting natural movement; growing participation in outdoor recreation, hiking, running, and active lifestyles; rising consumer demand for footwear with wider toe boxes and lower heel-to-toe drops, including from consumers who do not identify as part of the traditional barefoot or minimalist footwear community; and continued consumer interest in product durability and longevity. The Company also believes that the broader wellness and natural-living consumer movement has expanded the addressable audience for natural-movement footwear beyond its traditional core consumers.

The footwear industry is influenced by changes in consumer preferences, fashion trends, demographic patterns, and discretionary spending, as well as by macroeconomic conditions, input cost inflation, tariffs, and global supply chain dynamics, each of which can affect demand, pricing, and profitability across the industry.

Target Customer

The Company's customer base spans a broad demographic range, united by interest in natural movement, foot health and active lifestyles.  The Company's products appeal to:

  runners, hikers, and other athletes seeking a minimalist or natural-movement alternative to conventional cushioned footwear;
  consumers seeking everyday footwear with a foot-shaped toe box and zero-drop platform for casual, work, and travel;
  consumers focused on foot health;
  outdoor and active-lifestyle consumers seeking lightweight, packable, and durable footwear suitable for travel, hiking, and water activities; and
  consumers attracted to the brand's design heritage, founder story, and natural-movement educational content.

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The Company reaches its customers globally through its direct-to-consumer e-commerce platforms, third-party marketplaces such as Amazon, wholesale partners in the United States and Europe, and a network of independent international distributors. The Company has built an engaged customer community supported by athlete and brand ambassadors, social media, and educational content focused on natural movement and foot health.

Competition

The global athletic and casual footwear industry is highly competitive and concentrated, with several large brands accounting for a significant portion of industry sales. Many of these brands are owned by large multinational corporations with substantial resources and diversified product portfolios. Companies that compete in the broader athletic and casual footwear industry include Nike, Inc.; Adidas AG; Skechers U.S.A., Inc.; Puma SE; ASICS Corporation; New Balance Athletic Shoe, Inc.; Deckers Outdoor Corporation; On Holding AG; Wolverine World Wide, Inc.; V.F. Corporation; and Crocs, Inc.

The Company competes more directly with brands that focus specifically on minimalist, barefoot, and natural-movement footwear. The Company's principal competitors in this sub-segment include Vivobarefoot Ltd.; Vibram S.p.A. (including the FiveFingers® line); Lems Shoes; Altra Running; Topo Athletic; ; and Whitin. Certain large athletic footwear brands also offer products positioned as minimalist or natural-movement footwear, including the Nike® Free line and Merrell® Barefoot and M-Connect lines, and the Company expects continued competition from large brands that introduce wider-toe-box, lower-drop, or natural-movement-influenced designs.

Many of the Company's competitors have substantial financial, marketing, manufacturing, and distribution resources. The footwear industry is also characterized by rapidly changing consumer preferences, frequent product introductions, and significant competition based on design, performance, brand recognition, and price. The Company's ability to compete effectively depends on its ability to anticipate and respond to consumer trends, develop innovative products, build brand recognition, and execute across its direct-to-consumer, wholesale, and international distribution channels.

Competitive Positioning

The Company believes it occupies a differentiated position in the footwear market. The Company's principal competitive differentiators include:

•	Natural-movement design across a broad product line. The Company applies a consistent set of natural-movement design principles — wide toe box, zero-drop platform, and flexible, low-to-the-ground construction — across a uniquely broad product line that spans performance running, training, court sports, hiking, casual, dress-casual, sandals, boots, and kids' footwear. The Company believes few minimalist footwear brands offer this breadth of category coverage.

•	FeelTrue® outsole technology and 5,000-mile sole warranty. The Company's FeelTrue® outsole, which incorporates a patented dual-chevron tread design, is engineered for durability, grip, and ground feel. The Company backs its footwear with a 5,000-mile sole warranty, which the Company believes is among the most extensive product warranties in the footwear industry.

•	Lightweight, flexible, and packable construction. Xero Shoes® products are lightweight and flexible, allowing for natural foot motion and ground feel while providing foot protection. The flexibility of the Company's products also makes them packable and travel-friendly.

•	Founder-led brand authenticity. The Company was founded in 2009 by Steven Sashen and Lena Phoenix,. The Company's product design originates in the founders' personal use of and advocacy for natural-movement footwear, and the Company has built a global customer community grounded in education about natural movement and foot health.
•	Accessible price-point positioning within the minimalist category. The Company's products are at accessible price points compared to certain premium priced minimalist competitors, which the Company believes enables Xero Shoes® to be a gateway as an entry point for consumers new to natural-movement footwear
•	Multi-channel global distribution. The Company reaches consumers through its direct-to-consumer e-commerce platforms, third-party marketplaces such as Amazon, U.S. and international wholesale partners, and a network of independent international distributors See “—Sales-–International Distribution” above.
•	Heritage product line. The Company's original DIY huarache-style sandal kits remain part of the product line, reflecting the Company's heritage and the design lineage that traces to traditional Tarahumara huarache sandals.

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Employees

As of March 31, 2026, we had 79 full-time employees and 5 part-time employees.

Regulation

The Company’s operations are subject to a variety of federal, state, local, and foreign laws and regulations governing the design, manufacture, labeling, distribution, marketing, and sale of footwear and related products. These regulations are administered by numerous governmental authorities in the United States and in the foreign jurisdictions in which we operate.

In the United States, the Company is subject to consumer protection and product safety laws enforced by agencies such as the U.S. Consumer Product Safety Commission, which establishes standards and regulations intended to protect consumers from potentially hazardous products. The Company is also subject to regulations enforced by the Federal Trade Commission relating to advertising, marketing practices, and labeling requirements, including rules concerning truth-in-advertising and disclosure of product origin and materials.

The Company’s products must comply with various labeling and disclosure requirements, including those related to country of origin, materials used in manufacturing, and applicable care instructions. In addition, the Company is subject to federal and state environmental, health, and safety laws and regulations governing, among other things, the use, handling, and disposal of certain materials and chemicals used in the manufacturing process, whether conducted internally or by third-party manufacturers.

Because the Company sources and manufactures a portion of its products internationally, the Company is subject to import and export regulations, including customs laws, tariffs, trade restrictions, and sanctions administered by U.S. and foreign authorities. Changes in trade policies, including the imposition of tariffs or other trade barriers, could increase our costs or disrupt our supply chain. “See Risk Factors - Our reliance on independent manufacturers located in Asia and in particular Vietnam subjects us to risks associated with complex and evolving international trade policies, regulatory environments, and geopolitical relations that could materially increase our costs, disrupt our global supply chain, and adversely affect our financial performance”.

We are also subject to labor and employment laws in the jurisdictions in which we operate, as well as laws relating to the oversight of working conditions within our supply chain. We may be subject to additional disclosure obligations regarding our sourcing practices and supply chain transparency.

Additionally, we are subject to data privacy and cybersecurity laws and regulations that govern the collection, use, storage, and protection of personal information of our customers, employees, and business partners. Compliance with these laws may require us to implement and maintain appropriate data protection and security measures.

Compliance with applicable laws and regulations may require significant resources and may impact our operational flexibility. Failure to comply with these requirements could result in fines, penalties, product recalls, or other enforcement actions, which could have a material adverse effect on our business, financial condition, and results of operations.

Intellectual Property

FTWI has registered 96 trademarks and applied for 10 additional marks in the US and internationally. There is no guarantee that these additional marks will be registered. Successful registrations to date include Australia, Canada, Japan, South Korea, South Africa and Singapore. The Company has 196 registered domain names.

The Company holds 19 issued US shoe design patents and 53 issued foreign shoe design patents. The Company’s design patents expire between 2036 and 2039.

The company also holds issued utility patents for Biofeedback for altering gait which will expire in 2039, and a utility patent for its unique huarache-style lacing system, which will expire in 2035.

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Available Information and Reports to Security Holders

We are currently required to make annual and semi-annual filings with the Securities and Exchange Commission (the “SEC”). We make annual filings on Form 1-K which is due by the end of April each year and will include audited financial statements for the previous fiscal year. We make semi-annual filings on Form 1-SA, which are due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We also required to file a Form 1-U to announce important events such as the loss of a senior officer or a change in auditor.

When this Registration Statement becomes effective, we will begin to file reports, proxy statements, information statements, and other information with the SEC. Our SEC filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Our website address is http://www.xeroshoes.com. Information contained on the website does not constitute part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference. When this Registration Statement is effective, we will make available, through a link to the SEC’s website, electronic copies of the materials we file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports.

Item 1A. Risk Factors.

The SEC requires that we identify risks that are specific to our business and financial condition. We are subject to all of the same risks impacting small, early-stage businesses, including risks relating to economic downturns, political and economic events, and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest in our Company.

Risk Factors Related to Economic and Industry Risks

The footwear industry is subject to rapid changes in consumer preferences, and if we do not accurately anticipate and promptly respond to consumer demand and spending patterns, including by successfully introducing new products, it could impact sales, our relationships with customers could be compromised, and our brand loyalty could be diminished.

The footwear, industry is subject to rapid changes in consumer preferences and fashion tastes, which make it difficult to anticipate demand for our products and forecast our financial results. Our success is driven to some extent by brand loyalty, and there can be no assurance consumers will continue to prefer our brands. Consumer demand for our products depends in part on the continued strength of our brands, which in turn depends on our ability to anticipate, understand, and promptly respond to the rapidly changing preferences and fashion tastes, as well as consumer spending patterns, with appealing merchandise. As our brands and product offerings evolve, it is necessary for our products to appeal to an even broader range of consumers whose preferences cannot be predicted with certainty. New footwear models that we introduce may not be successful with consumers or our brands may fall out of favor with consumers. If we are unable to anticipate, identify, or react appropriately to changes in consumer preferences, our revenues may decrease, our brands’ image may suffer, our operating performance may decline, and we may not be able to execute our growth plans. Even if we develop and manufacture new footwear products and collaborations that consumers find appealing, their ultimate success may depend on our pricing, and we may set the prices of new styles too high for the market to bear.

Further, the value of our brands is based on evolving consumer perceptions, including as a result of shifting ethical, political or social standards, and concerns with respect to product pricing, quality, design, technical performance, components or materials (including their sustainability), or customer service could result in negative perceptions and the loss of brand loyalty and value. These concerns may be exacerbated by negative publicity regarding us or our products, brands, marketing campaigns, partners, or endorsers, which could adversely affect our reputation and sales regardless of the accuracy of such claims. Social media and digital marketing campaigns, which accelerate the dissemination of information, can increase the challenges of containing negative claims. If consumers perceive our brands negatively, whether warranted, our brand image would become tarnished and our products would become less desirable, which could have a material adverse effect on our business.

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Failure to gain market acceptance for new products could impede our ability to maintain or grow current revenue levels, reduce profits, adversely affect the image of our brands, erode our competitive position, and result in long-term harm to our business and financial results.

The Company’s revenues and profits depend on the level of consumer spending for footwear, which is sensitive to global economic conditions and other factors. A decline in consumer spending could have a material adverse effect on the Company.

The success of the Company’s business depends on consumer spending on footwear and there are a number of factors that influence consumer spending, including actual and perceived economic conditions, disposable consumer income, interest rates, consumer credit availability, inflationary pressures, recessions or economic slowdowns, unemployment, stock market performance, weather conditions and natural disasters (including potential climate risks and impacts), energy prices, public health issues, geopolitical and political instability (such as the current tensions between the U.S. and China, and the current conflicts in Europe, the Middle East and Asia), trade wars, consumer discretionary spending patterns and tax rates in the international, national, regional and local markets where the Company’s products are sold. Decreased consumer spending could result in reduced demand for our products, reduced orders from customers for our products, order cancellations or returns, lower revenues, higher discounts, increased inventories and lower gross margins. The uncertain state of the global economy continues to impact businesses around the world. If global economic and financial market conditions do not improve, or if they worsen, adverse economic trends or other factors could negatively impact the level of consumer spending, which could have a material adverse impact on the Company.

The footwear industry is highly competitive, and the Company’s success depends on its ability to gauge consumer preferences and product trends, and to respond to constantly changing markets.

The Company competes with numerous footwear brands and manufacturers. Competition is generally based upon brand name recognition, the price, design, quality, innovation and selection of product, service and purchasing convenience. Some of our competitors are larger and have more resources than the Company in some product categories and regions. The Company’s ability to compete within the footwear industry depends on our ability to:

  anticipate, respond to, and potentially influence changing consumer preferences and product trends in a timely manner;
  develop attractive and innovative products that meet changing consumer needs, consistent with consumer trends and demands;
  maintain strong brand recognition;
  fuel modern marketing and marketplace strategies to enable deeper consumer connections that lead to enhanced engagement with our brands and increased purchases of products;
  competitively price products;
  provide best in class marketing support and intelligence and optimize and react to available consumer data;
  ensure product availability and optimize supply chain efficiencies;
  produce or procure quality products on a consistent basis; and
  adapt to a more digitally driven consumer landscape, including the effective re-creation of the in-store experience through digital channels and reaching consumers on social media.

In addition, our ability to compete is also dependent on our ability to reach consumers effectively and efficiently in an evolving media landscape, including digital, which is subject to evolving and increasingly restrictive privacy requirements. Failure to compete effectively or to keep pace with rapidly changing consumer preferences, markets, technology, business model and product trends could have a material adverse effect on the Company’s business, financial condition and results of operations. Moreover, there are significant shifts underway in retail (e-commerce and retail store) channels. The Company may not be able to manage its brands within and across channels sufficiently, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s profitability may decline as a result of increasing pressure on margins.

The footwear industry is subject to significant pricing pressure caused by many factors, including intense competition, consolidation in the retail industry, rising commodity and conversion costs, inflation, tariffs levied on component and finished goods, rising freight costs, rising labor costs, pressure from retailers to reduce the costs of products, changes in consumer demand and shifts to online shopping and purchasing. Customers may increasingly seek markdown allowances, incentives and other forms of economic support. If these factors cause us to reduce our sales prices to retailers and consumers, and we fail to sufficiently reduce our product costs or operating expenses, the Company’s profitability will decline. This could have a material adverse effect on the Company’s results of operations, liquidity and financial condition.

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The Company’s revenues and cash requirements are affected by the seasonal nature of its business.

The Company’s business is seasonal, with a higher proportion of revenues and operating cash flows generated during the second half of the calendar year, which includes the fall and holiday selling seasons. Poor sales in the second half of the calendar year would have a material adverse effect on the Company’s full-year operating results and cause higher inventories. In addition, fluctuations in sales and operating income in any fiscal quarter are affected by the timing of seasonal shipments and other events affecting retail sales.

Changes to economic conditions may adversely affect the Company’s financial condition and results of operations.

Volatile economic conditions and changes in the market have affected, and may continue to affect, consumer spending generally and the buying habits and preferences of consumers. A significant portion of the products we sell, especially those sold under the Xero Shoes® brand, are premium retail products. The purchase of these products is discretionary and is therefore highly dependent upon the level of consumer confidence and discretionary spending. Sales of these products may be adversely affected by variable economic factors, including worsening economic conditions, consumer confidence in future economic conditions, including recessionary concerns, changes to fuel, energy, labor, and healthcare costs, declines in income or asset values, and increases in consumer debt levels, inflation and interest rates, tariffs, and unemployment rates. Uncertainty in global economic conditions may result in unpredictable consumer discretionary spending trends. During an actual or perceived economic downturn, fewer consumers may shop for our products, and those who do may limit the amount of their purchases or seek less costly substitutes for our products. As a result, we could be required to reduce the price we can charge for our products or increase our marketing and promotional expenses to generate additional demand for our products. In either case, these changes could reduce our sales and profitability, which could have a material adverse effect on our financial condition and results of operations.

We sell a significant portion of our products through online marketplaces. The businesses of these customers may be affected by factors such as changes in economic conditions, ongoing geopolitical conflicts and uncertainties, fluctuations in foreign currency exchange rates, reduced consumer demand for premium products, decreases in available credit, and increased competition. If our customers face financial difficulties, it could have an adverse effect on our estimated allowances and reserves and potentially result in us losing key customers.

Risk Factors Related to the Company and its Business

We are highly dependent on a small management team, and the loss of one or more key members of our management could adversely affect our business.

Our success is highly dependent on the continued services and performance of our senior management team, which currently consists of a relatively small number of individuals who possess significant experience, institutional knowledge, and relationships critical to our business. These individuals are responsible for many key aspects of our operations, including strategic planning, business development, capital raising, operational oversight, and management of key customer and business relationships.

Because of the limited size of our management team, the loss of one or more of these individuals could have a disproportionate impact on our business. If any member of our senior management team were to resign, become unable to perform their duties, or otherwise cease to be actively involved in our operations, we may experience disruptions to our business operations, delays in the execution of our strategic initiatives, and difficulty maintaining relationships with customers, partners, suppliers, and other key stakeholders.

We do not maintain key person life insurance covering members of our management team. In addition, competition for qualified executive personnel in our industry is intense, and we may be unable to attract, retain, or replace qualified management personnel on a timely basis or at all. Even if we are able to identify suitable replacements, the integration of new personnel into our management team could require significant time and resources and may not be successful.

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Furthermore, our small management team may face increasing demands regarding its time and resources as our business grows and as we comply with the additional reporting, regulatory, and operational requirements associated with operating as a public company. These demands may divert management’s attention from day-to-day operations and strategic initiatives and could adversely affect our ability to effectively manage and grow our business.

If we are unable to retain our existing management team or successfully recruit and integrate additional qualified management personnel, our business, financial condition, results of operations, and prospects could be materially and adversely affected.

Rapid growth may place significant demands on our management and operational resources, and our failure to effectively manage our growth could adversely affect our business.

We have experienced, and may continue to experience, periods of rapid growth and expansion in our operations, which have placed, and may continue to place, significant demands on our management, operational, financial, and administrative resources. Our ability to successfully manage our growth will depend on a number of factors, including our ability to expand our operational, financial, and management systems and controls, recruit and retain qualified personnel, and effectively manage our evolving business operations.

As our business grows, we may encounter difficulties in maintaining the quality and efficiency of our operations. Rapid growth could strain our infrastructure, including our information technology systems, internal controls, and reporting systems, and may increase the complexity of our business. In addition, as we expand our operations, we may need to hire, train, and manage a larger workforce, which could place additional pressure on our management team and may divert management’s attention from other strategic priorities.

Our continued growth may also require significant expenditure and the allocation of additional financial and operational resources. We may not be able to scale our systems, processes, and infrastructure at a sufficient pace to support our growth, and our attempts to do so may not be successful. If our management team is unable to effectively manage our growth and expansion, our business operations could become inefficient, and our service quality and customer satisfaction could suffer. Furthermore, rapid growth may make it more difficult to maintain effective internal controls and compliance procedures, particularly as we expand our operations and workforce. As we transition to operating as a public company, we will face additional reporting, regulatory, and governance requirements that may further increase the demands on our management and administrative personnel.

If we are unable to effectively manage our growth, expand our operational capabilities, and maintain adequate internal controls and operational efficiency, our business, financial condition, results of operations, and prospects could be materially and adversely affected.

Our shoes are not approved medical devices.

Our Company was born out of a trend for minimalist style footwear. Many people have experienced benefits from wearing minimalist shoes. Our shoes are not designed, marketed or approved to treat or cure any injury or condition, but some customers may believe otherwise because of widespread publicity about people’s experiences with barefoot running and/or minimalist shoes. Like all footwear, the Company’s products may not be suitable for every customer in considering each person’s particular expectations, needs, and limitations.

We may not have adequate liquidity.

To date, the Company has bootstrapped its growth using a combination of long-term notes payable, short-term lines of credit, revolving credit cards, trade payables, and a modest equity injection. In November 2021, the Company closed on a revolving credit facility with JPMorgan Chase, which was used to refinance an existing loan with Genlink/La Plata and provided an additional $4.0 million in working capital capacity. In conjunction with this facility, the Company also secured a $2.0 million Term Note. Together, these credit facilities have been instrumental in funding inventory purchases aligned with the Company’s growth strategy. While the Company has an established history of on-time loan payments, it may not always be able to acquire new debt capital or extend maturity dates on its existing loans. Increases in interest rates may also impact the Company’s ability to use debt as a source of growth capital in the future. Changes in the economic environment or the Company’s performance may make it difficult to secure future working capital through any means.

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The Company’s business and the success of its products could be harmed if the Company is unable to maintain the image of its brands.

The Company’s success to date has been due in large part to the growth of its brands’ image and the Company’s consumers’ connection to its brands. If we are unable to timely and appropriately respond to changing consumer demand, the names and image of our brands may be impaired. Even if we react appropriately to changes in consumer preferences, consumers may consider our brands’ image to be outdated or associate our brands with styles that are no longer popular. In addition, brand value is based in part on consumer perceptions on a variety of qualities, including merchandise quality, corporate integrity, and environmental, social and governance practices, including with respect to human rights, responsible business practices, and our impact on the environment. Negative claims or publicity regarding the Company, its brands or its products, including licensed products, or its culture and values, or its employees, or suppliers could adversely affect our reputation and sales regardless of whether such claims are accurate.

The rapidly changing media environment, including our increasing reliance on social media and online marketing, which accelerates the dissemination of information, including misinformation and disinformation, can increase the challenges of responding to negative claims. Our reputation and brand image also could be damaged as a result of our support of, association with or lack of support or disapproval of certain political or social issues or catastrophic events, as well as any decisions we make to continue to conduct, or change, certain of our activities in response to such considerations.

We may be unable to accurately forecast our inventory and working capital requirements, which may have a material adverse effect on our financial condition and results of operations.

Like other companies in our industry, we have an extended design and manufacturing process, which involves product design, material purchases, inventory accumulation and the subsequent sales of the inventory, and accounts receivable collection. This cycle requires us to incur significant expenses relating to the design, manufacturing, and marketing of our products in advance of the realization of revenue from sales, and results in significant liquidity requirements and working capital fluctuations throughout our fiscal year. Because this cycle involves long lead times, which require us to make manufacturing decisions months in advance of an anticipated purchasing decision by the consumer, it is challenging to manage our inventory and working capital requirements. Further, supply chain disruptions may drive higher inventory procurement positions that could negatively affect our gross profit as a percentage of net sales (gross margin) as a result of selling excess quantities though close out channels. Further, once manufacturing decisions are made, it is difficult to predict and timely adjust expenses, accurately forecast our financial results, and meet the expectations of analysts and investors, including as a result of:

  changes in consumer preferences, tastes, discretionary spending, and prevailing fashion trends;
  market acceptance of our current products and new products, and of competitive products;
  the competitive environment, including pricing pressure from reduced pricing of competitive products, which may cause consumers to shift their purchasing decisions away from our products delays in resource or product availability from supply chain disruptions; and
  uncertain macroeconomic and political conditions.

The evolution and expansion of our brands and product offerings have made our inventory management activities more complex. For example, if we overestimate demand for any products or styles, we may be forced to incur significant markdowns or sell excess inventories at reduced prices, which would result in lower revenues and reduced gross margin, and we may not be able to recover our investment in the development of new styles and product lines. On the other hand, if we underestimate demand, or if our independent manufacturing facilities are unable to supply products in sufficient quantities, we may experience inventory shortages that may prevent us from fulfilling customer orders or result in us delaying shipments to customers. If that occurred, we could lose sales, our relationships with customers could be harmed, and our brand loyalty could be diminished. In either event, these factors could have a material adverse effect on our financial condition and results of operations.

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We rely upon independent manufacturers for most of our production needs, and the failure of these manufacturers to manage these responsibilities would prevent us from filling customer orders, which would result in loss of sales and harm our relationships with customers.

We rely upon independent manufacturers and their respective material suppliers for most of our production needs, the majority of which are located in Asia, predominately in Vietnam and China and we do not have direct control over these manufacturers or their suppliers. In 2025, we migrated a material portion of our manufacturing from China to Vietnam.  We now have 52% of our manufacturing in Vietnam. We expect our independent manufacturers to finance the production of goods ordered, maintain manufacturing capacity, comply with our policies, and store finished goods in a safe location pending shipment. Further, because most of our independent manufacturers are in Vietnam and China, we are subject to risks associated with natural disasters, epidemics, geopolitical tensions, or other events outside of our control affecting the region. If any of these were to occur, we may not be able to timely source raw and other materials, manufacture products, or fill customer orders, or products delivered may not meet our quality standards, which would result in lost sales and harm to our relationships with customers.

There can be no assurance of a long-term, uninterrupted supply of products from our independent manufacturers. While we have long-standing relationships with most of these manufacturers, they could terminate our engagement, seek to increase their prices, or extract other concessions from us, and we may not be able to timely engage a suitable alternative. If we are required to find alternative manufacturers, we could experience manufacturing delays, increased manufacturing costs, and substantial disruption to our business, any of which could negatively affect our results of operations.

Interruptions in the supply of our products can also result from adverse events that impair our manufacturers’ operations. For example, we keep proprietary materials necessary to produce our products, such as shoe molds and other materials, in the custody of our independent manufacturers. If these independent manufacturers were to lose or damage these proprietary materials, we cannot be assured that the manufacturers would have adequate insurance to cover such loss or damage, and, in any event, the replacement of such materials would likely result in significant delays in the production of our products, which could result in a loss of sales and earnings.

Our reliance on independent manufacturers and suppliers located primarily in Asia and in particular Vietnam subjects us to risks associated with complex and evolving international trade policies, regulatory environments, and geopolitical relations that could materially increase our costs, disrupt our global supply chain, and adversely affect our financial performance.

The production of finished goods is outsourced to independent manufacturers, which are primarily located in Asia predominately in Vietnam and China. We now have 52% of our manufacturing in Vietnam. The majority of our raw materials and components used in the production of our products  by our independent manufacturers are sourced from designated suppliers. As a result, our operations are exposed to risks arising from evolving international trade dynamics, including tariffs, import restrictions, customs disputes, retaliatory measures, shifting trade agreements and cross-border partnerships, and broader geopolitical instability. US administrations have enacted tariffs on imports, renegotiated or withdrawn from trade agreements, and implemented other restrictive measures. These changes can adversely affect sourcing costs, product pricing, inventory flow, and product demand, which could materially increase our cost of sales, adversely affect our gross margins, and reduce our competitiveness in the US and other markets. Customs authorities may also disagree with our claimed tariff treatment for certain products, resulting in unexpected costs that may negatively impact our gross margin. We cannot predict the outcome of ongoing or future trade negotiations, and any escalation of trade tensions could materially and adversely impact our business, financial condition, and results of operations, and those of our customers.

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In addition to trade-related risks, our international operations and independent manufacturers are subject to a range of regulatory, operational, and reputational risks. While we require our independent manufacturers and suppliers to adhere to environmental, labor, ethical, health, safety, and other business standards and conduct periodic audits of their operations, we do not directly control their practices. Noncompliance with applicable laws or standards could lead to product recalls, regulatory penalties, the seizure or forfeiture of our products, or reputational harm. If any of our suppliers are unable or unwilling to comply with our standards, we may be forced to terminate those relationships, which could increase our costs and disrupt our supply chain. Further, if our independent manufacturers or suppliers violate US or foreign trade laws or regulations, we may be subject to extra duties, significant monetary penalties, the seizure, and forfeiture of products we are attempting to import, or the loss of our import privileges, which could have a negative effect on our results of operations.

Transportation and distribution costs may also be adversely affected by fluctuating demand, fuel cost volatility, labor disputes, inflation, and political, social, and economic instability. For example, we continue to experience port congestion, increased lead times, and rising freight and energy costs. Continued global geopolitical uncertainty, rising labor tensions, or climate-related disruptions further add to the complexity of global supply chain planning and resilience, and could increase distribution costs, create further capacity constraints in Europe and adversely affect our results of operations. Additionally, the increased threat of terrorist activity and heightened customs inspections have created delays in bringing imported goods to market and increased our logistics expenses.

While we pursue mitigation strategies, including selective, staggered, and strategic price increases on our products in the US and by negotiating cost-sharing arrangements with our independent manufacturers, we may be unable to offset all resulting increases to our cost of goods sold, which could have a material adverse effect on our business, operations, and financial condition. Further, these risks may have a material adverse impact on demand for our products.

We rely upon a number of warehouse and distribution facilities to operate our business, and any damage to one of these facilities, or any disruptions caused by incorporating new facilities into our operations, could have a material adverse effect on our business.

In the United States, we operate our own fulfillment warehouse located in Denver, Colorado, from which we ship the majority of our domestic direct-to-consumer and wholesale orders. Internationally, we distribute products through Skladon, a third-party logistics provider (3PL) located in the Czech Republic, which supports order fulfillment for our European customers. If there was a catastrophic event that resulted in a shutdown of our warehouse facility or damaged goods, we would be unable to ship orders for a period of time. Additionally, we may be forced to renegotiate our contract and our rates with the 3PL, which could hamper our gross margin and potentially force us into searching for a new warehousing and fulfillment partner. We could face significant disruption in our domestic warehouse and distribution center operations if our warehouse management system does not perform as anticipated or ceases to function for an extended period of time, which could occur due to damage to the facility, failure of software or equipment, cyber-security incidents, power outages or similar problems. In addition, if our domestic warehouse and distribution center operations and scaling efforts are impeded or delayed for any reason, it could result in shipment delays or the inability to deliver product at all, which would result in lost sales, strain our relationships with customers and consumers, and cause harm to our reputation, any of which could have a material adverse effect on our business.

We depend on Skladon to manage the operation of its warehouse and distribution center to meet our business needs, performance standards, and expectations, including with respect to data security, compliance with data protection and privacy laws (including the EU General Data Protection Regulation), and provision of quality services on a timely basis at the prices we expect. While we believe we conduct appropriate diligence before entering into service agreements with Skladon, if Skladon fails to manage these responsibilities, or if its operations are disrupted as a result of factors outside of its control — such as labor disruptions, cybersecurity incidents, infrastructure or utility failures, public-health events, regional conflict, or sanctions or trade restrictions that could in the future be imposed by the U.S. government, the European Union, or other authorities — our international distribution operations could face significant disruption. The loss of or disruption to the operations of this facility could adversely affect our sales, business performance, and results of operations. Although we believe we possess adequate insurance to cover the potential effect of a disruption to the operations of this facility, such insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

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If the Company encounters problems with its distribution system, the Company’s ability to deliver its products to the market could be adversely affected.

The Company relies on retail stores and third party-operated distribution facilities to warehouse and ship product to the Company customers and consumers. The Company’s distribution system includes computer-controlled and automated equipment, which may be subject to a number of risks related to security or computer viruses, the proper operation of software and hardware, power interruptions or other system failures. Because substantially all of the Company’s products are distributed from a relatively small number of locations, the Company’s operations could also be interrupted by earthquakes, extreme environmental conditions, fires or other natural disasters or other events outside the Company's control affecting its distribution centers, including political or labor instability. We maintain business interruption insurance under our property and cyber insurance policies, but it may not adequately protect the Company from the adverse effects that could be caused by significant disruptions in the Company’s distribution facilities. In addition, the Company’s distribution capacity is dependent on the timely performance of services by third parties, including the transportation of product to and from its distribution facilities. If we encounter problems with our distribution system, our ability to meet customer expectations, manage inventory, complete sales and achieve operating efficiencies could be materially adversely affected.

Supply chain disruptions could interrupt product manufacturing and global logistics and increase product and transportation costs.

Our business depends on our ability to source and distribute products in a timely manner. We continue to proactively mitigate any effects of future disruptions by expanding and reallocating production capacity with our existing sourcing partners and onboarding new long-term partners to diversify our country-level manufacturing footprint. We plan to continue growing our distribution network to support our long-term strategic objectives but have experienced and may continue to experience headwinds in connection with these efforts. Failure to adequately produce and timely ship our products to customers could lead to lost potential revenue, failure to meet consumer demand, strained relationships with customers and diminished brand loyalty.

Port congestion, temporary closures, vessel availability and reliability, worker shortages, government-imposed restrictions, such as border closures and shipment restrictions, as well as trade policy changes, may disrupt the operations of our independent manufacturers and suppliers as well as those of our warehouses and distribution centers, and may increase the global lead-time for shipments of our products. In addition, geopolitical conflicts have and could in the future bring about disruption, and volatility in global markets, supply chains, and logistics, which could in turn adversely affect our business operations and financial performance.

Elevated inventory levels, combined with the uneven flow of receipts and shipments, could cause further capacity pressures within our US warehouses suppliers. These pressures may be exacerbated by labor disputes that affect our partners, which create significant risk for our business, particularly if such disputes result in work slowdowns, strikes, or other disruptions. As we manage product availability from disruptions, the timing of sales to our partners and consumers may be affected, which may result in an increased risk of order cancellations.

The Company’s direct-to-consumer business includes risks that could have an adverse effect on its results of operations.

The Company sells merchandise direct to consumer through retail stores and e-commerce sites. Its direct-to-consumer business is subject to numerous risks that could have a material adverse effect on its results. Risks include, but are not limited to, (i) U.S. or international resellers purchasing merchandise and reselling it outside the Company’s control, (ii) failure or interruption of the systems that operate the stores and websites, and their related support systems, including due to computer viruses, theft of consumer information, privacy concerns, telecommunication failures, electronic break-ins and similar disruptions, technical malfunctions, and natural disasters or other causes, (iii) retail and credit card fraud and theft, (iv) risks related to the Company’s direct-to-consumer distribution centers and processes, (v) shift in consumer preferences away from retail stores, and (vi) loss of inventory due to damage, theft (including from organized retail crime), and other causes. Risks specific to the Company’s e-commerce business also include (i) difficulty in recreating the in-store experience through e-commerce channels, (ii) liability for online content, (iii) changing patterns of consumer behavior and not keeping up with new online selling models, (iv) intense competition from online retailers, and (v) online fraud. The Company’s failure to successfully respond to these risks might adversely affect sales in its e-commerce business, as well as damage its reputation and brands.

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The Company may be unable to protect its trademarks and other intellectual property rights.

The Company’s trademarks and other intellectual property rights are important to its success and its competitive position. The Company is susceptible to others copying its products and infringing its intellectual property rights, especially with the shift in product mix to higher priced brands and innovative new products in recent years. and infringement.

The Company’s trademarks, trade names, copyrights, patents, trade secrets and other intellectual property are important to the Company’s success. Counterfeiting of the Company’s products or infringement on its intellectual property rights could diminish the value of our brands and adversely affect the Company’s revenues. Actions we have taken to establish and protect the Company’s intellectual property rights may not be adequate in preventing the copying of its products by others or preventing others from seeking to invalidate its trademarks or block sales of the Company’s products as a violation of the trademarks and intellectual property rights of others. In addition, unilateral actions in the U.S. or other countries, including changes to or the repeal of laws recognizing trademark or other intellectual property rights, could have an impact on the Company’s ability to enforce those rights.

The value of the Company’s intellectual property could diminish if others assert rights in or ownership of trademarks and other intellectual property rights of the Company, or trademarks that are similar to the Company’s trademarks, or trademarks that the Company licenses from others. We may be unable to successfully resolve these types of conflicts to our satisfaction. In some cases, there may be trademark owners who have prior rights to the Company’s trademarks because the laws of certain foreign countries may not protect intellectual property rights to the same extent as do the laws of the U.S. In other cases, there may be holders who have prior rights to similar trademarks.

There have been, and there may in the future be, opposition and cancellation proceedings from time to time with respect to some of the Company's intellectual property rights. In some cases, litigation may be necessary to protect or enforce our trademarks and other intellectual property rights. Furthermore, third parties may assert intellectual property claims against us, and we may be subject to liability, required to enter into costly license agreements, if available at all, required to rebrand our products and/or prevented from selling some of our products if third parties successfully oppose or challenge our trademarks or successfully claim that we infringe, misappropriate or otherwise violate their trademarks, copyrights, patents or other intellectual property rights. Bringing or defending any such claim, regardless of merit, and whether successful or unsuccessful, could be expensive and time-consuming and have a negative effect on the Company's business, reputation, results of operations and financial condition.

We rely on technical innovation to compete in the market for our products.

Our success relies in part on our continued innovation in both the materials we use and the design of our footwear. In particular, our Xero Shoes® brand maintains its competitiveness through continuous product innovation and timely introduction of new features and technologies that align with current and emerging consumer expectations. Also, we continue to invest in research and development to increasingly incorporate preferred materials in our products as part of our sustainability efforts. Although we continue to refine our materials and develop new properties for specific applications, if we fail to introduce technical innovation in our products or experience issues with the quality of our products or materials, consumer demand for our products could decline and we may experience reputational damage. Further, as our brands transition to suppliers with recycled, renewable, regenerated, and certified/natural materials (preferred materials), we may be subject to increased costs or supply constraints, which could reduce our sales and profitability and have a material adverse effect on our financial condition and results of operations.

We may not succeed in implementing our growth strategies, in which case we may not be able to take advantage of certain market opportunities and may become less competitive.

As part of our overall growth strategy, we are continually seeking out opportunities to enhance the positioning of our brands, diversify our product offerings, extend our brands into complementary product categories and markets, expand geographically, optimize our retail presence both in stores and online, and improve our financial performance and operational efficiency. Our future growth depends in part on our expansion efforts outside of North America (international growth strategy). Failure to effectively implement our growth strategies and develop our business in new international markets, or disappointing growth within existing markets, could negatively affect our revenues and rate of growth and result in our business becoming less competitive. In addition, taking steps to implement our growth strategies could have a number of negative effects, including increasing our working capital needs, causing us to incur costs without any corresponding benefits, and diverting management time and resources away from our existing business.

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Risk Factors Related to the Legal Regulatory and Compliance

The Company’s operations and earnings may be affected by legal, regulatory, political and economic uncertainty and risks.

Our ability to maintain the current level of operations in our existing markets and to capitalize on growth in existing and new markets is subject to legal, regulatory, political and economic uncertainty and risks. These include the burdens of complying with U.S. and international laws and regulations, and changes in regulatory requirements. Changes in regulatory, geopolitical policies and other factors may adversely affect the Company’s business, results of operations and financial condition or may require us to modify our current business practices. While enactment of any such change is not certain, if such changes were adopted or if we failed to anticipate and mitigate the impact of such changes, our costs could increase, which would reduce our earnings. Any such change could adversely affect worldwide economic and market conditions and could contribute to instability in global financial and foreign exchange markets.

As a result of our global operations, we are subject to a number of risks impacting our employees working outside the U.S., including regulations that may differ from or be more stringent than analogous U.S. regulations, political or economic instability, cross-border political tensions and challenges in effectively managing employees in foreign jurisdictions. The Company is subject to increased tax and regulatory risks related to employees working remotely or otherwise in a tax location other than their normal work location or residential state or country. These changes have created, and continue to create, challenges in managing our tax and regulatory compliance as well as acquiring and retaining cross-border talent, which could adversely affect our business, results of operations and financial condition.

Our business is subject to national, state and local laws and regulations for environmental, consumer protection, corporate governance, competition, employment, privacy, safety and other matters. The costs of compliance with, or the violation of, such laws and regulations by the Company or by independent suppliers who manufacture products for the Company could have an adverse effect on our operations and cash flows, as well as on our reputation.

Our business is subject to comprehensive national, state and local laws and regulations on a wide range of matters such as environmental, climate risk, consumer protection, social, employment, privacy, safety and other matters. The Company could be adversely affected by costs of compliance with or violations of those laws and regulations. In addition, while we do not control their business practices, we require third-party suppliers to operate in compliance with applicable laws, rules and regulations regarding working conditions, safety, employment practices, the environment and other areas. The costs of products purchased by the Company from independent contractors could increase due to the costs of compliance by those contractors.

Failure by the Company or its third-party suppliers to comply with such laws and regulations, as well as with ethical, social, product, safety, labor and environmental standards, or related political considerations, could result in a material adverse effect on our financial condition, results of operations or cash flows, including resulting in interruption of finished goods shipments to the Company, extensive remediation efforts, cancellation of orders by customers and termination of relationships. If the Company or one of our independent contractors violates labor or other laws, implements improper labor or other business practices or takes other actions that are generally regarded as unethical, it could result in unwanted or negative media attention, jeopardize our reputation and potentially lead to various adverse consumer actions, including boycotts that may reduce demand for the Company’s merchandise. Damage to the Company’s reputation or loss of consumer confidence for any of these or other reasons could have a material adverse effect on the Company’s results of operations, financial condition and cash flows, as well as require additional resources to rebuild the Company’s reputation.

Our operations are also subject to compliance with the U.S. Foreign Corrupt Practices Act (the “FCPA”) and other anti-bribery laws applicable to our operations. Although we have policies and procedures to address compliance with the FCPA and similar laws, there can be no assurance that all of our employees, agents and other partners will not take actions in violation of our policies. Any such violation could subject us to sanctions or other.

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Changes to U.S. or international trade policy, tariff and import/export regulations or our failure to comply with such regulations may have a material adverse effect on our reputation, business, financial condition and results of operations.

Changes in U.S. or international social, political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in the territories or countries where we currently sell our products or conduct our business, as well as any negative sentiment toward the U.S. as a result of such changes, could adversely affect our business. For example, the U.S. government has instituted changes in trade policies imposing higher tariffs on imports into the U.S. Tariffs and other changes in U.S. trade policy have in the past triggered, are currently triggering and could continue to trigger retaliatory actions by affected countries, and certain foreign governments have instituted, considered or are considering imposing retaliatory measures on certain U.S. goods. The Company, similar to many other multinational corporations, does a significant amount of business that is impacted by changes to the trade policies of the U.S. and foreign countries (including governmental action related to tariffs, international trade agreements, or economic sanctions). Such changes have the potential to adversely impact the U.S. economy or certain sectors thereof, our industry and the global demand for our products, and as a result, could have a material adverse effect on our business, financial condition and results of operations. In addition, the Uyghur Forced Labor Prevention Act and other similar laws may lead to greater supply chain compliance costs and delays to us and to our suppliers and customers.

Changes in tax laws could increase our worldwide tax rate and tax liabilities and materially affect our financial position and results of operations.

We are subject to taxation in the U.S. and numerous foreign jurisdictions. Many countries in the EU and around the globe have adopted and/or proposed changes to current tax laws. These changes include rules published by the Organisation for Economic Co-operation and Development (“OECD”) to address tax challenges arising from the digitization of the economy (i.e., Global Anti Base Erosion (“GloBE”) rules and Subject to Tax Rule (“STTR”) or “Pillar Two”) and are expected to increase our tax obligations and compliance costs in the countries where the Company operates. Due to the large scale of our U.S. and international business activities, many of these enacted and proposed changes to the taxation of our activities is expected to increase our worldwide effective tax rate and harm our financial position and results of operations.

We may have additional tax liabilities from new or evolving government or judicial interpretation of existing tax laws.

As a global company, we determine our income tax liability in various tax jurisdictions based on an analysis and interpretation of U.S. and international tax laws and regulations. This analysis requires a significant amount of judgment and estimation and is often based on various assumptions about the future actions of tax authorities. These determinations are the subject of periodic U.S. and international tax audits and court proceedings. In particular, tax authorities and the courts have increased their focus on income earned in no- or low-tax jurisdictions or income that is not taxed in any jurisdiction. Tax authorities have also become skeptical of special tax rulings provided to companies offering lower taxes than may be applicable in other countries.

Although we accrue for uncertain tax positions, our accrual may be insufficient to satisfy unfavorable findings. Unfavorable audit findings, or court interpretations (involving the Company or other companies with similar tax profiles) may result in payment of taxes, fines and penalties for prior periods and higher tax rates in future periods, which may have a material adverse effect on our financial condition, results of operations or cash flows.

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Risks Related to Technology, Data Security and Privacy

The Company relies significantly on information technology. Any inadequacy, interruption, operational failure or security failure of this technology could harm the Company’s ability to effectively operate its business.

Our ability to effectively manage and operate our business depends significantly on information technology systems. We rely heavily on information technology to track sales and inventory and manage our supply chain. We are also dependent on information technology, including the Internet, for our direct-to-consumer sales, including our e-commerce operations and retail business credit card transaction authorization. Despite our preventative efforts, our systems and those of third parties on which we rely are frequently targeted by cyberattacks of varying levels of severity. These systems may be vulnerable to damage, failure or interruption, and the data that they hold may be vulnerable to encryption or theft, due to cyberattacks, malicious programs, data security incidents, technical malfunctions, natural disasters or other causes, or in connection with upgrades to our system or the implementation of new systems. Some of our systems are older and are no longer supported by the original manufacturer. The failure of our systems and those of third parties on which we rely to operate effectively or remain innovative, our inability to keep up with rapid technological change (including the successful utilization of data analytics, artificial intelligence ("AI") and machine learning), problems with transitioning to upgraded or replacement systems, difficulty in integrating new systems or systems of acquired businesses or a breach in security of these systems has, and in the future could again, adversely impact the operations of the Company’s business. These impacts could affect, among other things, our reputation, management of inventory, ordering and replenishment of products, sourcing and distribution of products, retail store and e-commerce operations, retail business credit card transaction authorization and processing, corporate email communications and our interaction with the public on social media, and did affect our management of inventory, ordering and replenishment of products, sourcing and distribution of products, retail store and e-commerce operations, and corporate email communications. Moreover, failure to provide effective digital (including omni-channel) capabilities and information technology infrastructure could result in an inability to meet current and future business needs and a resulting loss of brand competitiveness, leading to loss of revenue and market share and decreased business agility.

Cybersecurity threats and the techniques used in cyberattacks change, develop and evolve rapidly, including from emerging technologies, such as advanced forms of AI. We may fail to adapt as quickly as necessary to meet the rapidly changing threat environment.

A security breach or disruption to our IT systems could materially harm our business, disrupt our operations, or result in unauthorized disclosure of sensitive information, which could damage our relationships, expose us to litigation or regulatory proceedings, or harm our reputation, any of which could materially adversely affect our business and results of operations.

We store and transmit a significant amount of sensitive information, including the personal information of our customers and employees, credit card information, and our proprietary financial, operational, and strategic information. The loss, theft, misuse, or unauthorized disclosure or access to such information could lead to significant reputation or competitive harm, result in litigation, expose us to regulatory proceedings, and cause us to incur substantial losses. As a result, we believe our future success and growth depends, in part, on the ability of our systems, including those utilizing artificial intelligence (AI) such as generative AI, to prevent theft, loss, misuse, or unauthorized access of this information, and to respond quickly and effectively if data security incidents occur. Data privacy and security incidents may prevent us from maintaining the privacy of this information, result in the disruption of our business, and require us to expend significant resources to secure such information and respond to incidents, any of which could materially adversely affect our business, financial condition, or results of operations.

Our success also depends in part on the continued operation of our key business processes, including our IT and global communications systems. We rely on third-party IT service providers for many of our worldwide IT functions, including network, hardware, and software configuration, and on internal networks to support business processes. Any disruption to these systems or networks could, among other things, delay product fulfillment, impede personnel from performing their duties, adversely impact sales, and expose us to significant costs. Further, we could experience information silos and inefficiencies across our organization if we do not invest in appropriate operational systems and processes. If we are unable to structure our systems and processes to respond to changing business needs, or if we or our third-party providers experience a failure in these systems, our ability to accurately forecast sales, report our financial position and results of operations, or otherwise manage and operate our business could be adversely affected.

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The frequency, intensity, and sophistication of cyber and data security incidents have significantly increased in recent years. Like other businesses, we have experienced, and are continually at risk of, attacks and incidents. Our risk and exposure to these matters remains heightened because of, among other things, the evolving nature of these threats, the current global economic and political environment, our prominent size and scale, the advances in computer capabilities and AI, and the interconnectivity and interdependence of third parties to our systems. We expend significant resources on IT and data security tools, and processes designed to protect our IT systems and information, and to ensure an effective response to any attack or incident. Whether these measures are successful, these expenditures could adversely affect our financial condition and results of operations.

Although we take the security of our IT systems seriously, there can be no assurance the measures we employ will prevent unauthorized access to our systems and information. Because the techniques used to obtain unauthorized access to IT systems are constantly evolving, we may be unable to anticipate these techniques or implement adequate protective measures in response. Cyber-attacks or data incidents could remain undetected for some period, which could result in significant harm to our systems, as well as unauthorized access to the information stored on and transmitted by our systems. A cyber-attack or other data security incident could result in significant disruption of our business such that:

  critical business systems become inoperable or require considerable time or cost to restore;
  personnel are unable to perform their duties or communicate with third-party partners;
  it results in the loss, theft, misuse, or unauthorized disclosure of confidential information;
  we are prevented from accessing information necessary to conduct our business;
  we are required to make unanticipated investments in equipment, technology, or security measures;
  customers cannot place or receive orders, and we are unable to timely ship orders or at all; or
  we become subject to other unanticipated liabilities, costs, or claims.

If any of these events were to occur, it could have a material adverse effect on our financial condition and results of operations and result in harm to our reputation. In addition, a cyber-attack or other data incident could put us at a competitive disadvantage, result in the deterioration of our customers’ confidence in our brands, cause our suppliers to reconsider their relationship with us or impose onerous contractual provisions, and subject us to litigation, liability, fines, and penalties. We could be subject to regulatory or other actions pursuant to domestic and international privacy laws, which could result in costly investigations and litigation, civil or criminal penalties, operational changes, and negative publicity that could adversely affect our reputation, as well as our results of operations and financial condition.

If we are found to have violated laws concerning the privacy and security of consumers’ or other individuals’ personal information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.

There are a number of laws protecting the privacy and security of personal information and increased scrutiny by regulators, such as the Federal Trade Commission, and state attorneys general focused on our industry. Such laws include the California Consumer Privacy Act and California Privacy Rights Act, the EU’s General Data Protection Regulation and member state directives, Canada’s Personal Information Protection and Electronic Documents Acts, and China’s Personal Information Protection Law, and limit how we may collect, use, share and store personal information, and they impose obligations to protect that information. Further, we may be subject to new data privacy and security laws and regulations. If we, or any of our service providers who have access to the personal data for which we are responsible, are found to be in violation of the privacy or security requirements of applicable data protection laws, we could be subject to civil or criminal penalties, which could increase our liabilities, harm our reputation, and have a material adverse effect on our business, financial condition, and results of operations. Although we utilize a variety of measures to secure the data that we control, even compliant entities can experience security breaches or have inadvertent failures despite employing reasonable practices and safeguards.

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If the technology-based systems that give our customers the ability to shop or interact with us online do not function effectively, our results of operations, as well as our ability to grow our e-commerce websites globally or to retain our customer base, could be materially adversely affected.

Many of our consumers shop with us through our Company-owned e-commerce websites or through third-party digital marketplaces. Consumer expectations and competitive pressures, including speed of product delivery, shipping charges, return privileges, and other evolving expectations, have increased and are expected to continue to increase. Consumers are increasingly using mobile platforms to shop with us and with our competitors, to do comparison shopping, and to engage with us and our competitors. We are increasingly using social media to interact with our consumers and as a means to enhance their shopping experience. Any failure on our part to provide effective, reliable, secure, user-friendly e-commerce websites that offer a wide assortment of merchandise with rapid delivery options and that continually meet the changing expectations of consumers could place us at a competitive disadvantage, result in the loss of e-commerce and other sales, harm our reputation, have an adverse effect on the growth of our e-commerce websites and have an adverse effect on our business and results of operations. In addition, as use of our digital platforms grows, we will need an increasing amount of technical infrastructure. If we fail to effectively scale and adapt our digital platforms to accommodate increased consumer demand, our business may be subject to interruptions, delays or failures and consumer demand for our products and digital experiences could decline. Risks specific to our Company-owned e-commerce websites also include diversion of sales from our Company-owned retail stores and our retailers’ brick and mortar stores, difficulty in recreating the in-store experience through direct channels and liability for online content. Our failure to successfully respond to these risks could adversely affect e-commerce sales, as well as damage our reputation and brands.

If we are unsuccessful at improving our operational and IT systems and our efforts do not result in the anticipated benefits to us or result in unanticipated disruption to our business, our financial condition and results of operations could be adversely affected, and our business may become less competitive.

We continually strive to improve and automate our operational and IT systems and processes as part of our ongoing effort to improve the overall efficiency and competitiveness of our business. Transitioning to these new or upgraded processes and systems requires significant capital investments and personnel resources. Implementation is also highly dependent on the coordination of numerous employees, contractors and software and system providers. While these efforts have resulted in improvements to our operational systems, we expect to continue to incur expenses to implement additional improvements and upgrades to our systems. Many of these expenditures have been and may continue to be incurred in advance of the realization of any direct benefits to our business. We cannot guarantee that we will be successful at improving our operational systems, adapting to changes in technology, including the successful utilization of data analytics, AI, and machine learning, or that our efforts will result in the anticipated benefits to us. In addition, the integration of emerging technologies, including data analytics, AI, and machine learning, into our systems and processes may require us to address rapidly developing laws and regulations governing AI. We may also experience difficulties in implementing or operating our new or upgraded operational or IT systems, including, but not limited to, ineffective or inefficient operations, significant system failures, system outages, delayed implementation and loss of system availability, which could lead to increased implementation and/or operational costs, loss or corruption of data, delayed shipments, excess inventory and interruptions of operations resulting in lost sales and/or profits. If our operational or IT system upgrades, improvements and associated implementation efforts are not successful, our financial condition and results of operations could be adversely affected, and our business may become less competitive.

The Company is subject to cybersecurity, information security and privacy risks that could negatively affect its business operations, results of operations or reputation.

In the normal course of business, we collect, retain and transmit certain sensitive and confidential information, including payment information and personal information, over public networks. There is a significant concern by consumers and employees over the security of personal information, identity theft and user privacy. Cybersecurity and information security breaches are increasingly sophisticated and can be difficult to detect for long periods of time. Accordingly, if unauthorized parties gain access to our networks or databases or those of third parties on which we rely, they have, and could continue to, be able to steal, publish, delete, hold ransom or modify our private and sensitive information, including payment information, personal information, and confidential or other proprietary business information.

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We are subject to frequent cyberattacks of varying levels of severity and threats to our business from a variety of bad actors, many of whom attempt to gain unauthorized access to, steal or compromise our confidential information and systems. Our facilities and systems, and those of third parties on which we rely, are frequently the target of cyberattacks of varying levels of severity and have been, and may in the future be vulnerable, and we may and have been unable to prevent, anticipate or detect security breaches and data loss.

The Company and its consumers and customers could suffer harm if valuable business data, or employee, consumer, customer and other confidential and proprietary information were corrupted, lost, accessed or misappropriated by third parties due to a cyberattack, a security failure in the Company’s systems, or due to one of our third-party service providers or our employees. Any such breach could require significant expenditures to remediate; could cause damage to our reputation, to confidence in our e-commerce platforms and to our relationships with customers, consumers, employees and third parties on whom we rely; could result in business disruption, negative media attention and lost sales; and has and could expose us to risks of litigation, liability and increased scrutiny from regulatory entities.

In addition, as a result of recent security breaches at a number of prominent retailers and other companies, media and public scrutiny of information security and privacy has become more intense, and the regulatory environment has become increasingly uncertain, rigorous and complex. As a result, we may incur significant costs to comply with laws regarding the privacy and security of personal information, and we may not be able to comply with new data protection laws and regulations being adopted around the world. Any failure to comply with the laws and regulations and consumer expectations surrounding the privacy and security of personal information could subject us to legal and reputational risk, including significant fines and/or litigation for non-compliance in multiple jurisdictions, negative media coverage, diminished consumer confidence and decreased attraction to our brands, any of which could have a negative impact on revenues and profits. In addition, while we maintain cyber insurance policies, those existing insurance policies may not adequately protect the Company from all of the adverse effects and damages that could be caused by a security breach. Moreover, if our employees or business partners, intentionally or inadvertently, misuse consumer data or are not transparent with consumers about how we use their data, our brands, reputation and relationships with consumers could be damaged.

Risks Related to Our Common and Preferred Stock

We will incur increased costs as a result of becoming a public company.

We will be subject to the reporting and compliance requirements of the Exchange Act and other federal securities laws. These requirements will increase our legal, accounting, insurance, and compliance costs and may place significant demands on our management and administrative resources. In addition, we may need to hire additional personnel and implement additional financial and management systems, which could increase our operating expenses.

The is no public market for our common stock; You may not be able to resell your shares.

There is currently no public trading market for our common stock, and we do not expect a public market to develop in the foreseeable future. Our common stock has not been approved for listing on any national securities exchange or automated quotation system, including the Nasdaq Stock Market or the New York Stock Exchange. Because there is no established public trading market for our common stock, the price of our shares may not be indicative of the price that could be obtained in the future if a trading market develops. In the absence of an active trading market, investors may experience significant difficulty selling or otherwise disposing of their shares. Even if a market for our common stock were to develop, there can be no assurance that it will be sustained or that investors will be able to sell their shares at or above the price they paid. Even if a trading market for our common stock develops in the future, the market price of our shares could be highly volatile and may fluctuate significantly in response to a number of factors, many of which are beyond our control, including changes in our financial performance, industry conditions, market perceptions of our business, or broader economic conditions.

Because there is currently no public market for our securities and no assurance that one will develop, an investment in our common stock should be considered illiquid and speculative, and investors should be prepared to bear the economic risk of their investment for an indefinite period of time.

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The Class B Common Stock is non-voting.

The Class B Common Stock is non-voting, so investors in this class of stock will not be able to influence our policies or any other corporate matter, including the election of directors, changes to our Company’s governance documents, expanding the employee option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval.

Our management and principal stockholders will continue to control a significant percentage of our voting power.

Our executive officers, directors, and principal stockholders beneficially own a significant percentage of our outstanding common stock. The Company’s founders, Lena Phoenix and Steven Sashen control 54.63% of the voting power of the Company through their ownership of Class A Common Stock and TZP Group, owners of the Company’s Series A Preferred Stock, control 40.54%. As a result, these stockholders have the ability to influence or control matters requiring stockholder approval, including the election of directors, approval of mergers or other significant corporate transactions, and amendments to our organizational documents. This concentration of ownership may delay or prevent a change in control of our Company and may discourage potential acquirers from making an offer to acquire us.

We do not currently intend to pay dividends on our common stock.

We currently intend to retain any future earnings to fund the development and growth of our business. As a result, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Accordingly, investors seeking immediate cash returns on their investment should not purchase our common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, and other factors.

Risks Related to Our Outstanding Preferred Stock

Holders of our outstanding preferred stock have rights, preferences, and privileges that are senior to those of our common stock.

We currently have shares of preferred stock outstanding that have rights, preferences, and privileges that are senior to those of our common stock. These rights may include, among other things, preferential dividend rights, liquidation preferences, conversion rights, voting rights, and other contractual protections. As a result, holders of our preferred stock may receive distributions or other payments before any distributions are made to holders of our common stock.

In the event of our liquidation, dissolution, or winding up, holders of preferred stock will generally be entitled to receive a specified liquidation preference before any payments are made to holders of our common stock. This preference could reduce or eliminate the amount that holders of common stock would otherwise receive upon a liquidation event.

The conversion of our outstanding preferred stock could significantly dilute the ownership interests of holders of our common stock.

Our outstanding preferred stock may be convertible into shares of our common stock upon the occurrence of certain events or at the option of the holders of such preferred stock. If the preferred stock is converted into common stock, the number of shares of common stock outstanding would increase, which could result in substantial dilution to the ownership interests and voting power of existing holders of our common stock.

In addition, certain anti-dilution adjustments or other protective provisions contained in the terms of the preferred stock may result in the issuance of additional shares of common stock upon conversion, which could further dilute the ownership interests of our common stockholders.

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Our Series A preferred stockholders may have voting rights that could influence the outcome of matters submitted to stockholders.

Holders of our Series A preferred stock have voting rights that allow them to vote together with holders of our common stock on certain matters or as a separate class on specified matters. As a result, preferred stockholders may be able to influence the outcome of matters requiring stockholder approval, including the election of directors, amendments to our organizational documents, or approval of significant corporate transactions.

This concentration of voting power could result in decisions that differ from the preferences of holders of our common stock.

Our outstanding preferred stock could adversely affect the value and market price of our common stock.

The existence of outstanding preferred stock and the rights associated with such securities may make our common stock less attractive to investors. Investors in our common stock may perceive the preferential rights of the preferred stockholders as increasing the risk associated with an investment in our common stock.

In addition, the potential conversion of preferred stock into common stock and the resulting increase in the number of outstanding shares could place downward pressure on the market price of our common stock if a public trading market develops.

Item 2. Financial Information.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes included elsewhere herein and in our consolidated financial statements.

In addition to our consolidated financial statements, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. See “Forward-Looking Statements” and “Item 1A. Risk Factors” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Results of Operations

Components of Results of Operations

Revenue

The Company generates revenue primarily from the sale of footwear and related products, including minimalist casual and performance shoes, boots, sandals, and do-it-yourself sandal kits sold under the Xero Shoes® brand. Revenue is generated through three principal channels: (i) direct-to-consumer sales through the Company's website; (ii) sales through third-party online platforms, principally Amazon; and (iii) wholesale and distribution sales to retailers and international distribution partners. The Company reports revenue across two operating segments: North American operations, which includes all foreign distributors outside of Europe, and European operations, which includes the European Union countries and Middle Eastern wholesale accounts.

Revenue is recognized in accordance with ASC 606, Revenue from Contracts with Customers, when control of the promised goods is transferred to the customer, which generally occurs upon shipment, in an amount that reflects the consideration the Company expects to receive in exchange for those goods. Shipping and handling fees billed to customers are included in revenue. Sales taxes collected from customers are excluded from revenue and recorded as a liability until remitted to the applicable taxing authorities. The Company records an accrual for estimated product returns and warranty claims at the time revenue is recognized, based on historical experience, current trends, and management's judgment; this allowance has historically ranged between approximately 12% and 15% of gross revenue.

For certain international distributor orders, customers remit a portion or all of the purchase price in advance of shipment. These advance payments are recorded as contract liabilities (customer deposits) until the related performance obligations are satisfied through shipment.

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Cost of Revenue

Cost of revenue consists primarily of the cost of finished goods purchased from third-party manufacturers for resale, inbound freight and duties, and inventory adjustments, including write-downs for damaged, obsolete, or slow-moving inventory. Cost of revenue also includes outbound shipping and handling costs, credit card and merchant account processing fees, depreciation expense on the Company's footwear molds and lasts, and warehousing costs associated with the Company's U.S. distribution facility and third-party logistics providers in the Czech Republic, the United Kingdom.

Gross Profit

Gross profit is calculated as revenue less cost of revenue. The Company's gross profit and gross margin are influenced by a number of factors, including product mix, channel mix between direct-to-consumer, third-party platform, and wholesale/distributor sales, promotional activity and discounting, inbound freight and duty rates, foreign currency exchange rates, and inventory reserve and write-down activity.

Operating Expenses

Operating expenses consist of general and administrative expenses, sales and marketing expenses, research and development expenses, and operations expenses.

General and Administrative. General and administrative expenses consist primarily of personnel-related costs (including salaries, benefits, and stock-based compensation) for executive, finance, accounting, legal, human resources, information technology, and other administrative personnel; professional fees for legal, accounting, audit, and consulting services; insurance; facilities and occupancy costs not allocated to cost of revenue or operations; depreciation and amortization (other than depreciation included in cost of revenue); management fees paid to TZP Group Investments Manager, LP under the Company's management services arrangement; and other general corporate expenses. The Company expects general and administrative expenses to increase in absolute dollars as it incurs the additional costs associated with operating as a public reporting company, including increased legal, audit, insurance, investor relations, and compliance-related expenses.

Sales and Marketing. Sales and marketing expenses consist primarily of digital advertising and other paid marketing activities, content creation, affiliate and influencer marketing program costs, trade show and event expenses, personnel-related costs (including salaries, benefits, and stock-based compensation) for employees engaged in marketing, sales, and related overhead. Advertising costs are expensed as incurred.

Research and Development. Research and development expenses consist primarily of personnel-related costs for employees engaged in product design, development, and testing, prototype and sample costs, and outside services. Research and development costs are expensed as incurred.

Operations. Operations expenses consist primarily of customer service costs and dedicated warehousing expenses required to maintain inventory levels needed to support customer demand. A portion of operations expense related to the handling of incoming inventory is allocated to cost of revenue

Other Income (Expense), Net

Other income (expense), net consists primarily of interest expense related to the Company's outstanding borrowings under its credit facility, interest income earned on cash balances, foreign currency transaction gains and losses, and gains and losses on the disposal of assets.

Provision for (Benefit from) Income Taxes

The Company is subject to income taxes in the United States (federal and state) and in foreign jurisdictions in which its subsidiaries operate, including the Netherlands, the Czech Republic, and the United Kingdom. The provision for (benefit from) income taxes consists of current and deferred federal, state, and foreign income taxes. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities. The Company evaluates the realizability of its deferred tax assets on a regular basis and establishes a valuation allowance when it is more likely than not that some or all of the deferred tax assets will not be realized.

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Comparison of the Three Months Ended March 31, 2026 and 2025

Three Months Ended March 31, 2026 Compared with the Three Months Ended March 31, 2025

Our operating results for the three months ended March 31, 2026 and 2025 are summarized as follows:

	Three Months Ended
	March 31, 2026	March 31, 2025	Difference

Revenue	$15,983,170	$15,231,278	$751,892
Cost of revenue - product costs	6,483,128	6,746,521	(263,393)
Cost of revenue - fulfillment costs	1,854,456	2,151,374	(296,918)
Operating expense	(6,848,224)	(7,116,378)	268,154
Other income (expense)	(138,636)	(653,840)	515,204
Provision for income taxes	186,123	275,260	(89,137)
Net loss	$472,603	$(1,712,095)	$2,184,698

Revenue

Revenue for the three months ended March 31, 2026 was $15,983,170, an increase of $751,892, or 4.9%, compared to $15,231,278 for the three months ended March 31, 2025. The increase reflected growth in the Company’s North American operations and in its wholesale and distributor channel, partially offset by lower European revenue. The comparability of revenue between the two periods was also affected by shifts in the Company’s sales mix. The prior-year period included first-party sales through the Company’s Amazon seller-central channel, substantially all of which had transitioned to sales through a distributor partner by the current period; the Company records sales to that distributor partner within its wholesale and distributor channel. In addition, the prior-year period reflected a higher proportion of inventory-liquidation and clearance-related direct-to-consumer sales, whereas the current period reflected a greater proportion of full-price direct-to-consumer sales supported by more targeted promotional and discounting activity. Together, these shifts contributed to improved realized pricing and gross margin in the current period, as discussed below.

By geographic segment, North American revenue increased $1,509,451, or 13.8%, to $12,453,687 for the three months ended March 31, 2026 from $10,944,236 for the three months ended March 31, 2025, driven primarily by growth in the Company’s wholesale and distributor channel, including increased sales to the distributor partner now servicing the Company’s former Amazon volume. European revenue decreased $757,559, or 17.7%, to $3,529,483 for the three months ended March 31, 2026 from $4,287,042 for the three months ended March 31, 2025, reflecting the wind-down of the Company’s United Kingdom direct operations, which had contributed revenue in the prior-year period, and softer consumer demand in the Company’s European direct-to-consumer business.

Gross product sales (before returns, discounts, and shipping revenue) were $17,798,741 for the three months ended March 31, 2026, essentially unchanged from $17,644,610 for the three months ended March 31, 2025. The increase in net revenue was driven primarily by a $1,176,384 reduction in customer returns, allowances, and chargebacks, which declined to $1,315,973 from $2,492,357. The decline was attributable primarily to a shift in the Company's sales mix toward wholesale and distributor partners, which generate substantially fewer returns than direct-to-consumer sales. This shift resulted from the transition of the Company's Amazon business, which previously sold to consumers through the Company's platform channel, to a distributor model, as well as the addition of new distributor partners in international markets in which the Company does not operate directly, which broadened the geographic reach of the Company's brand. The reduction in returns also reflected a refinement of the Company's direct-to-consumer return policy, which reduced the return window from 60 days in both the United States and Europe in the prior-year period to 30 days in the United States and 45 days in Europe in the current period. Discounts increased to $742,514 from $509,460. The prior-year period's discounting was concentrated in the liquidation of aged inventory, whereas the current-period discounting was directed toward new-customer acquisition, introducing first-time customers to the Company's minimalist footwear and expanding the brand's reach to consumers it had not previously served. Shipping revenue billed to customers, which is included in revenue, decreased to $242,916 from $588,485, reflecting the Company's continued use of free-shipping promotions, including free shipping on orders above a minimum threshold, which increased average order value relative to the prior-year period.

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Cost of Revenues

Cost of revenue for the three months ended March 31, 2026 was $8,337,584, a decrease of $560,311, or 6.3%, compared to $8,897,895 for the three months ended March 31, 2025. Cost of revenue consisted of $6,483,128 of product cost in the 2026 period, compared to $6,746,521 in the 2025 period, and $1,854,456 of fulfillment cost in the 2026 period, compared to $2,151,374 in the 2025 period.

Gross profit for the three months ended March 31, 2026 was $7,645,586, or 47.8% of revenue, compared to $6,333,383, or 41.6% of revenue, for the three months ended March 31, 2025, an increase of $1,312,203, or 20.7%, and gross-margin expansion of approximately 6.3 percentage points. The improvement in gross margin primarily reflected a shift in the Company’s direct-to-consumer sales toward full-price product , together with a more favorable overall channel mix that included a higher proportion of wholesale and distributor sales carrying lower per-unit fulfillment costs and lower return rates.

Operating Expenses

Total operating expenses for the three months ended March 31, 2026 were $6,848,224, a decrease of $268,154, or 3.8%, compared to $7,116,378 for the three months ended March 31, 2025. The decrease reflected the full-period benefit of the workforce reductions and organizational restructuring completed during the first half of 2025, as well as the transition of the Company's Amazon business to a distributor model, which shifted the related fulfillment, advertising, and marketing costs to the distributor partner.

General and Administrative. General and administrative expenses for the three months ended March 31, 2026 were $1,519,698, an increase of $83,868, or 5.8%, compared to $1,435,830 for the three months ended March 31, 2025. The increase primarily reflected higher insurance, professional, audit, and compliance costs associated with the Company becoming a reporting company under the Exchange Act.

Sales and Marketing. Sales and marketing expenses for the three months ended March 31, 2026 were $3,750,162, a decrease of $237,396, or 6.0%, compared to $3,987,558 for the three months ended March 31, 2025. Sales and marketing expense as a percentage of revenue was 23.5% in the 2026 period compared to 26.2% in the 2025 period, reflecting improved leverage of the Company’s marketing investment.

Research and Development. Research and development expenses for the three months ended March 31, 2026 were $540,485, an increase of $140,115, or 35.0%, compared to $400,370 for the three months ended March 31, 2025. The increase reflected continued investment in product design and development supporting the Company’s strategic investment in product.

Operations. Operations expenses for the three months ended March 31, 2026 were $1,037,879, a decrease of $254,741, or 19.7%, compared to $1,292,620 for the three months ended March 31, 2025. The decrease primarily reflected efficiencies in customer service and distribution and the reduced operational complexity associated with the Company’s channel shift.

Income (Loss) from Operations

As a result of the foregoing, the Company generated income from operations of $797,362 for the three months ended March 31, 2026, compared to a loss from operations of $782,995 for the three months ended March 31, 2025, an improvement of $1,580,357.

Total other expense, net for the three months ended March 31, 2026 was $138,636, a decrease of $515,204, or 78.8% , compared to $653,840 for the three months ended March 31, 2025. The decrease was driven primarily by the absence in the 2026 period of a $406,719 loss on settlement recognized in the prior-year period, together with lower interest expense and a smaller net foreign currency and other expense.

Interest Expense. Interest expense for the three months ended March 31, 2026 was $88,791, a decrease of $19,648, or 18.1%, compared to $108,439 for the three months ended March 31, 2025, reflecting lower average outstanding borrowings under the Company’s credit facilities during the 2026 period.

Loss on Settlement. There was no loss on settlement for the three months ended March 31, 2026, compared to $406,719 for the three months ended March 31, 2025.

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Other Income (Expense). Other income (expense), net was an expense of $49,845 for the three months ended March 31, 2026, compared to a net expense of $138,682 for the three months ended March 31, 2025. The change primarily reflected fluctuations in foreign currency transaction gains and losses.

Provision for Income Taxes

The Company recorded a provision for income taxes of $186,123 for the three months ended March 31, 2026, compared to $275,260 for the three months ended March 31, 2025. The provision for the 2026 period reflects the application of the Company’s estimated annual effective tax rate to pre-tax income, taking into account the Company’s valuation allowance position, and represents an effective tax rate of approximately 28%.

Net Income (Loss)

As a result of the foregoing, the Company recorded net income of $472,603 for the three months ended March 31, 2026, compared to a net loss of $1,712,095 for the three months ended March 31, 2025, an improvement of $2,184,698.

Liquidity and Capital Resources

Overview

The Company has historically funded its operations through cash generated from operations, borrowings under its credit facilities, and proceeds from the issuance of equity securities. As of March 31, 2026, the Company had cash and cash equivalents of $5,598,365, compared to $10,134,276 as of December 31, 2025, a decrease of $4,535,911. As of March 31, 2026, the Company had $5,500,201 outstanding under its revolving credit facility with Wells Fargo, compared to $4,000,000 outstanding under its revolving credit facility with JPMorgan Chase as of December 31, 2025.

In February 2026, the Company entered into a new credit agreement with Wells Fargo providing for a revolving commitment of $12,000,000 with a maturity date of February 5, 2029. The Company drew on the new Wells Fargo facility to repay its outstanding revolving commitment with JPMorgan Chase, which had matured in February 2026, and for working capital purposes. The Wells Fargo facility increased the Company's borrowing capacity by $8,000,000 compared to the prior JPMorgan Chase facility and extended the Company's debt maturity profile.

The Company believes that its current cash and cash equivalents, anticipated cash flows from operations, and available borrowing capacity under the Wells Fargo credit facility are sufficient to fund its operations and capital requirements for at least the next twelve months. The Company's future liquidity needs will depend on a number of factors, including the rate of growth in its business, the timing of inventory purchases and other working capital requirements, capital expenditures, debt service obligations, and the costs and timing of any future strategic initiatives.

Working Capital

As of March 31, 2026, the Company had working capital of $16,565,625, calculated as total current assets of $30,331,364 less total current liabilities of $13,765,739. This compares to working capital of $16,425,904 as of December 31, 2025, calculated as total current assets of $36,298,372 less total current liabilities of $19,872,468, an increase of $139,721. The modest change reflected substantial reductions in both current liabilities and current assets that largely offset one another. Current liabilities decreased $6,106,729, primarily reflecting a $7,191,311 reduction in accounts payable and accrued expenses, which had been elevated at December 31, 2025 in connection with the timing of inventory receipts and vendor payments, partially offset by a $1,284,115 increase in net borrowings under the Company's line of credit. Current assets decreased $5,967,008, primarily reflecting a $6,067,328 decrease in inventory in transit, as in-transit goods were received into inventory, and a $4,535,911 decrease in cash, partially offset by a $2,816,639 increase in inventory for the Company's Fall/Winter 2026 product build and a $1,780,580 increase in accounts receivable.

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Cash Flows

	Three Months Ended March 31,
	2026	2025

Net cash (used in) provided by operating activities	$(5,256,101)	$1,381,332
Net cash used in investing activities	(75,123)	(139,938)
Net cash provided by financing activities	1,261,470	4,830,461
Effect of foreign currency translation	(466,157)	586,790
Change in cash	$(4,535,911)	$6,658,645

During the three months ended March 31, 2026, net cash used in operating activities was $5,256,101, as compared to net cash provided by operating activities of $1,381,332 for the three months ended March 31, 2025. The Company recorded net income of $472,602 during the 2026 period, as compared to a net loss of $1,712,095 during the 2025 period.

Net income for the three months ended March 31, 2026 was adjusted for non-cash items including $140,266 of deferred taxes, $106,504 of depreciation and amortization, $40,046 of stock-based compensation, and $14,891 of credit loss expense. Non-cash items for the three months ended March 31, 2025 consisted primarily of $114,764 of depreciation and amortization and the write-off of $406,719 of cash determined to be unrecoverable.

Changes in operating assets and liabilities used cash during the three months ended March 31, 2026, reflecting a $7,191,311 decrease in accounts payable and accrued expenses, as the Company paid down vendor balances that had been elevated at December 31, 2025, as compared to a decrease of $1,020,021 in the prior-year period. Inventory increased by $2,816,645 in connection with the Company's Fall/Winter 2026 product build, as compared to an increase of $2,479,206 in the prior-year period, and accounts receivable increased by $1,795,471, as compared to an increase of $920,020 in the prior-year period. Customer deposits decreased by $406,842, as compared to an increase of $402,630 in the prior-year period, and prepaid expenses increased by $88,431, as compared to an increase of $203,687 in the prior-year period. These amounts were partially offset by a $6,067,328 decrease in inventory in transit, as in-transit goods were received into inventory, as compared to a decrease of $6,410,237 in the prior-year period.

Operating Activities

Net cash used in operating activities for the three months ended March 31, 2026 was $5,256,101, compared to net cash provided by operating activities of $1,381,332 for the three months ended March 31, 2025, a decrease of $6,637,433. The decrease primarily reflected changes in working capital, including a $7,191,311 reduction in accounts payable and accrued expenses as the Company paid down vendor balances that had been elevated at December 31, 2025, a $2,816,645 increase in inventory in connection with the Company's Fall/Winter 2026 product build, and a $1,795,471 increase in accounts receivable, partially offset by the Company's net income of $472,603 for the three months ended March 31, 2026, as compared to a net loss of $1,712,095 for the three months ended March 31, 2025.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2026 was $75,123, compared to $139,938 for the three months ended March 31, 2025. Investing activities in the 2026 period consisted of $53,219 of additions to intangible assets, consisting primarily of capitalized costs associated with the Company's patent and trademark portfolio, and $21,904 of purchases of property and equipment, consisting primarily of footwear molds and other manufacturing assets. By comparison, in the 2025 period the Company invested $38,397 in intangible assets and $101,541 in property and equipment.

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Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2026 was $1,261,470, compared to $4,830,461 for the three months ended March 31, 2025. Financing activities in the 2026 period consisted of $5,261,470 of net borrowings under the Company's revolving line of credit, partially offset by $4,000,000 used to repay the Company's maturing revolving commitment with JPMorgan Chase. Financing activities in the 2025 period consisted primarily of $4,930,461 of net proceeds from the issuance of Senior Preferred Stock to TZP Group Investments, L.P., partially offset by $100,000 of repayments on the Company's term loan.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on its financial condition, results of operations, liquidity, capital expenditures, or capital resources.

Indebtedness

On February 5, 2026, the Company entered into a credit agreement with Wells Fargo providing for a revolving commitment of $12,000,000 with a maturity date of February 5, 2029. The Company utilized a portion of the facility to repay its maturing revolving commitment with JPMorgan Chase. As of March 31, 2026, the Company had $5,500,201 outstanding under the Wells Fargo revolving commitment. Borrowings under the credit agreement are secured by substantially all of the assets of the Company.

The Company's prior credit agreement with JPMorgan Chase, which included a $4,000,000 revolving commitment, matured in February 2026 and was repaid in full. Total interest expense was $88,791 for the three months ended March 31, 2026, compared to $108,439 for the three months ended March 31, 2025.

Lease Obligations

The Company leases its corporate office in Broomfield, Colorado and a warehouse facility in Denver, Colorado, along with certain office equipment, under operating lease agreements. As of March 31, 2026, the Company had operating lease right-of-use assets of $2,010,626 and total operating lease liabilities of $2,213,276, consisting of $826,729 of current lease liabilities and $1,386,547 of long-term lease liabilities. The Company's operating leases expire at various dates through 2031. See the notes to the condensed consolidated financial statements for additional information regarding future minimum lease payments.

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Comparison of the Years Ended December 31, 2025 and 2024

Year Ended December 31, 2025 Compared with the Year Ended December 31, 2024

Our operating results for the years ended December 31, 2025 and 2024 are summarized as follows:

	Years Ended
	December 31, 2025	December 31, 2024	Difference

Revenue	$64,688,005	$67,623,883	$(2,935,878)
Cost of revenue – product costs	26,435,483	23,305,460	3,130,023
Cost of revenue – fulfillment costs	8,910,540	10,968,491	(2,057,951)
Operating expense	(30,090,360)	(33,571,834)	3,481,474
Other income (expense)	(1,235,543)	(720,118)	(515,425)
Provision for income taxes	387,987	(178,182)	566,169
Net loss	$(2,371,908)	$(763,837)	$(1,608,070)

Revenues

Revenue for the year ended December 31, 2025 was $64,688,005, a decrease of $2,935,878, or 4.3%, compared to $67,623,883 for the year ended December 31, 2024. The decrease primarily reflected lower realized pricing in the Company's North American direct-to-consumer business and a shift in Amazon distribution model, partially offset by growth in the European segment and the wholesale and distribution channel.

By geographic segment, North American revenue decreased $4,314,482, or 7.9%, to $50,173,497 in 2025 from $54,487,979 in 2024. The decline was driven primarily by lower realized pricing on direct-to-consumer sales as the Company liquidated aged and surplus inventory at discounted prices , and by the transition of a portion of the Company's Amazon volume from first-party seller-central sales to third party sales through a partner at lower per-unit wholesale pricing. European revenue increased $1,378,604, or 10.5%, to $14,514,508 in 2025 from $13,135,904 in 2024, despite the wind-down of the Company's United Kingdom subsidiary during 2025. Revenue attributable to the United Kingdom subsidiary was approximately $1,586,813 in 2025 and $1,077,445 in 2024.

Gross product sales (before returns, discounts, and shipping revenue) were $72,965,125 in 2025 compared to $75,828,688 in 2024. Customer returns allowances, and chargebacks decreased to $8,186,705 in 2025 from $9,756,215 in 2024, reflecting a higher proportion of liquidation and promotional sales, which historically experience lower return rates than full-price sales. Discounts were $1,785,921 in 2025 compared to $1,847,877 in 2024. Shipping revenue billed to customers, which is included in revenue, decreased to $1,695,506 in 2025 from $3,399,287 in 2024, reflecting the Company's increased use of free-shipping promotions during 2025 to drive customer engagement and demand.

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Cost of Revenues

Cost of revenue for the year ended December 31, 2025 was $35,346,023, an increase of $1,072,072, or 3.1%, compared to $34,273,951 for the year ended December 31, 2024. Cost of revenue consisted of $26,435,483 of product cost in 2025, compared to $23,305,460 in 2024, and $8,910,540 of fulfillment cost in 2025, compared to $10,968,491 in 2024.

The increase in cost of revenue, primarily reflected (i) higher tariff and duty costs on imported product during 2025, which placed pressure on the Company's product cost of goods sold; (ii) the Company's inventory liquidation activity during 2025, under which aged and surplus inventory was sold at discounted prices that compressed margins on those units; and (iii) increased fulfillment costs associated with the Company's expanded use of free-shipping promotions during 2025. These increases were partially offset by lower per-unit fulfillment costs on units sold through Amazon , as those units no longer incurred Amazon-related fulfillment fees.

Operating Expenses

Total operating expenses for the year ended December 31, 2025 were $30,090,360, a decrease of $3,481,474, or 10.4%, compared to $33,571,834 for the year ended December 31, 2024. The decrease was driven primarily by a comprehensive organizational restructuring undertaken during the first half of 2025, which included workforce reductions designed to align the Company's cost structure with its long term strategic growth plan. As part of this restructuring, the Company also evaluated and reorganized its channel strategy, moving Amazon to third party during the first half of 2025, and the wind-down of direct operations in the United Kingdom (which had been unprofitable) in favor of a distributor partner arrangement.

General and Administrative General and administrative expenses for the year ended December 31, 2025 were $5,934,737, a decrease of $4,415,798, or 42.7%, compared to $10,350,535 for the year ended December 31, 2024. The decrease primarily reflected reduced personnel-related costs resulting from the Company's workforce reductions in the first half of 2025, lower professional fees, and reduced stock-based compensation expense. Stock-based compensation expense, which is included in general and administrative expense, was $43,280 in 2025 compared to $143,871 in  2024.

Sales and Marketing. Sales and marketing expenses for the year ended December 31, 2025 were $17,823,520, an increase of $764,963, or 4.5%, compared to $17,058,557 for the year ended December 31, 2024. The increase primarily reflected continued investment in customer acquisition and brand-building activities, including digital advertising and promotional programs, as the Company sought to drive consumer engagement during a period of inventory liquidation and channel transition. Sales and marketing expense as a percentage of revenue was 27.6% in 2025 compared to 25.2% in 2024, reflecting the relatively fixed nature of certain marketing investments against a lower revenue base.

Research and Development. Research and development expenses for the year ended December 31, 2025 were $1,754,907, an increase of $55,232, or 3.2%, compared to $1,699,675 for the year ended December 31, 2024. The modest increase reflected continued investment in product design and development activities, partially offset by personnel-related cost savings from the Company's restructuring activities.

Operations. Operations expenses for the year ended December 31, 2025 were $4,577,196, an increase of $114,129, or 2.6%, compared to $4,463,067 for the year ended December 31, 2024. Operations expenses consist primarily of customer service costs and dedicated warehousing expenses required to maintain inventory levels needed to support customer demand. The increase reflected the Company's continued investment in customer service and warehousing capabilities.

E-Commerce Platform Migration. During 2025, the Company completed the migration of its e-commerce direct-to-consumer websites from WooCommerce to Shopify. The migration was undertaken to enhance agility, customer experience and to reduce ongoing costs associated with platform development and maintenance. Costs related to the migration were capitalized or expensed as appropriate during 2025, and the Company expects to realize ongoing operational efficiencies from the new platform in future periods.

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Other expense

Total other expense, net for the year ended December 31, 2025 was $1,235,543, an increase of $515,425, or 71.6%, compared to $720,118 for the year ended December 31, 2024. The increase was driven primarily by a $713,279 loss on settlement recognized during 2025 in connection with the resolution of a vendor litigation matter, partially offset by lower interest expense on the Company's credit facilities.

Interest Expense. Interest expense for the year ended December 31, 2025 was $413,409, a decrease of $139,203, or 25.2%, compared to $552,612 for the year ended December 31, 2024. The decrease primarily reflected lower average outstanding balances on the Company's credit facilities during 2025, including the repayment in full of the Company's term commitment with JPMorgan Chase.

Loss on Settlement. During 2025, the Company recognized losses on settlement totaling $713,279, consisting of $406,719 in write-offs of unrecoverable cash, the resolution of a vendor litigation matter and certain other settlement activities. There was no comparable expense in 2024.

Other Income (Expense ). Other income (expense), net was an expense of $108,855 for the year ended December 31, 2025, compared to a net expense of $168,374 for the year ended December 31, 2024. The change primarily reflected fluctuations in foreign currency transaction gains and losses and gains and losses on disposal of assets.

Liquidity and Capital Resources

Overview

The Company has historically funded its operations through cash generated from operations, borrowings under its credit facilities, and proceeds from the issuance of equity securities. As of December 31, 2025, the Company had cash and cash equivalents of $10,134,276, compared to $1,982,681 as of December 31, 2024, an increase of $8,151,595. The Company also had $4,000,000 outstanding under its revolving credit facility with JPMorgan Chase as of December 31, 2025, compared to $5,300,000 of total borrowings outstanding as of December 31, 2024.

In March 2025, the Company completed an equity financing in which it issued 500,000 shares of Senior Preferred Stock to TZP Group Investments, L.P. at a purchase price of $10.00 per share, generating net proceeds of $4,859,967. The proceeds were used for general corporate purposes, including working capital and strategic growth investments.

In February 2026, subsequent to year-end, the Company entered into a new credit agreement with Wells Fargo providing for a revolving commitment of $12,000,000 with a maturity date of February 5, 2029. The Company drew $4,000,000 under the new Wells Fargo facility to repay its outstanding revolving commitment with JPMorgan Chase, which had matured in February 2026. The Wells Fargo facility increases the Company's borrowing capacity by $8,000,000 compared to the prior JPMorgan Chase facility and extends the Company's debt maturity profile.

The Company believes that its current cash and cash equivalents, anticipated cash flows from operations, and available borrowing capacity under the Wells Fargo credit facility are sufficient to fund its operations and capital requirements for at least the next twelve months. The Company's future liquidity needs will depend on a number of factors, including the rate of growth in its business, the timing of inventory purchases and other working capital requirements, capital expenditures, debt service obligations, and the costs and timing of any future strategic initiatives.

Working Capital

As of December 31, 2025, the Company had working capital of $16,425,904, calculated as total current assets of $36,298,372 less total current liabilities of $19,872,468. This compares to working capital of $17,736,850 as of December 31, 2024, calculated as total current assets of $30,244,322 less total current liabilities of $12,507,472. The modest decrease in working capital primarily reflected the reclassification of the JPMorgan Chase revolving credit facility from long-term to current liabilities as the facility approached its February 2026 maturity date, partially offset by the increase in cash and cash equivalents resulting from operating cash flow generation and the Senior Preferred Stock issuance.

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Cash Flows

	Years Ended December 31,
	2025	2024

Net cash provided by (used in) operating activities	$4,562,374	$(2,040,652)
Net cash used in investing activities	(617,818)	(581,912)
Net cash provided by (used in) financing activities	3,559,967	(325,000)
Effect of foreign currency translation	647,072	(768,344)
Change in cash	$8,151,595	$(3,715,908)

Our operations through December 31, 2025 have resulted in cash flows from operations of $4,562,374 as compared to net cash used in operating activities of $2,040,652 in the year before.

Inventory adjustments for the years ended December 31, 2024 and 2025 were $288,515 and $414, respectively. Deferred taxes for the years ended December 31, 2025 and 2024 were $244,657 and $508,206, respectively. In addition, we wrote off $406,719 in cash as unrecoverable as compared to nil in the prior year.

Cash flows were negatively impacted for the year ended December 31, 2025 as a result of a $887,802 increase in accounts receivable as opposed to the prior year when cash collected from customers increased by $1,080,023. Prepaid expenses increased by $244,422 for the year ended December 31, 2025, as compared to an increase of $29,687 in the prior year. Inventory in transit decreased significantly for the year ended December 31, 2025, when we experienced an increase of $48,817 for the year ended December 31, 2025, as compared to an increase of $4,133,193 in the prior year. Operating lease right of use asset negatively impacted cash flows for the year ended December 31, 2025, which decreased to $812,811, as compared to a decrease of $602,821 in the prior year. Cash flow benefited from a $4,464,623 increase in accounts payable and accrued expenses for the year ended December 31, 2025, as compared to an increase of $4,165,186 in the prior year, Income tax payable decreased to $0 for the year ended December 31, 2025, as compared to an increase of $62,550 in the prior year. Deferred revenue reduced operating cash flow for the year ended December 31, 2025 in the amount of $179,426, as compared to a reduction of $102,363 in the prior year.

Operating Activities

Net cash provided by operating activities for the year ended December 31, 2025 was $4,562,374, compared to net cash used in operating activities of $2,040,652 for the year ended December 31, 2024, an improvement of $6,603,026. The improvement primarily reflected favorable changes in working capital, including a $4,464,623 increase in accounts payable and accrued expenses, an $887,802 decrease in accounts receivable, and a $385,805 decrease in inventory, partially offset by the Company's net loss of $2,371,908 for the year ended December 31, 2025. By contrast, 2024 operating cash flow was negatively impacted by a $4,133,193 increase in inventory in transit and a $1,080,023 increase in accounts receivable. Non-cash items in 2025 included $485,530 of depreciation and amortization, $406,719 related to the write-off of unrecoverable cash, $59,350 of credit loss expense, $43,280 of stock-based compensation, and an increase of $244,657 in deferred tax benefit.

The Company had a net increase in cash from 2024 to 2025 of $8,151,595 and had cash of $10,134,276 on December 31, 2025. We believe this is sufficient reserves to maintain company operations for at least the next twelve months while we work toward being cashflow positive. Therefore, management believes there to be no question as to whether or not we will be able to operate as a going concern as of the date of these financial statements.

We intend to use our current cash reserves to generate additional revenue and believe we may begin to generate positive operating cash flows by the end of 2026. However, there is no assurance we will be able to increase our revenue sufficiently to generate positive operating cash flows within this time frame.

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Investing Activities

Net cash used in investing activities for the year ended December 31, 2025 was $617,818, compared to $581,912 for the year ended December 31, 2024. Investing activities in 2025 consisted of $345,272 of additions to intangible assets, including capitalized internal-use software costs related to the Company's e-commerce platform migration to Shopify and capitalized costs associated with the Company's continued investment in its patent and trademark portfolio, and $272,546 of purchases of property and equipment, consisting primarily of footwear molds and other manufacturing assets. By comparison, in 2024 the Company invested $226,340 in intangible assets, consisting primarily of patent and trademark filings, and $355,572 in property and equipment.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2025 was $3,559,967, compared to net cash used in financing activities of $325,000 for the year ended December 31, 2024. Financing activities in 2025 consisted of $4,859,967 of net proceeds from the issuance of Senior Preferred Stock to TZP Group Investments, L.P., partially offset by $1,300,000 of repayments on the Company's term loan with JPMorgan Chase. Financing activities in 2024 consisted of $325,000 of repayments on the Company's term loan.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on its financial condition, results of operations, liquidity, capital expenditure, or capital resources.

Indebtedness

On November 12, 2024, the Company entered into a credit agreement with JP Morgan Chase comprised of a term commitment for $2,000,000 and a revolving commitment for $4,000,000. The term commitment had a maturity date of November 12, 2025, at which time payment of the full principal amount was due. The revolving commitment had a maturity on November 12, 2025. On February 2, 2023, the Company drew and utilized the full credit available under the revolving commitment of $4,000,000. In 2025, JPMorgan extended the maturity date of the revolving lines of credit to February of 2026.

The interest rate for both the term and revolving commitment is SOFR plus 3.250%. For the year ended  December 31, 2025 the weighted average interest rates for the term and revolving commitments were approximately 7.53% and 7.49%, respectively. For the year ended December 31, 2024, the weighted average interest rates for the term and revolving commitments were approximately 10.25% and 8.30%, respectively.  Additionally, a commitment fee of 0.25% is paid on the unused balance of the revolving commitment. Borrowings under this credit agreement are secured by substantially all the assets of the Company.

As of December 31, 2025, the balance of the term commitment was fully repaid and the revolving commitment was $4,000,000. Total interest expense for the years ended December 31, 2025 and 2024 was $451,193 and $509,518, respectively.

On February 5, 2026, the Company entered into a credit agreement with Wells Fargo for a revolving commitment of $12,000,000. The commitment has a maturity of February 5, 2029. The Company utilized $4,000,000 of the credit available under the revolving commitment to repay its maturing commitment to JP Morgan Chase.

Lease Obligations

The Company leases its corporate office in Broomfield, Colorado and a warehouse facility in Denver, Colorado, along with certain office equipment under master lease agreements. As of December 31, 2025, the Company had operating lease right-of-use assets of $2,193,211 and total operating lease liabilities of $2,407,302 ($807,749 current and $1,599,553 long-term), with future minimum lease payments totaling $2,956,400 through 2029 and beyond. The Company's operating leases expire at various dates through 2031.

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Contractual Obligations

The Company's significant contractual obligations as of December 31, 2025 consist of debt obligations under its credit facility, operating lease obligations, and inventory purchase commitments with third-party manufacturers. The Company also has obligations under its management services arrangement with TZP Group Investments Manager, LP, under which the Company paid management fees of $200,000 in each of 2025 and 2024.

Capital Requirements and Material Cash Requirements

The Company's principal cash requirements consist of inventory purchases, operating expenses (including personnel, marketing, and technology costs), debt service, lease payments, and capital expenditures (primarily footwear molds and lasts and information technology investments). The Company expects to fund these requirements through a combination of cash on hand, cash flows from operations, and borrowings under its Wells Fargo credit facility.

Trend Information

The following trends, events, and uncertainties are known to management and may have a material impact on the Company's future results of operations, liquidity, or financial condition. The discussion below contains forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially from any expectations described or implied below

Channel Mix and Distributor Partner Strategy

During 2025, the Company transitioned its Amazon sales channel from first-party seller-central sales to a third party distributor partner, and wound down its direct operations in the United Kingdom in favor of a distributor partner arrangement. These channel transitions affected year-over-year comparability of revenue and gross margin in 2025 and may continue to affect comparability in 2026. Distributor partner arrangements result in lower per-unit revenue than direct retail or first-party sales but reduce certain operating costs and complexity in markets where the Company does not maintain direct operations. The Company continues to evaluate distributor partner relationships in additional geographies. The actual financial impact of these and any future channel decisions will depend on a number of factors, including the performance of distributor partners, consumer demand, and competitive conditions, many of which are outside the Company's control.

Tariffs and Global Trade Environment

The Company sources its products from third-party manufacturers, primarily in Asia. Changes to U.S. trade policy, including tariffs and duties imposed on imported goods, have placed pressure on the Company's product costs during 2025. The magnitude, duration, and ultimate impact of current and any future tariffs is uncertain. The Company evaluates mitigation strategies as conditions develop, but cannot predict whether such strategies will be effective in offsetting tariff-related cost pressures. Continued or expanded tariffs could adversely affect the Company's gross margin in future periods, and any pricing actions taken in response could affect customer demand.

Inventory Position and Liquidation Activity

During 2025, the Company undertook inventory liquidation activity to reduce aged and surplus inventory, which compressed direct-to-consumer realized pricing and gross margin. The Company monitors inventory levels and product mix on an ongoing basis. Future changes in consumer demand, market conditions, or product mix could result in additional liquidation activity or inventory adjustments that may affect gross margin.

Restructuring and Cost Structure

The Company completed workforce reductions during the first half of 2025, along with broader organizational restructuring activities, designed to align the Company's cost structure with its long-term operating plan. Reported general and administrative expenses for 2025 included one-time severance and recruiting costs incurred in connection with the restructuring. The Company will also incur incremental costs associated with operating as a public reporting company, including increased legal, audit, insurance, investor relations, and compliance-related expenses.

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E-Commerce Platform

During 2025, the Company completed the migration of its direct-to-consumer e-commerce websites from WooCommerce to Shopify. The Company undertook the migration to support an optimized customer experience and to address the cost structure associated with platform development and maintenance over time.

Capital Structure and Liquidity

In February 2026, the Company refinanced its existing JPMorgan Chase credit facility with a new $12,000,000 revolving facility from Wells Fargo, which matures in February 2029. This refinancing increased the Company's borrowing capacity by $8,000,000 compared to the prior facility and extended the Company's debt maturity profile. The Company evaluates its capital structure and liquidity position on an ongoing basis and may pursue additional financing transactions from time to time.

Macroeconomic and Consumer Demand Environment

The Company's business is influenced by general macroeconomic conditions affecting consumer discretionary spending, including inflation, interest rates, employment levels, and consumer confidence. Sustained pressure on consumer discretionary spending could affect direct-to-consumer revenue, average order values, and the pace of growth in future periods.

Item 3. Properties.

On April 8, 2021, Feel the World, Inc. (d/b/a Xero Shoes), a wholly owned subsidiary of the Company, entered into a lease with SPF 55th Avenue LLC for 86,200 rentable square feet (Suite 200) at 11777 E. 55th Avenue, Denver, Colorado 80239, used for warehouse and distribution. The term commenced on September 1, 2021 and expires on January 31, 2027. Monthly base rent, after a four-month abatement, escalates from $34,121 (months 1–16) to $38,431 (months 53–64), plus 50% proportionate share of operating costs and taxes. The Company paid a security deposit of $59,000.

On January 7, 2023, Feel the World, Inc. entered into a lease with WAITT Interlocken Office 320, LLC for 15,615 rentable square feet (Suite 100, 38.14% of building) at 320 Interlocken Parkway, Broomfield, Colorado 80021, which the Company uses for general office purposes. The term commenced September 1, 2023, and expires November 30, 2028, with one three-year extension option at market rent. Monthly base rent, after a three-month abatement, starts at $24,723.75 and increases 3% annually, plus 38.14% proportionate share of operating expenses. The Company paid a security deposit of $25,000.

Both leases are net leases with standard terms for assignment (landlord consent required), insurance, defaults (5–30 day cures), remedies, maintenance (tenant interior, landlord exterior/structure), and casualty abatement.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets out certain information with respect to the beneficial ownership of the voting securities of the Company, as of March 31, 2026, for:

•	Each person who we know beneficially owns more than five percent of any class of our voting securities.
•	Each of our director and director nominees.
•	Each of our executive officers.
•	All of our directors, director nominees and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all securities that they beneficially own, subject to applicable community property laws.

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Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership		Amount and nature of beneficial ownership acquirable	Percent of class	Percent of total voting power
Class A Voting Common Stock (2)
	Lena Phoenix	4,900,629	(3)	—	92.64%	54.63%
	Steven Sashen	4,900,629	(4)	—	92.64%	54.63%
	Marc Schneider	—		32,500	*	*
All officers and directors as a group (10 people)		4,903,129		73,125	92.79%	55.02%

Series A Preferred Stock (5)
	TZP (6)	3,637,059		—	98.8%	40.54%
	Marc Schneider (7)	44,175		—	1.2%	0.49%
All officers and directors as a group (10 people)		44,175		—	1.2%	0.49%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of all listed stockholders is c/o Feel The World, Inc., 320 Interlocken Parkway, Suite 100, Broomfield, Colorado 80021.
(2)	Other than Lena Phoenix and Marc Schneider, none of the Company’s directors owns or has rights to acquire shares of Class A Voting Common Stock.
(3)	Includes (a) 1,200,000 shares of Class A Voting Stock Common Stock held by Autumn Moon LLC, a Wyoming limited liability company, (b) 1,163,753 shares of Class A Voting Common Stock held by Lena Phoenix and (c) 2,539,376 shares beneficially owned by Steven Sashen, Ms. Phoenix’s spouse. Ms. Phoenix holds voting and dispositive power over the shares of Class A Voting Stock held by Autumn Moon.
(4)	Includes (a) 1,600,000 shares of Class A Voting Common Stock held by Summer Dojo LLC, a Wyoming limited liability company, (b) 500,000 shares of Class A Voting Common Stock held by Rose Violet LLC, a Wyoming limited liability company, (c) 436,876 shares of Class A Voting Common Stock held by Steven Sashen and (d) 2,363,753 shares beneficially owned by Lena Phoenix, Mr. Sashen’s spouse. Mr. Sashen has voting and dispositive power over the shares of Class A Voting Stock held by Summer Dojo LLC and Rose Violet LLC
(5)	None of the Company’s executive officers owns or has rights to acquire shares of Series A Preferred Stock.
(6)	Represents holdings of TZP Group Investments, L.P. and TZP Group Holdings, L.P. The general partners of such funds may be deemed to have voting and dispositive power over the shares held by these funds. Each of Mr. Leon, Ms. Kruse, and Mr. Beer, members of our board of directors, does not individually own any securities of the Company and disclaims beneficial ownership of such shares held by TZP Group Investments, L.P. and TZP Group Holdings, L.P. The address of TZP is 7 Times Square - Suite 4307, New York, New York 10036.
(7)	Represents holdings of JKLM Advisors, LLC, of which Marc Schneider is the principal and CEO and has voting and dispositive power over the shares of JKLM. Mr. Schneider is also a Senior Advisor-in-Residence for TZP Group. The address of JKLM Advisors is 526 Boston Post Rd, Madison, Connecticut 06443.

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Item 5. Directors and Executive Officers.

As of March 31, 2026, our directors, executive officers and significant employees were as follows:

Name	Position	Age	Term of Office
Sue Rechner	Chief Executive Officer	63	November 2024 – Present
Heidi Huntington	Chief Financial Officer	52	May 2025 – Present
Michael Pao	Chief Product Officer	52	July 2023 - Present
Stephan Ostrander	Vice President of Operations & IT	39	October 2024 - Present
Rachel Wilkie	Chief Growth Officer	38	September 2025 - Present
Chris Melton	Head of Global B2B	46	November 2025 - Present
Lena Phoenix	Board Member	58	December 2010 - Present
Perry Leon*	Board Member	36	March 2025 - Present
Jo-Anne Kruse*	Board Member	60	March 2025 - Present
Marc Schneider*	Board Member	66	December 2020 - Present
Marc Beer	Board Member	61	February 2026 - Present

Each elected board member will serve a one-year term and must be re-elected yearly by the Common Stock Class A voting stockholders.

*	Perry Leon, Jo-Anne Kruse, and Marc Schneider are employed by TZP Group, et. al.

Sue Rechner has served as Interim Chief Executive Officer of Xero Shoes from November 2024 through March 2025 and was named CEO at that time. She is a seasoned operating executive with extensive experience leading consumer-facing businesses through strategic and operational transformation. From June 2023 to April 2024, she served as the interim CEO of the Rifle Paper Co. Prior to that she served as CEO for WD Lab Grown Diamonds (September 2019 through December 2022). From May 2017 through September 2019, she was the Global President of Merrell (a division of Wolverine Worldwide), where she led a significant turnaround that delivered nine consecutive quarters of growth, and President, CEO and Director of Confluence Outdoor, where she executed a financial and operational turnaround of a distressed PE-owned business. Sue currently serves as an Independent Director at Eden Brothers and previously served on the Boards of Active Brands, AS, Anything Possible Brands, PrimaLoft and Montana Silversmiths, as well as on nonprofit boards for the Outdoor Industry Association and the Outdoor Foundation. She holds a B.S. in Health and Physical Education from Rutgers University.

Heidi Huntington, Chief Financial Officer May 2025 to present. Heidi has over 14 years of executive finance experience, including extensive work in mergers and acquisitions, financial modeling, and operations management across industries such as consumer products, manufacturing, SaaS, and professional services. She has served as CFO for high-growth companies, advised venture capital firms, and led strategic initiatives that improved financial performance and operational efficiency. She served as CFO to The Feed and to AVL Growth Partners from September 2021 through January 2025 and from March 2016 to December 2021, respectively. She holds a BA in accounting from the University of Puget Sound.

Stephan Ostrander, Vice President of Operations and IT at Xero Shoes December 2024 to present, leading strategic technology and operational initiatives. With over a decade of transformative leadership experience, he drives technological innovation and operational efficiency in high-growth environments. From March 2023 through November 2024, he was the Director of IT at the Rifle Paper Co. and prior to that from May 2021 to March 2023, he served as s Director of Program and Project Management at 101 Solution Consulting. Stephan has a degree in English from Appalachian State University, as well as a Project Management Professional (PMP) certification from the Project Management Institute. Stephan joined Xero in October 2024.

Michael Pao, Chief Product Officer July 2023 to present. Michael brings over two decades of leadership experience developing and implementing product strategies for leading sportswear and casual brands. After 6 years as a professional soccer player, he transitioned into a business career in sportswear with a focus on product management and progressed to his most recent roles leading product teams for global fashion and lifestyle brands. From March 2022 to July 2023, he was Vice President of Global Marketing at Timberland, from February 2017 to April 2022, he was Vice President of Global Product Management at Crocs. Prior to that he spent five years as a Senior Vice President at Clarks. Michael has a degree in Biology from Vanderbilt University and an MBA from the Darla Moore School of Business at the University of South Carolina.

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Rachel Wilkie, Chief Growth Officer. Rachel brings nearly two decades of experience driving digital transformation, revenue growth, and operational scale across global consumer brands. From September 2025 to present, Rachel has served as Chief Growth Officer at Xero Shoes. From September 2023 to September 2025, Rachel served as Chief Digital Officer at Rifle Paper Co., where she was responsible for enterprise-wide digital strategy across eCommerce, Amazon, CRM, paid media, and customer experience. From July 2022 to October 2023, Rachel served as Chief Digital & Ecommerce Officer at ALEX AND ANI, where she led digital commerce, marketing, CRM, merchandising, and licensing functions. From March 2021 to July 2022, Rachel served as Vice President of Ecommerce, North America at MAC Cosmetics (The Estée Lauder Companies), where she oversaw ecommerce operations and full-funnel digital marketing strategy for a $1B+ brand. Prior to that, Rachel served as Senior Director, Ecommerce (Head of Digital) at Merrell (Wolverine Worldwide) from December 2017 to March 2021, where she led global direct-to-consumer strategy, digital marketing, and ecommerce operations. Rachel holds an MBA from Davenport University and a Bachelor of Science in Marketing from Oakland University.

Chris Melton, Head of Global B2B November of 2025 to present. Chris brings more than two decades of leadership experience across the footwear, apparel, and consumer goods industries, with deep expertise in global wholesale, distribution, product strategy, merchandising, sales, finance, and operations. Chris has spent his career leading wholesale organizations, strengthening distributor networks, and revitalizing challenged businesses across both established and emerging markets. Prior to joining Xero Shoes, he was Director of Global B2B at Vivobarefoot from May 2024 to November 2025, where he led wholesale and distributor strategy across key international markets. Prior to that Chris was at inov-8, where he served from 2022 to 2024 as Global Business Unit Director for the Gym Category and Head of Western U.S. and Latin America Sales. This marked his second tenure with the brand, having previously led inov-8 from 2011 to 2014 as General Manager of the Americas. From 2014 to 2019, Chris served as Business Unit Director for Finished Goods at Vibram Group, where he led U.S. sales as well as distribution across Canada, Latin America, Japan, and Australia. Chris began his footwear career at Converse in 2007, first as a Financial Analyst before moving into an Associate Product Line Management role. He holds a Bachelor of Science in Business Administration from the College of Charleston, and an MBA from Assumption University.

Lena Phoenix, Co-Founder and Board Member. Lena Phoenix is a Co-Founder of the Company and has served as a member of the Board of Directors since December 2010 as well as serving as Co-Chief Executive Officer from December 2010 through February 2025. A fourth-generation entrepreneur, Ms. Phoenix has more than 15 years of experience founding and leading consumer-facing and service businesses. Prior to co-founding the Company, she founded and subsequently sold a mortgage company, and later served as President of a management, internet marketing, and publishing company, where she oversaw operations, marketing strategy, and editorial direction. Ms. Phoenix is also an award-winning author. She attended Reed College and holds a B.A. from Naropa University.

Perry Leon, TZP Group Principal/Board Member, from 2022 to present. Prior to being a Principal at TZP, from 2019 to 2021 Perry was a Vice President at AEA Growth where he sourced and executed growth equity and buyout investments across a variety of industries including tech-enabled business services, consumer, fintech, healthcare, and technology. Prior to joining AEA Growth Perry was an investment professional at Platinum Equity from 2016 to 2019 and M/C Partners from 2014 to 2016, where he sourced, executed, and monitored various investments across the TMT and industrials verticals. Perry began his career as an investment banker at Barclays and graduated from the University of Pennsylvania with a B.S. in Economics.

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Jo-Anne Kruse, TZP Group Partner/Board Member August 2019 - present. Jo-Anne has over a thirty-five year career as a Human Resource executive that covers a wide array of industries, including financial services, consumer products, technology and travel. Jo-Anne serves on the boards of Force Management and TruBlue Technologies. Her corporate career includes HR leadership roles with brand giants like American Express, Travelport, Cendant, PepsiCo, Clairol and the Chase Manhattan Bank. Jo-Anne also spent nearly six years as a small-business entrepreneur, building her own HR and talent development consulting firm, HC Partners, with a diverse client portfolio ranging from the Fortune 100 to technology start-ups. Jo-Anne received a Master of Arts in Organizational Psychology from Columbia University and a Bachelor of Science in Industrial and Labor Relations from Cornell University.

Marc Schneider, TZP Group Senior Advisor/Board Member 2019 - present. Marc Schneider is a veteran in retail and wholesale space with over 35 years of experience in building brands and global businesses. Mr. Schneider was most recently CEO of Kenneth Cole Productions. Prior to joining Kenneth Cole Productions, Inc., he was Group President of the Heritage Brands at PVH Corp. He is currently a Board Member at RG. Barry and the Saatva Company. He is a graduate of the University of Massachusetts Amherst with a B.B.A. in Business Administration & Management

Marc Beer, Board Member. Marc Beer has served as the Non-executive Chairman of BioTE since July 2025 and was previously the Executive Chairman from May 2022 to July 2025 and chairman of the board of managers of Holdings from January 2021 to May 2022. Mr. Beer has also served as the chairman of the board of Origami Surgical LLC since April 2020 and as the chairman of the board of LumeNXT LLC since August 2018. Prior to that, Mr. Beer co-founded Renovia Inc. in August 2016, where he previously held the positions of chairman of the board and chief executive officer and continues to serve as a strategic advisor. Before starting Renovia Inc., Mr. Beer was the chairman of the board of Minerva Neurosciences, Inc. (Nasdaq: NERV) from December 2013 to January 2018.

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Item 6. Executive Compensation.

The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on our current plans and expectations regarding future compensation programs. The actual compensation programs that we adopt may differ materially from the programs summarized in this discussion.

This section describes the material elements of the compensation awarded to, earned by, or paid to our Chief Executive Officer, Sue Rechner, and our three most highly compensated executive officers (including our Chief Executive Officer), our former President & former Chief Financial Officer, David Barnhill who left in January 2025; Michael Pao, our Chief Product Officer, and Chief of Growth Rachel Wilkie as of December 31, 2025 and December 31, 2024

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Sue Rechner, Chief Executive Officer	2025	$360,000	$—	$—	$—	$—	$—	$14,994	$374,994
	2024	$45,000	$—	$—	$—	$—	$—	$1,133	$36,133
Heidi Huntington Chief Financial Officer (1)	2025	$154,583	$—	$—	$88,705.82	$—	$—	$3,102	$246,391
Michael Pao, Chief Product Officer	2025	$275,000	$—	$—	$—	$—	$—	$11,399	$286,399
	2024	$275,000	$33,660	$—	$—	$—	$—	$19,964	$328,624
Rachel Wilkie, Chief Growth Officer (2)	2025	$80,208	$—	$—	$87,746	$—	$—	$18	$167,972
David Barnhill, Former President and Former Chief Financial Officer	2025	$23,333	$37,692	$—	$—	$—	$—	$1,909	$62,935
	2024	$280,000	$68,254	$—	$—	$—	$—	$21,407	$369,661
Lena Phoenix Former Chief Executive Officer	2025	$150,000	$—	$—	$—	$—	$—	$11,831	$—
	2024	$150,000	$801	$—	$—	$—	$—	$4,475	$165,277

(1)	Ms. Huntington joined the Company in 2025.
(2)	Ms. Wilkie joined the Company in 2025.

We do not compensate our directors for attendance at meetings. We reimburse our officers and directors for reasonable expenses incurred during the course of the performance of their duties.

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Principal Elements of Compensation

The compensation of the Company’s executive officers comprises of the following major elements: (a) base salary; (b) an annual, discretionary cash bonus; and (c) long-term equity incentives, consisting of stock options, restricted stock awards, performance compensation awards and/or other applicable awards granted under the Company’s equity incentive plan (the “2016 Stock Incentive Plan”) and any other equity plan that may be approved by the Board from time to time. These principal elements of compensation are described below.

Base Salaries

Base salary is provided as a fixed source of compensation for our executive officers. Adjustments to base salaries will be reviewed annually and as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive officer’s role or responsibilities, as well as to maintain market competitiveness.

Annual Bonuses

Annual bonuses may be awarded based on qualitative and quantitative performance standards and will reward performance of our executive officers individually. The determination of an executive officer’s performance may vary from year to year depending on economic conditions and conditions in the cannabis industry and may be based on measures such as stock price performance, the meeting of financial targets against budget, the meeting of acquisition objectives and balance sheet performance.

2016 Stock Incentive Plan

The 2016 Stock Incentive Plan provides continual motivation for our officers, employees, consultants and directors to achieve our business and financial objectives and align their interests with the long-term interests of our shareholders. The purpose of our 2016 Stock Incentive Plan is to promote greater alignment of interests between employees and shareholders, and to support the achievement of our longer-term performance objectives, while providing a long-term retention element. See “-- Stock Incentive Plan” below.

Employment Agreement

On November 25, 2024, the Company entered into an offer letter agreement with Sue Rechner pursuant to which Ms. Rechner serves as Chief Executive Officer, reporting to the Company’s Board of Directors.

Under the terms of the agreement, Ms. Rechner receives a base salary at a rate of $30,000 per month. She is also eligible to participate in the Company’s employee benefit plans, including health and welfare benefits and paid time off, subject to the terms and conditions of such plans, as may be amended from time to time.

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In connection with her role, Ms. Rechner is eligible to receive a transaction bonus if the Company effects certain forms of governance restructuring. If Ms. Rechner’s employment terminates for reasons other than cause, she may be entitled to a separation bonus. Any such separation bonus may be paid over time if necessary to preserve a minimum level of Company cash.

Ms. Rechner’s employment is at-will and may be terminated by either party at any time. The agreement includes customary provisions relating to duties, confidentiality, and compliance with Company policies, as well as a requirement that Ms. Rechner execute a proprietary information and inventions agreement. The Company has also agreed to indemnify Ms. Rechner in connection with certain claims arising from her prior employment under specified circumstances.

Stock Incentive Plan

In May 2016, the Company implemented the 2016 Stock Incentive Plan, which was approved by the Company's board and stockholders. The 2016 Stock Incentive Plan authorized the issuance of 818,181 shares of Class A Voting Common Stock. The Company’s Board of Directors amended the 2016 Stock Incentive Plan to reduce the number of authorized options from 818,181 to 733,424 per the terms of the December 2, 2020, stock purchase and exchange agreement. The 2016 Stock Incentive Plan permits us to provide equity-based compensation in the form of stock options and restricted stock.

Shares Reserved for Issuance

A total of 733,424 shares of our common stock are reserved for issuance under the 2016 Stock Incentive Plan. The share reserve will be reduced by:

  one share for each share of common stock issued pursuant to stock options or stock appreciation rights, and one share for each share of common stock issued pursuant to restricted stock, restricted stock units or other stock awards.

The shares reserved for issuance may consist of authorized but unissued shares, treasury shares, or shares purchased on the open market. If an award expires, terminates or is forfeited without being exercised or settled in full, the underlying shares will again become available for issuance under the plan.

Administration

The 2016 Stock Incentive Plan is administered by our board of directors or a committee of the board, which we refer to as the plan administrator. Subject to the terms of the 2016 Stock Incentive Plan, the plan administrator has the authority to: (a) select participants who will receive awards; (b) determine the type and size of awards; (b) determine the terms and conditions of awards; (c) interpret the plan and award agreements; and (d) establish rules for the administration of the plan. The plan administrator’s determinations are final and binding.

Eligibility

Participants eligible to receive awards under the 2016 Stock Incentive Plan include: employees, officers, directors, consultants and advisors.

Types of Awards

The 2016 Stock Incentive Plan permits the grant of the following types of equity awards:

Stock Options. The plan administrator may grant Incentive stock options (“ISOs”) intended to qualify under Section 422 of the Internal Revenue Code. The exercise price of a stock option may not be less than 100% of the fair market value of our common stock on the grant date, except as permitted under applicable law. Stock options generally expire no later than ten years from the date of grant.

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Restricted Stock. Restricted stock awards are grants of shares subject to forfeiture restrictions and vesting conditions determined by the plan administrator. Participants generally have the right to vote the shares and receive dividends, subject to the plan’s terms.

Vesting

Awards granted under the 2016 Stock Incentive Plan may vest based on continued service, performance goals, or other criteria established by the plan administrator. The specific vesting schedule applicable to an award will be set forth in the applicable award agreement.

Term of Awards

Stock options granted under the 2016 Stock Incentive Plan generally may not have a term longer than ten years from the date of grant, subject to earlier termination upon termination of service.

Transferability

Awards granted under the 2016 Stock Incentive Plan are generally not transferable, except by will or the laws of descent and distribution, or as otherwise permitted by the plan administrator.

Adjustment Provisions

In the event of certain corporate transactions affecting our capitalization, including stock splits, stock dividends, recapitalizations, mergers or similar transactions, the plan administrator may make appropriate adjustments to:

  the number and type of shares available for issuance under the plan; and
  the number and exercise price of shares subject to outstanding awards.

Amendment and Termination

Our board of directors may amend, suspend or terminate the 2016 Stock Incentive Plan at any time, subject to stockholder approval where required by applicable law or stock exchange rules. No amendment may materially impair the rights of a participant with respect to an outstanding award without the participant’s consent, unless otherwise permitted by the plan.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding the Company’s 2016 Equity Compensation Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	242,500	$5.64	175,924
Equity compensation plans not approved by security holders	—	$—	—
Total	242,500	$5.64	175,924

Long-Term Incentive Plans

The Company maintains the Xero Shoes Second Amended and Restated Long-Term Incentive Plan (the “Incentive Plan”), which was adopted by the Company’s Board of Directors on November 19, 2022. The Incentive Plan is designed to attract and retain employees and other service providers, align their interests with those of the Company’s stockholders, and incentivize contributions to the Company’s long-term performance and strategic objectives.

The Incentive Plan is administered by the Board of Directors or a designated committee or administrator, which has broad discretion to interpret the plan, determine eligibility, calculate awards, and make all determinations necessary for administration. Participation in the Incentive Plan is generally limited to employees who have completed at least 18 months of continuous service as of the date of a qualifying transaction. The Board may also designate non-employee directors, independent contractors, and other service providers as participants with respect to certain portions of the plan. Certain senior executives and founders are excluded from participation.

In the event of a qualifying liquidity event, including a sale of the Company, merger, or initial public offering, the Incentive Plan provides for the creation of an incentive award pool equal to approximately 5% of the net proceeds distributed to stockholders in connection with such transaction, subject to adjustment by the plan administrator.

The incentive award pool is divided into two components:

  Base Portion (50%), which is allocated among eligible participants; and
  Supplemental Portion (50%), which is contingent upon the achievement of specified investor return thresholds.

Awards under the Incentive Plan are generally determined promptly following a liquidity event and are payable within a specified period thereafter. Payments may be made in cash, equity securities, or a combination thereof, as determined by the plan administrator. Any equity delivered will be fully vested upon issuance.

Participants must generally remain employed or engaged through the date of the liquidity event to be eligible to receive an award. Individuals who terminate service prior to such event are not entitled to participate in the plan.

The Board retains the authority to amend, modify, or terminate the Incentive Plan at any time, subject to limitations on adversely affecting participant rights without consent. The Incentive Plan is filed as an exhibit to this Registration Statement.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Compensation of Directors

For the years ended December 31, 2025 and 2024 no members of our board of directors received compensation in their capacity as directors.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

The Company does not have a standing nominating or compensation committee. Our Board of Directors performs the functions of these committees. We do not believe that our Board of Directors needs to appoint such committees because the low volume of matters that come before our Board of Directors permits the directors to give sufficient time and attention to such matters. We are not required to have such committees since the Company’s stock is not listed on a national securities exchange. The Company has an audit committee composed of 3 members, Marc Schneider, Perry Leon and Lena Phoenix.

Director Independence

As of the date of this Form 10, the Company has one independent director, Marc Beer, under the corporate governance rules of The Nasdaq Stock Market LLC (Nasdaq).

Related Party Transactions

Equity Sale to TZP

On March 21, 2025, the Board of Directors approved an equity financing and issued 500,000 shares of Senior Preferred Stock to TZP Group Investments, L.P. at a purchase price of $10.00 per share, including participation by an entity affiliated with directors Jo-Anne Kruse and Marc Schneider, who are affiliated with TZP Group Holdings, L.P. and its related entities; after considering the terms of the financing and the related party relationships involved, the Board determined that the transaction is fair and in the best interests of the Company and its stockholders and was conducted on terms consistent with those that would be expected in an arm’s-length transaction.

Management fees

During each of the years ended December 31, 2025 and 2024, the Company paid $200,000 to TZP Group Investments Manager, LP for management fees. These expenses are included in General and administrative expense on the Company’s consolidated statements of operations. A copy of the Management Services Agreement with TZP is filed as an exhibit to this Form 10.

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Item 8. Legal Proceedings.

The Company is, from time to time, involved in ordinary course commercial, accessibility, and marketing-related disputes and claims, including the website-accessibility and telemarketing demand letters and lawsuits, none of which, if resolved adversely, is currently expected based on the information available to management to have a material adverse effect on its business, financial condition or results of operations.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

The Common Stock of the Company is not quoted on any national securities exchange, alternative trading system branded or over-the-counter market quotation system.  Because the stock is not quoted, our securities may be less liquid, receive less coverage by security analysts and news media, and generate lower prices than might otherwise be obtained if they were listed on a national securities exchange.

Last Reported Price

Not applicable.

Holders

As of March 31, 2026, there were 5,289,980 shares of Class A Voting Common Stock, which were held by approximately 23 stockholders of record and 175,707 shares of Non-Voting Class B Common Stock, which were held by approximately 1,076 stockholders of record. In addition, there were 3,681,234 shares of our Series A Preferred Stock outstanding, which shares were held by three (3) stockholders of record and there were 500,000 shares of our Senior Preferred Stock outstanding, which shares were held by one (1) stockholder of record.

Dividends

We have not declared or paid any cash dividends on our Common Stock and we currently intend to retain any future earnings to finance the operation and expansion of our business, and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Any future determination regarding the declaration and payment of dividends will be made at the discretion of our board of directors and will depend on a number of factors, including:

  our results of operations and financial condition;
  our capital requirements and growth plans;
  contractual restrictions, if any;
  restrictions imposed by applicable law; and
  other factors that our board of directors may deem relevant.

The holders of Series A Preferred Stock are entitled to dividend preferences over holders of Common Stock and to preferred dividends at a rate of 10% per annum of the original issue price ($12,500,000 as of December 31, 2025 and 2024), compounded annually. Accrued dividends are payable only when, as, and if declared by the Board of Directors. As of December 31, 2025 and 2024, accrued dividends of $7,791,322 and $5,957,474, respectively, and were outstanding but undeclared. The dividend rates are subject to dilution protections.

Item 10. Recent Sales of Unregistered Securities.

Since March 31, 2023, the Company has engaged in the following offerings of securities:

The Company completed a Senior Preferred Stock (“Senior Preferred”) financing on March 21, 2025 (the “Financing”) in which it issued 500,000 shares of non-convertible, non-voting Senior Preferred Stock for $5 million in a private placement pursuant to Rule 506(b) of Regulation D.

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Item 11. Description of Registrant’s Securities to be Registered.

We are registering on this Form 10 only our Class B Non-Voting Common Stock, the terms of which are described below. However, because our preferred stock will remain outstanding following the effectiveness of this Form 10, we also describe below the terms of our preferred stock to the extent such terms qualify the rights of our Class A Voting Common Stock and Class B Non-Voting Common Stock.

As of March 31, 2026, the Company’s authorized capital stock consists of 20,000,000 shares of Common Stock, $0.0001 par value per share, and 4,181,234 shares of Preferred Stock, of which 3,681,234 shares are designated as “Series A Preferred Stock”, and 500,000 shares that are designated “Senior Preferred Stock”. The first series of Common Stock is designated “Class A Voting Common Stock” and consists of 19,824,168 shares, and the second series of Common Stock is designated “Class B Non-Voting Common Stock” and consists of 175,832 shares, all of which are outstanding as of the date hereof. As of March 31, 2026, there are 5,289,980 shares of Class A Voting Common Stock, 175,707 shares of Class B Non-Voting Common Stock, 3,681,234 shares of Series A Preferred Stock and 500,000 shares of Senior Preferred Stock outstanding.

Common Stock

General

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Third Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and our Amended and Restated Bylaws (“Bylaws”), copies of which have been filed as Exhibits to this Form 10. Please review these documents for a complete description of our capital stock, as well as applicable provisions of the Delaware General Corporation Law.

Voting Rights

The holders of the Class A Voting Common Stock are entitled to one (1) vote for each share of Class A Voting Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Except as specifically required by the General Corporation Law, shares of Class B Non-Voting Common Stock shall not entitle the holders thereof to vote on any matter coming before the stockholders of the Company. To the extent the holders of Class B Non-Voting Common Stock are entitled to vote on a matter pursuant to the General Corporation Law, and except as otherwise provided in the Certificate of Incorporation or as required by law, the Class B Non-Voting Common Stock shall vote together with the Class A Voting Common Stock and not as a separate class, and may act by written consent in the same manner as the Class A Voting Common Stock.

Except as otherwise required by law, holders of Common Stock, shall not be entitled to vote on any amendment to the Company’s Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Series A Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the then existing Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting.

Key Holder Protection Provisions

Pursuant to the Amended and Restated Voting Agreement, dated March 21, 2025, among the Company, holders of the Series A Preferred Stock, holders of the Senior Preferred Stock and certain holders of Class A Common Stock (the “Voting Agreement”, Key Holders (as defined below) of the Class A Voting Stock have certain protections. At any time when any shares of Class A Voting Common Stock are held by any Key Holder, the Company shall not take any of the following actions without the written approval of the Key Holders holding a majority of the shares of Class A Voting Common Stock:

•	consummate a sale of the Company prior to March 21, 2027, where the Company is generating revenue from operations sufficient to fund its expenses in the ordinary course of business, and that results in amounts paid or payable to the holders of shares of the Company’s Common Stock of less than or equal to fifteen million dollars ($15,000,000), a “Common Approved Company Sale”;
•	change the composition of the Board or otherwise make any change to the manner in which directors of the Company are appointed or elected;

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•	take any material change to the Company’s Long-Term Incentive Plan, Quarterly Team Bonus Plan, or Employee Shoe Benefit Plan, issue or sell any shares of any capital stock or other equity securities of the Company a principal purpose of which is to raise capital for the Company, (ii) sell any material assets outside of the Company’s ordinary course of business, or (iii) sell or exclusively license any Company intellectual property outside of the Company’s ordinary course of business, in each case, except to the extent that any such transaction would constitute a sale of the Company;
•	invest in or acquire (i) the stock or other equity interest of any entity, other than a subsidiary or affiliate, or (ii) the assets of any entity, other than a subsidiary or other affiliate of the Company;
•	enter into or modify any transaction or arrangement with TZP Group Investments, L.P., TZP Group Holdings, L.P. and/or any of their affiliates; provided, however, affiliates does not include portfolio companies that TZP Group Investments, L.P. and/or TZP Group Holdings, L.P. do not control; or
•	modify the rights of the Key Holders under the Voting Agreement or enter into any transaction or take any action that would result in the termination of the rights of the Key Holders under the Voting Agreement.

A copy of the Voting Agreement has been filed as an exhibit to this Form 10.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution, or winding up, after the payment of all of our debts and other liabilities and the satisfaction of the liquidation preferences granted to the holders of Preferred Stock, the holders of Common Stock and the holders of Preferred Stock (calculated on an as-converted to Common Stock basis) will be entitled to share ratably in the net assets legally available for distribution to stockholders.

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds, unless a dividend is paid with respect to all outstanding shares of Preferred Stock in an amount equal or greater than the amount those holders would receive on an as-converted basis to Common Stock. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends in the foreseeable future

Other Rights and Preferences

Holders of the Company's Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Company's Common Stock. The holders of record of the shares of Class A Voting Common Stock, exclusively and as a separate class, are entitled to elect two (2) directors of the Company appointed by Lena Phoenix and Steven Sashen (including entities controlled by Mr. Sashen and Ms. Phoenix, respectively) as the holders of the Company’s Class A Voting Common Stock (such Class A Voting Common Stock holders collectively, the “Key Holders”).

Preferred Stock

We have authorized the issuance of 4,181,234 shares of Preferred Stock, of which 3,681,234 shares are designated as “Series A Preferred Stock”, and 500,000 shares that are designated “Senior Preferred Stock”. The Series A Preferred Stock and the Senior Preferred Stock enjoy substantially similar rights, preferences, and privileges.

Conversion Rights

Senior Preferred stockholders do not have any rights to convert the Senior Preferred Stock into shares of Class A Voting Common Stock or Class B Non-Voting Common Stock. Each share of Series A Preferred Stock is convertible, at the option of the holder thereof into shares of Class A Voting Common Stock as is determined by dividing the applicable original Issue price by the Conversion Price (initially be equal to $3.3956 but subject to adjustment) in effect at the time of conversion.

Additionally, each share of the Series A Preferred Stock will automatically convert into Class A Voting Common Stock upon either (a) (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 where the per share offering price is at least $6.79 per share (as adjusted for recapitalization events) and the aggregate proceeds are greater than or equal to $30,000,000 and such Common Stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved the Board of Directo, or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders (as defined in the Certificate of Incorporation).

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Dividend Rights

Holders of Preferred Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds. Such dividends are non-cumulative and no right shall accrue to holders of Preferred Stock for undeclared dividends. Unpaid and undeclared dividends shall not bear or accrue interest. Holders of Preferred Stock are entitled to at least their share proportionally (calculated on an as-converted to Common Stock basis) in any dividends paid to the holders of Common Stock. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends in the foreseeable future.

Series A Preferred Stock Dividend Rights

From and after the date of the issuance of any shares of Series A Preferred Stock, dividends at the rate per annum of ten percent (10%) of the Applicable Original Issue Price (as defined in the Certificate of Incorporation) of such shares, plus the amount of all previously accrued dividends, compounded annually, shall accrue on each share of Series A Preferred Stock then outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) (the “Accruing Dividends”). The Accruing Dividends shall accrue from day to day, whether or not declared; provided, however, that such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Company shall be under no obligation to pay such Accruing Dividends. The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock as more fully set out in the Certificate of Incorporation.

Voting Rights

Holders of Series A Preferred Stock are entitled to vote on all matters submitted to a vote of the stockholders, including the election of directors, as a single class with the holders of Common Stock. Senior Preferred Stock shall not be entitled to vote on any matter coming before the stockholders of the Company.

Series A Preferred Stock Protection Provisions

Specific matters submitted to a vote of the stockholders require the approval of a majority of the holders of Series A Preferred Stock voting as if their shares had been converted into Common Stock. These matters include any vote to:

•	liquidate, dissolve or wind-up the business and affairs of the Company, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing;
•	amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Company;
•	(i) create, or authorize the creation of, or issue or obligate itself to issue shares of, or reclassify, any capital stock, or (ii) increase the authorized number of shares of Series A Preferred Stock or any additional class or series of capital stock of the Company unless the same ranks junior to the Series A Preferred Stock with respect to its rights, preferences and privileges;
•	purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company subject to certain exceptions (as defined in the Certificate of Incorporation).
•	create, adopt, amend, terminate or repeal any equity (or equity-linked) compensation plan

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•	create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except in the ordinary course of business) or incur other indebtedness for borrowed money, or permit any subsidiary to do the same; provided, however, such consent shall not be required for the Company to draw upon any credit facility previously approved by the Board of Directors, including at least one Preferred Director;
•	create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one (1) or more other subsidiaries) by the Company, or permit any subsidiary to create, or authorize the creation of, or issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Company, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;
•	enter into, or amend, alter, supplement or terminate, any transaction or commercial arrangement with any officer, director, employee, or stockholder of the Company or any of its subsidiaries, or any family member, or affiliate of any such person or entity; or
•	enter into, settle or otherwise engage and/or dispose of any litigation involving, or with respect to, the Company and including a claim in excess of $100,000.

Senior Preferred Stock Protection Provisions

Specific matters submitted to a vote of the stockholders require the approval of a majority of the holders of Senior Preferred Stock, including to:

•	amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Company in a manner that adversely affects the special rights, powers and preferences of the Senior Preferred Stock;
•	solely with respect to the special rights, powers and preferences specific to the Senior Preferred Stock, amend, alter, repeal or waive such rights as set forth in the Certificate of Incorporation;
•	or increase or decrease the authorized number of shares of Senior Preferred Stock.

Right to Receive Liquidation Distributions

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Senior Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined in the Certificate of Incorporation), the holders of shares of Senior Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined in the Certificate of Incorporation), as applicable, before any payment shall be made to the holders of Series A Preferred Stock or Common Stock in an amount per share equal to two and a half times (2.5x) the Senior Original Issue Price, plus any dividends declared but unpaid thereon (“Senior Liquidation Amount”).

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders after the payment in full of all Senior Liquidation Amounts required to be paid to the holders of shares of Senior Preferred Stock but before any distribution or payment shall be made to any holders of Common Stock.

Drag Along Rights

Holders of Preferred Stock are subject to a drag-along provision, pursuant to which each holder of Preferred Stock and each Key Holder agrees that, in the event that the Company’s Board, the holders of a majority of the shares of Series A Preferred Stock or Class A Voting Common Stock issued upon conversion of the shares of Preferred Stock and the holders of a majority of the Company’s Class A Voting Stock held by Key Holders, in the event of a common approved company sale (defined in the Amended and Restated Voting Agreement), vote in favor of a sale of the Company, then such holder of Series A Preferred Stock and the Key Holders will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to such sale of the Company, and deliver any documentation or take other actions reasonably required. The drag-along provision is set forth in the Voting Agreement.

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Right of First Refusal, Participation and Tag Along Rights

Pursuant to a Right of First Refusal and Co-Sale Agreement, dated December 2, 2020, as amended, among the Company, the investors in the Series A Preferred Stock    and certain holders of the Class A Voting Common Stock (the “ROFR Agreement”), all holders of Senior Preferred Stock  and Key Holders are entitled to tag along rights if any holders of Series A Preferred Stock propose to sell any of their respective holdings. Pursuant to an Investors’ Rights Agreement dated December 2, 2020, as amended, among the Company, the investors in the Series A Preferred Stock   and certain holders of the Class A Voting Common Stock, all holders of Senior Preferred Stock    and Key Holders are entitled to participation rights in certain future offerings and registration rights. The holders of Preferred Stock and Key Holders have agreed to sign lock-up agreements in connection with a future IPO of the Company. The ROFR Agreement, Investors’ Rights Agreement and the omnibus amendment to such agreements have been filed as exhibits to this Form 10.

Other Rights and Preferences

The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Company (the “Preferred Directors”).

“Make Whole” Provision

The Voting Agreement contains a “Make Whole” provision providing that, if an acquisition of the Company (that is not a Common Approved Company Sale) is consummated, and such acquisition does not return to each Regulation A investor (who holds Company stock through the date of such acquisition) the full amount of such investor’s capital invested in the Company’s Regulation A financing (“Invested Capital”), the holders of the Company’s Series A Preferred Stock, Senior Preferred, and the Key Holders shall share responsibility for returning to each such investor the full amount of such investor’s Invested Capital (such amount as reduced by any amounts received by such investors in the acquisition itself) (such amount in aggregate, as reduced, the “Make Whole Amount”).

The Make Whole provision is subject to certain qualifications and limitations, including the following:

  The holders of Series A Preferred Stock and Senior Preferred do not have obligations with respect to the Make Whole provision unless and until such holders receive a full return of their own invested capital in such acquisition (excluding any dividends or liquidation preference or other similar return multiplier).
  The Key Holders do not have obligations with respect to the Make Whole provision unless and until such Key Holders receive sale proceeds in connection with such acquisition, in which case the Key Holders are only obligated to contribute up to 50% of the Make Whole Amount.
  The Key Holders are not required to contribute to the Make Whole Amount more than 50% of the amount that the Key Holders receive in such acquisition with respect to their shares of Class A Voting Common Stock.

Item 12. Indemnification of Directors and Officers.

Our Certificate of Incorporation and bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by the Delaware General Corporation Law. Our Certificate of Incorporation states that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents through bylaw provisions, agreements with agents, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law.

The bylaws state that the Company shall, to the fullest extent permitted by the Delaware General Corporation Law, indemnify each of its directors and officers against expenses, liabilities and losses (including attorneys' fees judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement, reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Company.

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The Company has entered into indemnification agreements with its directors. The indemnification agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities and expenses incurred in connection with their service to the Company or at the Company’s request for another entity. The agreements provide indemnification for expenses, judgments, fines, penalties and settlement amounts incurred in connection with actual or threatened civil, criminal, administrative, investigative or other proceedings arising by reason of the indemnitee’s corporate status.

The indemnification agreements also require the Company to advance expenses incurred by an indemnitee in connection with covered proceedings, subject to receipt of an undertaking to repay such amounts if it is ultimately determined that the indemnitee is not entitled to indemnification. In addition, the agreements provide that, where an indemnitee is successful in defense of a proceeding or claim, the indemnitee is entitled to mandatory indemnification of expenses incurred in connection with such matter.

The agreements establish procedures for determining entitlement to indemnification and create certain presumptions in favor of the indemnitee, including presumptions that the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company. The agreements also provide certain rights to seek judicial enforcement of indemnification and advancement rights.

The indemnification agreements are not exclusive of other rights to which directors may be entitled under the Company’s certificate of incorporation, bylaws, the Delaware General Corporation Law or otherwise. The agreements also provide that the Company will maintain directors’ and officers’ liability insurance, if available on commercially reasonable terms.

The indemnification agreements generally continue for a specified period after the indemnitee ceases to serve the Company and apply to proceedings arising out of acts or omissions occurring during the indemnitee’s service. The agreements contain customary exceptions to indemnification, including claims for which payment has been made under insurance policies or other indemnification arrangements, claims relating to short-swing profit recovery under Section 16(b) of the Exchange Act, and certain proceedings initiated by the indemnitee without authorization

Item 13. Financial Statements and Supplementary Data.

The financial statements of the Company appear at the end of this report beginning on page F-1.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Not applicable.

Item 15. Financial Statements and Exhibits.

(a)	Financial Statements.

Our unaudited condensed consolidated financial statements for the three months ended March 31, 2026 and 2025 appear at the end of this Registration Statement on pages F-1 though F-20.

Our audited consolidated financial statements for the years ended December 31, 2025 and 2024 appear at the end of this Registration Statement on pages F-21 though F-45

(b)	Exhibits

The documents listed in the Exhibit Index of this Registration Statement are incorporated by reference or are filed with this Registration, in each case as indicated below.

		Incorporated by Reference			Filed or
Exhibit No.	Exhibit Description	Form	Date Filed	Number	Furnished Herewith

3.1	Third Amended and Restated Certificate of Incorporation	1-U/A	4/14/2025	3.1
3.2	Second Amended and Restated Bylaws	1-U	12/8/2020	2.2
4.1	Investors’ Rights Agreement	1-U	12/8/2020	3.2
4.2	Amended and Restated Voting Agreement	1-U/A	4/14/2025	1.2
4.3	Right of First Refusal and Co-Sale Agreement	1-U	12/8/2020	3.4
4.4	Management Rights Agreement	1-U	12/8/2020	3.5
4.5	Omnibus Amendment Agreement to Investors’ Rights Agreement and Right of First Refusal and Co-Sale Agreement	1-U/A	4/14/2025	1.3
10.1	2016 Stock Incentive Plan	1-A	1/30/2017	5
10.2	Fulfillment Services Agreement	1-U	5/18/2017	1.1
10.3	Management Services Agreement	1-U	12/8/2020	6.1
10.4	Form of Indemnification Agreement				Filed
10.5+*	Employment Agreement of Sue Rechner				Filed
10.6	Second Amended and Restated Long-Term Incentive Plan				Filed
21.1	Subsidiaries of the Company				Filed

+	Management contract or compensatory plan or arrangement.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized.

FEEL THE WORLD, INC.

Date: July 24, 2026	By:	/s/ Sue Rechner
Sue Rechner CEO

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FEEL THE WORLD, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026 AND 2025

UNAUDITED

 Index to Condensed Consolidated Financial Statements

Feel The World, Inc.

D.B.A. Xero Shoes

Condensed Consolidated Financial Statements (Unaudited)

F-1

FEEL THE WORLD, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

As of March 31, 2026 and December 31, 2025

	March 31,	December 31,
ASSETS	2026	2025

Current assets:
Cash	$5,598,365	$10,134,276
Accounts receivable, net	4,342,141	2,561,561
Inventory	18,240,153	15,423,514
Inventory in transit	840,796	6,908,124
Income tax receivable	809,546	858,965
Prepaid expenses	500,363	411,932
Total current assets	30,331,364	36,298,372

Property and equipment, net	946,569	1,012,288
Intangible assets, net	1,137,412	1,103,074
Deposits	112,399	118,770
Deferred tax assets	1,099,219	1,239,485
Operating lease right-of-use assets	2,010,626	2,193,211
Total assets	$35,637,589	$41,965,200

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$7,393,567	$14,584,878
Customer deposits	26,392	433,234
Deferred revenue	180,462	46,607
Income tax liability	106	—
Operating lease liability, current portion	881,097	807,749
Lines of credit, current portion, net	5,284,115	4,000,000
Total current liabilities	13,765,739	19,872,468

Long-term liabilities:
Operating lease liability, net current portion	1,332,179	1,599,553
Total long-term liabilities	1,332,179	1,599,553

Total liabilities	15,097,918	21,472,021

Commitments and contingencies	—	—

Series A Preferred stock, $0.0001 par, 3,681,234 shares authorized, issued and outstanding, liquidation preferences of $20,798,604 and $20,291,321 as of March 31, 2026 and December 31, 2025, respectively	368	368

Stockholders' equity:
Senior Preferred Stock, $0.0001 par, 500,000 shares authorized, 500,000 shares issued and outstanding, liquidation preferences of $12,500,000 as of March 31, 2026 and December 31, 2025	50	50
Class A common stock, $0.0001 par, 19,824,168 shares authorized, 5,289,980 shares issued and outstanding as of March 31, 2026 and December 31, 2025	529	529
Class B common stock, $0.0001 par, 175,832 shares authorized, 175,707 shares issued and outstanding as of March 31, 2026 and December 31, 2025	18	18
Additional paid-in capital	13,545,958	13,505,912
Treasury stock	(4,424)	(4,424)
Retained earnings	7,860,072	7,387,469
Accumulated other comprehensive income/(loss)	(862,900)	(396,743)
Total stockholders' equity	20,539,671	20,493,179

Total liabilities and stockholders’ equity	$35,637,589	$41,965,200

See accompanying notes, which are an integral part of these condensed consolidated financial statements.

F-2

FEEL THE WORLD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

For the three months ended March 31, 2026 and 2025

	For the Three Months Ended
	March 31,
	2026	2025

Revenue	$15,983,170	$15,231,278
Cost of revenue - product costs	6,483,128	6,746,521
Cost of revenue - fulfillment costs	1,854,456	2,151,374
Gross profit	7,645,586	6,333,383

Operating expenses:
General and administrative	1,519,698	1,435,830
Sales and marketing	3,750,162	3,987,558
Research and development	540,485	400,370
Operations	1,037,879	1,292,620
Total operating expenses	6,848,224	7,116,378

Income (loss) from operations	797,362	(782,995)

Other income (expense)
Interest expense	(88,791)	(108,439)
Loss on settlement	—	(406,719)
Other income (expense)	(49,845)	(138,682)
Total other expense	(138,636)	(653,840)

Net income (loss) before income taxes	658,726	(1,436,835)

Provision for income taxes	186,123	275,260

Net income (loss)	$472,603	$(1,712,095)

Other comprehensive income (expense)

Foreign currency translation (loss) gain	(466,157)	586,790

Total comprehensive income (loss)	$6,446	$(1,125,305)

Weighted average common shares outstanding, basic and diluted	5,465,687	5,465,687

Net income (loss) per share, less preferred dividends, basic and diluted	$(0.01)	$(0.40)

See accompanying notes, which are an integral part of these condensed consolidated financial statements.

F-3

FEEL THE WORLD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (UNAUDITED)

For the three months ended March 31, 2026 and 2025

	Temporary Equity		Stockholders’ Equity
	Series A Preferred Stock		Senior Preferred Stock		Class A Common Stock		Class B Common Stock		Treasury Stock		Additional paid-in capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Stockholders' Equity
	Shares	$	Shares	$	Shares	$	Shares	$	Shares	$

Balances, December 31, 2025	3,681,234	$368	500,000	$50	5,289,980	$529	175,707	$18	1,125	$(4,424)	$13,505,912	$(396,743)	$7,387,469	$20,493,179

Stock compensation	—	—	—	—	—	—	—	—	—	—	40,046	—	—	40,046
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	(466,157)	—	(466,157)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	472,603	472,603

Ending balance, March 31, 2026	3,681,234	$368	500,000	$50	5,289,980	$529	175,707	$18	1,125	$(4,424)	$13,545,958	$(862,900)	$7,860,072	$20,539,671

	Temporary Equity		Stockholders’ Equity
	Series A Preferred Stock		Senior Preferred Stock		Class A Common Stock		Class B Common Stock		Treasury Stock		Additional paid-in capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Stockholders' Equity
	Shares	$	Shares	$	Shares	$	Shares	$	Shares	$

Balances, December 31, 2024	3,681,234	$368	—	$—	5,289,980	$529	175,707	$18	1,125	$(4,424)	$8,602,715	$(1,043,815)	$9,759,377	$17,314,768

Shares issued for senior preferred stock sale, net of offering costs	—	—	500,000	50	—	—	—	—	—	—	4,930,411	—	—	4,930,461
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	586,790	—	586,790
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(1,712,095)	(1,712,095)

Ending balance, March 31, 2025	3,681,234	$368	500,000	$50	5,289,980	$529	175,707	$18	1,125	$(4,424)	$13,533,126	$(457,025)	$8,047,282	$21,119,924

See accompanying notes, which are an integral part of these condensed consolidated financial statements.

F-4

FEEL THE WORLD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

For the three months ended March 31, 2026 and 2025

	For the Three Months Ended
	March 31,
	2026	2025

Cash flows from operating activities:
Net income (loss)	$472,603	$(1,712,095)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities :
Amortization of loan fees	22,645	—
Depreciation and amortization	106,504	114,764
Inventory adjustments	6	2,751
Deferred taxes	140,266	(42,795)
Stock based compensation	40,046	—
Write-off of unrecoverable cash	—	406,719
Credit loss expense	14,891	—
Changes in operating assets and liabilities:
Accounts receivable	(1,795,471)	(920,020)
Prepaid expenses	(88,431)	(203,687)
Income tax receivable	49,419	308,250
Deposits	6,371	(31,685)
Inventory	(2,816,645)	(2,479,206)
Inventory in transit	6,067,328	6,410,237
Operating lease right-of use asset	182,585	283,322
Accounts payable and accrued expenses	(7,191,311)	(1,020,021)
Income tax payable	106	(62,550)
Customer deposits	(406,842)	402,630
Operating lease liability	(194,026)	(228,855)
Deferred revenue	133,855	153,573
Net cash provided by (used in) operating activities	(5,256,101)	1,381,332

Cash flows from investing activities:
Additions to intangible assets	(53,219)	(38,397)
Purchase of property and equipment, net	(21,904)	(101,541)
Net cash used in investing activities:	(75,123)	(139,938)

Cash flows from financing activities:
Repayments on lines of credit	(4,000,000)	(100,000)
Proceeds from lines of credit, net	5,261,470	—
Proceeds from the sale of senior preferred stock, net	—	4,930,461
Net cash provided by (used in) financing activities	1,261,470	4,830,461

Effect of foreign currency translation	(466,157)	586,790

Net increase (decrease) in cash	(4,535,911)	6,658,645

Cash, beginning of period	10,134,276	1,982,681

Cash, end of period	$5,598,365	$8,641,326

Supplemental disclosures of cash flow information:
Cash paid for interest	$66,145	$108,440
Cash paid for income taxes	$—	$—

See accompanying notes, which are an integral part of these condensed consolidated financial statements.

F-5

FEEL THE WORLD, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (UNAUDITED)

As of March 31, 2026 and 2025 and for the periods then ended

NOTE 1: DESCRIPTION OF BUSINESS

Nature of Business

Feel The World, Inc. (the “Company”), is a corporation organized on December 17, 2010, under the laws of Delaware. The Company sells footwear to retailers, distributors, and direct to consumers. Feel the World EU B.V., a private limited liability company formed under the laws of the Netherlands on September 5, 2019, is a wholly owned subsidiary of the Company. Xero Shoes EU s.r.o., a private limited liability company formed under the laws of the Czech Republic on July 15, 2021, is a wholly owned subsidiary of Feel the World EU B.V. Feel the World UK Ltd. is a private limited liability company formed on September 7, 2023 under the law of the United Kingdom. Feel The World, Inc. and its subsidiaries are collectively referred to as the “Company”, “we”, “our”, and “us” in this report.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Basis of Consolidation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”).

The Company adopted the calendar year as its basis of reporting.

The Company prepares consolidated financial statements in accordance with GAAP. These consolidated financial statements include all accounts of Feel the World, Inc., along with its fully owned subsidiaries, Feel the World EU B.V, Feel the World U.K, and Xero Shoes EU s.r.o. All transactions and balances between and among the aforementioned companies have been eliminated in consolidating the accounts for consolidated financial statement presentation. The accounting and reporting policies of the Company conform to GAAP.

Basis of Presentation – Interim Financial Statements

The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial information. Accordingly, they do not include all disclosures, including certain notes, required by U.S. GAAP on an annual reporting basis. These condensed consolidated financial statements are unaudited and, in the opinion of management, reflect all normal recurring adjustments necessary to fairly present the financial position, results of operations, cash flows, and change in stockholders’ equity for the periods presented. Results for the periods presented are not necessarily indicative of the results that may be expected for any subsequent period. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes included in this filing.

Foreign Currency

The consolidated financial statements are presented in United States Dollars, (“USD”), which is the reporting currency and the functional currency of the Company’s U.S. operations. The functional currency of the subsidiaries is their local currency. In accordance with ASC 830, Foreign Currency Matters, foreign denominated monetary assets and liabilities are translated to their USD equivalents using foreign exchange rates which prevailed at the consolidated balance sheet date. Non-monetary assets and liabilities are translated at the exchange rate prevailing at the transaction date. Revenue and expenses were translated at the prevailing rate of exchange at the date of the transaction. When it is impractical to track the exchange rates at the date of transactions, weighted average rates were applied as permitted by Topic 830. Related translation adjustments are reported as a separate component of stockholders’ equity, whereas gains or losses resulting from foreign currency transactions are included other income/(expense) on the consolidated statements of operations and comprehensive income/(loss). For the three months ended March 31, 2026, the foreign currency translation loss was $466,157. For the three months ended March 31, 2025, the foreign currency translation gain was $586,790.

Cash Equivalents and Concentration of Cash Balance

The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed insured limits provided by the Federal Deposit Insurance Corporation (“FDIC”) and its international equivalents. On March 31, 2026 and December 31, 2025, the Company’s cash balances exceeded such insured limits by $5,215,153 and $9,768,831, respectively. The Company has not experienced any losses as a result of these excess amounts.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable are comprised of amounts billed and currently due from customers. Accounts receivable are amounts related to any unconditional right the Company has for receiving consideration and are presented as accounts receivable in the consolidated balance sheets. The Company maintains an allowance for credit losses for estimated losses resulting from the inability of our customers to make required payments. The Company employs the practical expedient to estimate expected credit losses for current accounts receivable by utilizing subsequent cash collections. The evaluation of subsequent cash collections was performed through June 22, 2026, for the reporting periods ended March 31, 2026 and 2025.

F-6

Three Months Ended
March 31, 2026
Beginning Balance	$2,561,561
Sales	15,983,170
Collections, net	(14,108,973)
Ending Balance	4,435,758
Allowances	(93,617)
Accounts Receivable, Net	$4,342,141

Management considers the following factors when determining the collectability of specific customer accounts: customer creditworthiness, past transaction history with the customer, current industry trends, changes in customer payment terms, and specific customer situations. The Company’s normal collection cycle ranges between 30 and 60 days. Estimated uncollectible amounts are charged to earnings and a credit to allowance. Balances which remain outstanding after reasonable collection efforts are written off through a charge to the allowance and a credit to accounts receivable. The Company recorded an allowance for credit losses of $93,617 and $68,984 as of March 31, 2026 and December 31, 2025, respectively.

Three Months Ended
March 31, 2026
Beginning Balance	$68,984
Additions	24,633
Recoveries	—
Write-offs	—
Ending Balance	$93,617

Inventory Assets

Inventory is stated at the lower of cost or market and accounted for using the weighted average cost method. The inventory balances as of March 31, 2026 and December 31, 2025 consist of products purchased for resale and any materials the Company purchased to modify the products. The Company operates a warehouse to process sales, returns and exchanges in the United States and maintains agreements with third-party logistics providers in the Czech Republic, United Kingdom and the People’s Republic of China. The inventory held in the warehouses is finished goods available for resale. The Company regularly evaluates inventory for possible impairment and estimate inventory market value based on several subjective assumptions including estimated future demand and market conditions, as well as other observable factors such as current sell-through of the Company's products, recent changes in product demand, global and regional economic conditions, historical experience selling through liquidation and price discounted channels, and the amount of inventory on hand. If the estimated inventory market value is less than the carrying value, the carrying value is adjusted to market value and the resulting impairment charge is recorded in cost of goods sold in the consolidated statements of operations and comprehensive income/(loss). The Company wrote off inventory worth $6 and $414 during the three months ended March 31, 2026 and the year ended December 31, 2025, respectively. The write-off amount for both years includes inventory impairment, loss, disposal for damaged inventory due to returns or quality control issues. Some of these shoes were destroyed, and the majority were donated to charity. Once an inventory write-down is recorded, it is not reversed even if the net realizable value subsequently increases.

Inventory in Transit

Inventory in transit includes products manufactured for sale that have been shipped by the suppliers but have not yet been received at our warehouses.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is recorded for property and equipment using the straight-line method over the estimated useful lives of assets. The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. Depreciation for footwear molds and lasts of $56,026 and $85,039 are included in cost of revenue for the three months ended March 31, 2026 and 2025, respectively. The balances as of March 31, 2026 and December 31, 2025 mainly consist of footwear manufacturing assets and equipment assets with 3-10 year lives.

F-7

Capital assets as of March 31, 2026 and December 31, 2025 and depreciation expense for the three months ended March 31, 2026 and the year ended December 31, 2025 are as follows:

	March 31, 2026	December 31, 2025
Footwear molds	$2,528,502	$2,493,312
Footwear lasts	21,840	21,840
Furniture and equipment	839,961	826,400
Trade show booth	38,129	37,066
Website	30,000	30,000
Leasehold improvements	158,768	158,768
	3,617,200	3,567,386
Accumulated depreciation	(2,670,631)	(2,555,098)
Property and equipment, net	$946,569	$1,012,288
Depreciation expense	$102,623	$424,248

Leases and Leasehold Improvements

We determine if an arrangement is, or contains, a lease at inception of the contract. As a lessee, we consider a contract to be, or contain, a lease if the contract conveys the right to control the use of an identified asset in exchange for consideration. We recognize in the consolidated balance sheets the obligation to make lease payments and a right-of-use (“ROU”) asset representing our right to use the underlying asset for the lease term. As an accounting policy election, we do not record leases with an initial term of 12 months or less on the consolidated balance sheets, instead we recognize lease expense for these leases on a straight-line basis over the lease term. Additionally, we elected the practical expedients made available under the updates as our accounting policy to not separate lease and non-lease components by class of underlying asset. For leases that commenced before January 1, 2023, we have applied the modified retrospective transition method which resulted in comparative information not being restated. The new lease accounting standard, ASC Topic 842, Leases, provides several optional practical expedients for transition. We elected the package of practical expedients, which permits us to not reassess our prior conclusions about lease identification, lease classification and initial direct costs.

Right-of-use assets and liabilities are initially measured at the present value of lease payments over the lease term, discounted using the interest rate implicit in the lease at the commencement date. ROU assets are adjusted for any lease payments made prior to lease commencement, lease incentives, and accrued rent. If the rate implicit in the lease cannot be readily determined, we discount the lease using our incremental borrowing rates. Our leases may include options to extend or terminate the lease. When it is reasonably certain that we will exercise such an option, the lease term includes those periods. Lease expense for operating leases is recognized on a straight-line basis over the lease term. Variable costs, such as maintenance expenses, property taxes, property insurance, transaction-based lease payments and index-based rate increases, are expensed as incurred. Right-of-use assets are reviewed for impairment when events or circumstances indicate that the carrying amount may not be recoverable. For operating leases, if deemed impaired, the ROU asset is written down and the remaining balance is subsequently amortized on a straight-line basis.

Any leasehold improvements made by the Company to the underlying assets for the need of our operations are capitalized and recognized separately from the ROU assets. The leasehold improvements are subsequently amortized over the shorter of the useful life of leasehold improvements or the remaining lease term.

Intangible Assets and Impairment of Long-Lived Assets

There are numerous patents and trademarks important to the Company’s business. Most of our trademarks are registered. As long as the Company intends to continue using its trademarks, they are renewed indefinitely. The Company files for and actively defends its patents. Patents are amortized over a 20-year useful life with patent amortization expense of $3,881 and $0 for the three months ended March 31, 2026 and 2025, respectively.  Internal-use software is amortized over a 3-5 year useful life with amortization expense of $15,000 and $0 for the three months ended March 31, 2026 and 2025, respectively.

The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that consider factors such as economic and market conditions and the useful lives of assets. If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of an asset is less than its carrying amount, then the Company records impairment of the asset.

F-8

Fair Value of Financial Instruments

Management applies fair value accounting for significant financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements. Management defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, management considers the principal or most advantageous market in which it would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities.
•	Level 2 - Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•	Level 3 - Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The carrying amounts reported in the consolidated balance sheets approximate their fair value.

Concentration of Credit and Other Risks

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable. The Company believes that any concentration of credit risk in its accounts receivable is substantially mitigated by the Company’s evaluation process, relatively short collection terms and the high level of credit worthiness of its customers. The Company performs ongoing internal credit evaluations of its customers’ financial condition, obtains deposits and limits the amount of credit extended when deemed necessary but generally requires no collateral.

Significant customers are those which represent more than 10% of the Company’s revenue for each period presented, or the Company’s accounts receivable balance as of each respective consolidated balance sheet date. For each significant customer, revenue as a percentage of total revenue and accounts receivable as a percentage of total net accounts receivable are as follows:

	Revenue		Accounts Receivable
	For the three months ended March 31,
Customers	2026	2025	2026	2025
Customer A	13%	6%	20%	19%
Customer B	4%	4%	13%	12%

Accounts Payable

Any contractual obligations for payments stemming from goods and services delivered by our suppliers and vendors are recognized in the reporting periods when costs and expenses are incurred but no payment arrangements have been made.

Customer Deposits

At the time an order is placed, some international distributors pay a portion of their order or full amount based on the payment terms and conditions stipulated in their contracts with the Company. In accordance with revenue recognition policies (see below), these amounts are recorded as a liability until all revenue recognition conditions have been met.

Contract Balances

Contract assets arise when the revenue associated prior to the Company’s unconditional right to receive a payment under a contract with a customer (i.e., unbilled revenue) and are derecognized when either it becomes a receivable or the cash is received. There were no contract assets as of March 31, 2026 and December 31, 2025.

F-9

Contract liabilities arise when customers remit cash payments for orders in advance of the Company satisfying its performance obligations under the contract and are derecognized when the revenue associated with the contract is recognized when the performance obligation is satisfied through the shipment of customer orders. Contract liabilities are almost exclusively related to remittances of online direct to consumer product sales and are typically satisfied within one week of occurrence. Contract liabilities were $180,462 and $46,607 as of March 31, 2026 and December 31, 2025, respectively. All revenue associated with contract liabilities as of December 31, 2025 were recognized during the three months ended March 31, 2026.

	Three Months Ended March 31, 2026	Year Ended December 31, 2025
Beginning Balance	$46,607	$226,033
Prior year contract liabilities recognized as revenue in current year	(46,607)	(226,033)
Cash received in advance of performance	180,462	46,607
Other significant changes	—	—
Ending Balance	$180,462	$46,607

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606 when shipment of goods to its customers has occurred satisfying its performance obligations, acceptance has been approved by its customers, the fee is fixed or determinable, and collection of any related receivable is probable. ASC Topic 606, Revenue from Contracts with Customers, establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

Sales tax is collected on sales in all states with a sales tax and the District of Columbia. These taxes are recorded as a liability until remittance.  Liabilities are recorded for store credit issued to customers.

The Company generates revenues in two business segments: (1) the North American operations which includes all foreign distributors outside of Europe, and (2) European operations which includes the European Union countries and the Middle Eastern wholesale accounts. The Company primarily sells through three channels: direct-to-consumer, third-party platforms such as Amazon, and wholesale/distribution.

The following tables present the Company's revenues disaggregated by reportable operating segments and distribution channel:

	For the Three Months Ended
	March 31,
Net revenue by geography:	2026	2025
North America	$12,453,687	$10,944,236
Europe	3,529,483	4,287,042
Total	$15,983,170	$15,231,278

Net revenue by channel:	2026	2025
Direct-to-consumer	$8,652,441	$8,540,977
Wholesale/Distributor	7,316,243	6,042,406
Amazon	14,486	647,895
Total	$15,983,170	$15,231,278

Product sales	2026	2025
Gross product sales	$17,798,741	$17,644,610
Returns, allowances and chargebacks	(1,315,973)	(2,492,357)
Discounts	(742,514)	(509,460)
Net product sales	15,740,254	14,642,793
Shipping revenue	242,916	588,485
Total	$15,983,170	$15,231,278

F-10

The Company records an accrual for estimated product returns and warranty claims at the time revenue is recognized, in accordance with its returns and warranty policies. The accrual is based on historical experience, current trends, and management’s judgment. Historically, this allowance has ranged between approximately 12% and 15% of gross revenue. The allowance is reviewed monthly and adjusted as necessary to reflect management’s best estimate of future returns and warranty obligations.

Merchant Account Fees

The Company includes credit card merchant account fees as cost of goods sold in the consolidated statements of operations and comprehensive income/(loss). For three months ended March 31, 2026 and 2025, the Company had merchant account fees of $323,560 and $200,500, respectively.

Shipping and Handling Costs and Fees

Shipping and handling costs are expensed as incurred and are included in cost of goods sold in the consolidated statements of operations and comprehensive income/(loss). Shipping and handling fees billed to customers are included in revenues.

Advertising

Advertising costs are expensed as incurred.

Research and Development

Research and development costs are expensed as incurred.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date.

Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of March 31, 2026 and December 31, 2025, the Company has evaluated available evidence and concluded that the Company may not realize all the benefits of its deferred tax assets; therefore, a valuation allowance has been established for its deferred tax assets.

ASC Topic 740-10-30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740-10-40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company has no material uncertain tax positions for any of the reporting periods presented.

Stock-Based Compensation

The Company accounts for stock-based compensation expense in accordance with the authoritative guidance on share-based payments. Under the provisions of the guidance, stock-based compensation expense is measured at the grant date based on the fair value of the option or warrant using a Black-Scholes option pricing model and is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period.

The authoritative guidance also requires that the Company measures and recognizes stock-based compensation expense upon modification of the term of stock award. The stock-based compensation expense for such modification is accounted for as a repurchase of the original award and the issuance of a new award.

Calculating stock-based compensation expense requires the input of highly subjective assumptions, including the expected term of the stock-based awards, stock price volatility, and the pre-vesting option forfeiture rate. The Company estimates the expected life of options granted based on historical exercise patterns, which are believed to be representative of future behavior. The Company estimates the volatility of the Company’s common stock on the date of grant based on historical volatility. The assumptions used in calculating the fair value of stock-based awards represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and the Company uses different assumptions, its stock-based compensation expense could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. The Company estimates the forfeiture rate based on historical experience of its stock-based awards that are granted, exercised and cancelled. If the actual forfeiture rate is materially different from the estimate, stock-based compensation expense could be significantly different from what was recorded in the current period. The Company also grants performance based restricted stock awards to employees and consultants. These awards will vest if certain employee\consultant-specific or company-designated performance targets are achieved. If minimum performance thresholds are achieved, each award will convert into a designated number of the Company’s common stock. If minimum performance thresholds are not achieved, then no shares will be issued. Based upon the expected levels of achievement, stock-based compensation is recognized on a straight-line basis over the requisite service period. The expected levels of achievement are reassessed over the requisite service periods and, to the extent that the expected levels of achievement change, stock-based compensation is adjusted in the period of change and recorded on the consolidated statements of operations and the remaining unrecognized stock-based compensation is recorded over the remaining requisite service period. Refer to Note 8.

F-11

Earnings (Loss) Per Share

The Company computes earnings (loss) per share in accordance with ASC 260, “Earnings per Share” which requires presentation of both basic and diluted earnings (loss) per share (“EPS”) on the face of the consolidated statements of operations and comprehensive income/(loss). Basic EPS is computed by dividing the loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. As of March 31, 2026 and December 31, 2025, the Company had 282,500 and 242,500, respectively, common stock equivalents outstanding.

Indemnification

The Company provides indemnification of varying scope to certain customers against claims of intellectual property infringement made by third parties arising from the use of the Company’s software. In accordance with authoritative guidance for accounting for guarantees, the Company evaluates estimated losses for such indemnification. The Company considers such factors as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. To date, no such claims have been filed against the Company and no liability has been recorded in its consolidated financial statements.

As permitted under Delaware law, the Company has agreements whereby it indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was, serving at the Company’s request in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. In addition, the Company has directors’ and officers’ liability insurance coverage that is intended to reduce its financial exposure and may enable it to recover any payments above the applicable policy retention.

Contingencies

The Company records a liability when the Company believes that it is both probable that a loss has been incurred, and the amount can be reasonably estimated. If the Company determines that a loss is reasonably possible, and the loss or range of loss can be estimated, the Company discloses the possible loss in the notes to the consolidated financial statements. The Company reviews the developments in its contingencies that could affect the amount of the provisions that has been previously recorded, and the matters and related possible losses disclosed. The Company adjusts provisions and changes to its disclosures accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. Significant judgment is required to determine both the probability and the estimated amount.

Legal costs associated with loss contingencies are accrued based upon legal expenses incurred by the end of the reporting period.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. The Company regularly evaluates estimates and assumptions related to the allowance for credit losses, the estimated useful lives and recoverability of long-lived assets, equity component of convertible debt, stock-based compensation, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. Actual results could differ materially from those estimates

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) that are adopted by the Company as of the specified effective date. If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s consolidated financial statements upon adoption.

F-12

NOTE 3: RELATED PARTY TRANSACTIONS

Equity Sale to TZP

On March 21, 2025, the Board of Directors approved an equity financing and issued 500,000 shares of Senior Preferred Stock to TZP Group Investments, L.P. at a purchase price of $10.00 per share, including participation by an entity affiliated with directors Jo-Anne Kruse and Marc Schneider, who are affiliated with TZP Group Holdings, L.P. and its related entities; after considering the terms of the financing and the related party relationships involved, the Board determined that the transaction is fair and in the best interests of the Company and its stockholders and was conducted on terms consistent with those that would be expected in an arm’s-length transaction.

Management Fees

During each of the three months ended March 31, 2026 and 2025, the Company paid $50,000 to TZP Group Investments Manager, LP for management fees. These expenses are included in general and administrative expense on the Company’s consolidated statements of and other comprehensive income/(loss).

NOTE 4: INTANGIBLE ASSETS

The Company capitalizes costs associated with software developed for internal use, including payroll for employees directly involved in development and external consulting fees, once the project has reached the application development stage in accordance with ASC 350-40.  Amortization is computed using the straight-line method over an estimated useful life of 3–5 years. The Company amortized $3,881 and $0 in costs related to new software development during the three months ended March 31, 2026 and 2025, respectively.

Patent and trademark values are reviewed annually for potential impairment. The Company determined that no impairment is currently warranted. The intangibles carrying amount as of March 31, 2026 and December 31, 2025 and amortization expense for the three months ended March 31, 2026 and the year ended December 31, 2025 are as follows:

	Three Months Ended March 31, 2026	Year Ended December 31, 2025
Patents	$575,842	$536,341
Trademarks	394,048	393,426
Internal-use software	284,524	271,428
Intangible assets	1,254,414	1,201,195
Accumulated amortization	(117,002)	(98,121)
Intangible assets, net	$1,137,412	$1,103,074
Amortization expense	$18,881	$61,282

NOTE 5: BUSINESS LOANS AND LINES OF CREDIT

The Company’s outstanding borrowings consisted of the following as of March 31, 2026 and December 31, 2025:

	March 31, 2026	December 31, 2025
Wells Fargo Line of Credit	$5,500,201	$—
JPMorgan Chase Line of Credit	—	4,000,000
Total Borrowings	5,500,201	4,000,000
Unamortized Debt Discounts	(216,086)	—
Total Borrowings, net	$5,284,115	$4,000,000

JP Morgan Chase Line of Credit

On November 12, 2024, the Company entered into a credit agreement with JP Morgan Chase comprised of a term commitment for $2,000,000 and a revolving commitment for $4,000,000. The term commitment had a maturity date of November 12, 2025, at which time payment of the full principal amount was due. The revolving commitment had a maturity on November 12, 2025. On February 2, 2023, the Company drew and utilized the full credit available under the revolving commitment of $4,000,000. In 2025, JPMorgan extended the maturity date of the revolving lines of credit to February of 2026.

 The interest rate for the revolving commitment is OFR plus 3.250%. For the year ending December 31, 2025, the weighted average interest rates for the revolving commitment was approximately 7.49%. Additionally, a commitment fee of 0.25% is paid on the unused balance of the revolving commitment. Borrowings under this credit agreement are secured by substantially all the assets of the Company.

The credit agreement required the Company to maintain a minimum total leverage ratio of 2.50 and a minimum fixed-charge coverage ratio of 1.20. Additionally, the credit agreement limits the Company’s indebtedness, in addition to various covenants. As of December 31, 2025, the Company was in compliance with all financial covenants under the credit agreement.

Wells Fargo Line of Credit

On February 5, 2026, the Company entered into a credit agreement with Wells Fargo for a revolving commitment of $12,000,000. The commitment has a maturity on February 5, 2029. The Company utilized $4,000,000 of the credit available under the revolving commitment to repay its maturing commitment to JP Morgan Chase.   The interest rate for the Wells Fargo revolving commitment is Daily Simple SOFR plus 2.250%.

The interest rate for the Wells Fargo revolving commitment is Daily Simple SOFR plus 2.250%.  For the three months ended March 31, 2026, the weighted average interest rates for the revolving commitment was approximately 5.91% Additionally, a commitment fee of 0.25% is paid on the unused balance of the revolving commitment. Borrowings under this credit agreement are secured by substantially all the assets of the Company.

The credit agreement requires the Company to maintain a minimum fixed-charge coverage ratio of 1.0 through June 2026 and a minimum of 1.1 from July 2026 forward. Additionally, the credit agreement limits the Company’s indebtedness, in addition to various covenants. As of March 31, 2026, the Company was in compliance with all financial covenants under the credit agreement.

As of March 31, 2026, the balance of the revolving commitment was $5,500,201 which is presented net of unamortized debt discounts of $216,086 for a carrying amount of $5,284,115 on the Company’s consolidated balance sheet. Total interest expense for the three months ended March 31, 2026 and 2025 was $88,791 and $108,439, respectively.

F-13

NOTE 6: LEASES

The Company operates in one leased location for office in Broomfield, Colorado and one leased warehouse location in Denver, Colorado. We also entered into master lease agreements for certain office equipment. Our operating leases expire at various dates through the year 2031 and generally include options for renewal. The exercise of lease renewal options is at the Company’s sole discretion. Our operating lease agreements do not contain any material residual value guarantees or material restrictive covenants. As of March 31, 2026, we had operating lease right-of-use assets and operating lease liabilities of $2,010,626 and $2,213,276, respectively. As of December 31, 2025, we had operating lease right-of-use assets and operating lease liabilities of $2,193,211 and $2,407,302, respectively.

The following table includes supplemental information related to operating leases:

	March 31, 2026	March 31, 2025
Cash paid for amounts included in the measurement of lease liabilities: Operating cash flows from operating lease	$242,674	$237,148
Weighted average remaining lease terms (years): Operating leases	4.03	5.06
Weighted average discount rate: Operating leases	8.48%	7.83%

The undiscounted cash flows for future maturities of the Company’s operating lease liabilities and the reconciliation to the operating lease liabilities recognized in the consolidated balance sheets are as follows:

March 31, 2026
2026 (nine months)	$740,361
2027	560,236
2028	347,676
2029	355,143
Thereafter	710,310
Total Lease Payments	2,713,726
Less: Imputed Interest	(400,450)
Present Value of Lease Liabilities	$2,313,276

NOTE 7: STOCKHOLDERS’ EQUITY

Capital Stock

The Company’s amended Articles of Incorporation authorized 19,824,168 shares of Class A Voting Common Stock ($0.0001 par), 175,832 shares of Class B Non-Voting Common Stock ($0.0001 par), 3,681,234 shares of Series A Preferred Stock ($0.0001 par), and 500,000 shares of Senior Preferred Stock ($0.0001 par).

As of March 31, 2026 and December 31, 2025, the Company had 5,289,980 shares of Class A Voting Common Stock issued and outstanding. As of March 31, 2026 and December 31, 2025, the Company had 175,707 shares of Class B Non-Voting Common Stock issued and outstanding. The Company had 3,681,234 shares of Series A Preferred Stock issued and outstanding as of March 31, 2026 and December 31, 2025. Additionally, the Company has reserved 733,424 shares of Class A Voting Common Stock ($0.0001 par) for issuance under the 2016 Employee Stock Incentive Plan, of which 135,924 remain available for issuance as of March 31, 2026. 500,000 shares of Senior Preferred Stock were issued and outstanding as of March 31, 2026 and December 31, 2025.

The Class A Voting Common Stock and the Class B Non-Voting Common Stock are identical in all respects except that each holder of the Class A Voting Common Stock shall be entitled to cast one vote for each outstanding share while Class B Common Stock do not have voting rights. No holder of shares of Class A Voting Common Stock or Class B Non-Voting Common Stock shall be entitled to preemptive or subscription rights. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock of the Company are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock of the Company.

The holders of Series A Preferred Stock are entitled to various protective provisions and preferences. Holders of Series A Preferred Stock are entitled to vote on an as-converted basis with holders of Class A Common Stock and to appoint directors.

F-14

The holders of Series A Preferred Stock are entitled to dividend preferences over holders of Common Stock and to preferred dividends at a rate of 10% per annum of the original issue price ($12,500,000 as of March 31, 2026 and December 31, 2025), compounded annually. Holders of Senior Preferred Stock are entitled to dividends on an as-converted basis, when and if declared by the Board of Directors. Accrued dividends are payable only when, as, and if declared by the Board of Directors. As of and March 31, 2026 and December 31, 2025, accrued dividends of $8,298,605 and $7,791,322, respectively, and were outstanding but undeclared. The dividend rates are subject to dilution protections.

The holders of Series A Preferred Stock are entitled to a liquidation preference over holders of Common Stock but subordinate to Senior Preferred Stock, at the original issuance price ($3.3956) per share plus any accrued and unpaid dividends, providing a total liquidation preference of $20,798,604 and $20,291,321, as of March 31, 2026 and December 31, 2025, respectively. The Series A Preferred Stock are convertible, at the holder’s election, into Class A Common Stock at a dilution protected rate that is currently 1:1. The Series A Preferred Stock are mandatorily convertible into Class A Common Stock if and upon a qualifying initial public offering, as defined in the articles of incorporation.

The Series A Preferred Stocks are subject to optional redemption at the holder’s election on or after December 2, 2024, at a price of the greater of the original issuance price ($3.3956 per share) plus any accrued and unpaid dividends or the fair value at the redemption date as agreed between the Company and the holders or based upon a third-party appraisal. As a result of its redemption provisions, the Series A Preferred Stock was not classified as part of stockholders’ equity in the accompanying consolidated balance sheets in accordance with ASC 480-10-S99, “SEC Materials”, and instead is excluded from stockholders’ equity and presented as temporary equity.

Senior Preferred Stock is non-voting and is not convertible into common stock. Senior Preferred Stock is entitled to various rights, protections, and preferences, including a liquidation preference of 2.5 times the original issuance price of $10.00 per share, equating to $12,500,000 as of March 31, 2026 and December 31, 2025. During 2025, the Company issued 500,000 shares of Senior Preferred Stock for gross proceeds of $5,000,000.

NOTE 8: EMPLOYEE STOCK INCENTIVE PLAN

In May 2016, the Company implemented the 2016 Employee Stock Incentive Plan (the “Plan”) for employees and reserved 818,181 shares of Class A Voting Common Stock for issuance under the Plan. The Company’s Board of Directors amended the stock option Plan to reduce the number of authorized options from 818,181 to 733,424 per the terms of the December 2, 2020, stock purchase and exchange agreement. As of March 31, 2026 and December 31, 2025, there remains 135,924 and 175,924 shares, respectively, available for issuance under the Plan.

The following table is the summary of stock option activities for the three months ended March 31, 2026 and the year ended December 31, 2025:

	March 31, 2026		December 31, 2025
	Number of shares subject to options	Weighted-average exercise price	Number of shares subject to options	Weighted-average exercise price
Outstanding - beginning of period	242,500	$5.64	326,657	$5.12
Granted	40,000	5.22	112,500	5.22
Exercised	—	—	—	—
Forfeited	—	—	(196,657)	4.54
Expired	—	—	—	—
Outstanding - end of period	282,500	$5.58	242,500	$5.64
Exercisable - end of period	80,495	$5.26	80,495	$5.26

The Company uses the Black-Scholes option-pricing model to estimate the grant date fair value of stock options, which requires the use of assumptions, including the expected term of the option, expected volatility of its stock price, and the risk-free interest rate, among others. These assumptions reflect best estimates, however; they involve inherent uncertainties including market conditions and employee behavior that are generally outside of the Company’s control. Generally, once stock option values are determined, accounting practices do not permit them to be changed, even if the estimates used are different from actual results. All stock-based compensation is expensed when awarded to employees based on the grant date fair value of the awards over the requisite service period, adjusted for forfeitures. Stock compensation expense of $40,046 and $0 was recognized for the three months ended March 31, 2026 and 2025, respectively. The intrinsic value of the options outstanding as of March 31, 2026, was $2,743 with an unamortized compensation expense of $494,060 to be recorded over the next five years.

Key data inputs (estimates or assumptions) used to determine the fair value of stock options under the Black-Scholes option-pricing model is summarized in the following table:

	March 31, 2026	March 31, 2025
Risk-free interest rate	3.75%	—%
Expected dividend yield	—%	—%
Expected volatility	48.06%	—%
Term	7 years	—
Fair value of common stock	$5.22	—

F-15

The Company’s outstanding options at March 31, 2026 are as follows:

Options Outstanding				Options Exercisable
Exercise Price Range	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Intrinsic Value
$3.40 - $6.87	282,500	8.57	$5.58	80,495	$5.26	$2,743

The Company’s outstanding options at December 31, 2025 are as follows:

Options Outstanding				Options Exercisable
Exercise Price Range	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Intrinsic Value
$3.40 - $6.87	242,500	8.58	$5.64	80,495	$5.26	$2,743

Stock compensation is included in general and administrative expense in the Company’s consolidated statements of and comprehensive income/(loss).

	For the Three Months Ended March 31,
	2026	2025
Stock-based compensation expense	$40,046	$—

Stock compensation is included in general and administrative expense in the Company’s consolidated statements of and comprehensive income/(loss).

The Company has a Long-Term Incentive Plan that sets aside 5% of net proceeds from a liquidity event to be paid to the Company’s employees.

NOTE 9: NET INCOME (LOSS) PER SHARE

Basic net income (loss) per share is computed by dividing net income (loss) for the period by the weighted average shares of common stock outstanding during each period. Diluted net income, when applicable, per share is computed by dividing net income for the period by the weighted average shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. The Company uses the treasury stock method to determine whether there is a dilutive effect of outstanding option grants.

The following securities were excluded from the computation of diluted net loss per share for the periods presented because including them would have been anti-dilutive. Therefore, basic earnings per share is the same as fully dilutive earnings per share:

	For the Three Months Ended March 31,
	2026	2025
Stock options	282,500	326,657
Series A Preferred Stock	3,681,234	3,681,234
Total common stock equivalents	3,963,734	4,007,891

NOTE 10: INCOME TAX

The Company accounts for income taxes under ASC Topic 740 – Income Taxes. Under this standard, deferred tax assets and liabilities are recognized for future tax benefits or consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The Company’s tax provision for interim periods is determined using an estimate of the annual effective income tax rate, adjusted for discrete items, if any, that occur in the relevant period. Each quarter the annual effective rate is updated, and if the estimated tax rate changes, a cumulative adjustment is made. Income tax expense of $0.186 million for the three months ended March 31, 2026 resulted in an effective income tax rate of 28.25%.

The Company’s projected effective income tax rate excluding the impact, if any, of discrete items is 23.43%, which is higher than the U.S. federal statutory rate of 21% primarily due to net Controlled Foreign Corporation tested income and state taxes.

The Company is not presently subject to any income tax audit in any taxing jurisdiction.

F-16

NOTE 11: CONTINGENCIES

In the normal course of business, the Company may become involved in legal proceedings and claims. In accordance with ASC 450, Contingencies, the Company accrues a liability for such matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. When a range of reasonably possible loss exists, the Company accrues the most probable amount within the range. If no amount within the range is a better estimate than any other amount, the minimum amount in the range is accrued. Such accruals may include estimates of potential damages, external legal fees, and other directly related costs expected to be incurred.

Legal Proceedings

Tazinique Echols v. Feel the World, Inc. (pre-litigation ADA demand):

On January 20, 2026, Feel the World, Inc. received a pre-suit demand letter from Equal Access Law Group PLLC on behalf of Tazinique Echols, a visually impaired individual, alleging that accessibility barriers on xeroshoes.com violated Title III of the ADA by preventing her from completing an online purchase; the letter states an intent to seek injunctive relief, statutory damages where available, interest, and attorneys’ fees if litigation is filed, and offers to resolve the matter in exchange for remediation of the website and a $15,000.00 dollar payment and release.

Anthony Devies v. Feel the World, Inc. d/b/a Xero Shoes (threatened TCPA class action):

On October 26, 2025, the class action firm Shamis & Gentile, P.A. sent a certified-mail demand letter to Feel the World, Inc. d/b/a Xero Shoes asserting that automated telemarketing text messages were sent from short code 65099 to consumer Anthony Devies’cellular telephone without prior express consent and despite his registration on the National Do Not Call Registry, and stating that, absent a response by November 16, 2025, counsel will pursue a putative class action under the Telephone Consumer Protection Act seeking monetary and injunctive relief. As of March 17, 2026, Feel The World, Inc.'s attorney filed a motion-to-dismiss and the Plaintiff’s opposition briefing is still to come.

Leon Weingrad v. Feel the World, Inc.

A putative class action was filed on January 1, 2026, alleging violations of the Telephone Consumer Protection Act (TCPA) for sending unsolicited marketing text messages to individuals on the Do-Not-Call Registry and/or after opt-out requests. The Company has filed a motion to dismiss and/or strike the class allegations. No settlement discussions have occurred, and the plaintiff has not provided a demand. It is too early to determine the outcome, and the probability of loss cannot be assessed at this stage (neither probable nor remote).

As of March 31, 2026, the Company has not recorded any accruals for loss contingencies. While certain threatened litigation matters exist, these matters are in the early stages, and management is unable to determine whether a loss is probable or reasonably possible, or to reasonably estimate the amount or range of potential loss, if any. Accordingly, no provision has been recorded in the accompanying consolidated financial statements. The Company will continue to evaluate these matters as additional information becomes available.

NOTE 12: SEGMENT REPORTING

In November 2023, the FASB issued ASU 2023-07 Segment Reporting (Topic 280): “Improvements to Reportable Segment Disclosures to enhance the reportable segment disclosures.” The guidance requires additional disclosures about significant segment expenses.

As noted above, the Company is footwear brand focusing on natural movement, quality craftsmanship, and affordability. Xero Shoes® product lines currently include minimalist casual and performance shoes, boots, and sandals, as well as do-it-yourself (DIY) sandal kits. Its products are sold directly to customers through its own website, via third party sites such as Amazon, in certain retail stores, and to international wholesale and distribution partners.

The Company generates revenues in two business segments: (1) the North American operations which includes all foreign distributors outside of Europe, and (2) European operations which includes the European Union countries and the Middle Eastern wholesale accounts. The Company primarily sells through three channels: direct-to-consumer, third-party platforms such as Amazon, and wholesale/distribution.

The Company’s Chief Executive Officer is the Chief Operating Decision Maker (“CODM”). The CODM manages the Company’s business activities as multiple operating and reportable segments. The CODM uses consolidated profit and loss to evaluate and measure performance. The following tables set forth significant segment assets and expenses.

F-17

	North
March 31, 2026	America	Europe	Total
Assets:
Cash	$2,590,764	$3,007,601	$5,598,365
Accounts receivable, net	2,539,770	1,802,371	4,342,141
Prepaid expenses	478,549	21,814	500,363
Income tax receivable	734,597	74,949	809,546
Inventory	12,594,925	5,645,228	18,240,153
Inventory in transit	533,406	307,390	840,796
Property and equipment, net	929,451	17,118	946,569
Intangible assets, net	1,137,412	—	1,137,412
Deposits	84,000	28,399	112,399
Deferred tax assets	1,056,242	42,977	1,099,219
Operating lease right-of-use assets	2,010,626	—	2,010,626
Total Assets	$24,689,742	$10,947,847	$35,637,589

	North
For the Three Months ended March 31, 2026	America	Europe	Total
Revenue	$12,460,159	$3,523,011	$15,983,170
Cost of revenue - product costs	4,507,505	1,975,623	6,483,128
Cost of revenue - fulfillment costs	1,439,762	414,694	1,854,456
Gross profit	6,512,892	1,132,694	7,645,586

Operating expenses:
General and administrative	1,438,860	80,838	1,519,698
Sales and marketing	3,095,513	654,649	3,750,162
Research and development	540,485	—	540,485
Operations	1,025,888	11,991	1,037,879
Total operating expenses	6,100,746	747,478	6,848,224

Income from operations	412,146	385,216	797,362

Other income (expense)
Interest expense	(88,791)	—	(88,791)
Other income (expense)	(73,200)	23,355	(49,845)
Total other income (expense)	(161,991)	23,355	(138,636)

Net income before income taxes	250,155	408,571	658,726

Provision for income taxes	156,563	29,560	186,123

Net income	$93,592	$379,011	$472,603

F-18

	North
March 31, 2025	America	Europe	Total
Assets:
Cash	$7,580,123	$1,061,203	$8,641,326
Accounts receivable, net	1,410,902	3,017,831	4,428,733
Prepaid expenses	399,524	6,673	406,197
Income tax receivable	777,265	389,144	1,166,409
Inventory	11,703,660	6,582,528	18,286,188
Inventory in transit	44,178	404,892	449,070
Property and equipment, net	1,128,578	22,189	1,150,767
Intangible assets, net	822,481	—	822,481
Deposits	89,000	31,233	120,233
Deferred tax assets	937,243	100,380	1,037,623
Operating lease right-of-use assets	2,722,700	—	2,722,700
Total Assets	$27,615,654	$11,616,073	$39,231,727

	North
For the Three Months Ended March 31, 2025	America	Europe	Total
Revenue	$11,516,308	$3,714,970	$15,231,278
Cost of revenue - product costs	4,993,224	1,753,297	6,746,521
Cost of revenue - fulfillment costs	1,655,520	495,854	2,151,374
Gross profit	4,867,564	1,465,819	6,333,383

Operating expenses:
General and administrative	1,361,790	74,040	1,435,830
Sales and marketing	3,487,276	500,282	3,987,558
Research and development	400,370	—	400,370
Operations	1,262,820	29,800	1,292,620
Total operating expenses	6,512,256	604,122	7,116,378

Income (loss) from operations	(1,644,692)	861,697	(782,995)

Other income (expense)
Interest expense	(108,439)	—	(108,439)
Gain (loss) on settlement	(406,719)	—	(406,719)
Other income (expense)	(113,215)	(25,467)	(138,682)
Total other income (expense)	(628,373)	(25,467)	(653,840)

Net income (loss) before income taxes	(2,273,065)	836,230	(1,436,835)

Provision for (benefit from) income taxes	367,024	(91,764)	275,260

Net income (loss)	$(2,640,089)	$927,994	$(1,712,095)

F-19

NOTE 13: SUBSEQUENT EVENTS

The Company has evaluated all events that occurred after the consolidated balance sheet date through the date when the consolidated financial statements were issued to determine if they must be reported. Management has determined that there were no additional reportable subsequent events to be disclosed.

F-20

FEEL THE WORLD, INC.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Feel The World, Inc.

D.B.A. Xero Shoes

Consolidated Financial Statements

F-21

To the Board of Directors of

Feel The World, Inc.

Broomfield, CO

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Opinion on the Financial Statements

We have audited the accompanying consolidated financial statements of Feel The World, Inc. and subsidiaries (collectively, the “Company”) which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income/(loss), changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2025 and 2024 and the results of its consolidated operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

/s/ Artesian CPA, LLC

Denver, Colorado

May 14, 2026

We have served as the Company’s auditor since 2016.

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-22

 FEEL THE WORLD, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2025 and 2024

	December 31,	December 31,
ASSETS	2025	2024

Current assets:
Cash	$10,134,276	$1,982,681
Accounts receivable, net	2,561,561	3,915,432
Inventory	15,423,514	15,809,733
Inventory in transit	6,908,124	6,859,307
Income tax receivable	858,965	1,474,659
Prepaid expenses	411,932	202,510
Total current assets	36,298,372	30,244,322

Property and equipment, net	1,012,288	1,163,990
Intangible assets, net	1,103,074	784,084
Deposits	118,770	88,548
Deferred tax assets	1,239,485	994,828
Operating lease right-of-use assets	2,193,211	3,006,022
Total assets	$41,965,200	$36,281,794

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$14,584,878	$10,120,255
Customer deposits	433,234	63,113
Deferred revenue	46,607	226,033
Income tax liability	—	62,550
Operating lease liability, current portion	807,749	735,521
Lines of credit, current portion	4,000,000	1,300,000
Total current liabilities	19,872,468	12,507,472

Long-term liabilities:
Lines of credit	—	4,000,000
Operating lease liability, net current portion	1,599,553	2,459,554
Total long-term liabilities	1,599,553	6,459,554

Total liabilities	21,472,021	18,967,026

Commitments and contingencies	—	—

Series A Preferred stock, $0.0001 par, 3,681,234 shares authorized, issued and outstanding, liquidation preferences of $20,291,321 and $18,457,474 as of December 31, 2025 and 2024, respectively	368	368

Stockholders' equity:
Senior Preferred Stock, $0.0001 par, 500,000 shares authorized, 500,000 and 0 shares issued and outstanding, liquidation preference of $12,500,000 and $0 as of December 31, 2025 and 2024, each respectively	50	—
Class A common stock, $0.0001 par, 19,824,168 shares authorized, 5,289,980 shares issued and outstanding as of December 31, 2025 and 2024	529	529
Class B common stock, $0.0001 par, 175,832 shares authorized, 175,707 shares issued and outstanding as of December 31, 2025 and 2024	18	18
Additional paid-in capital	13,505,912	8,602,715
Treasury stock	(4,424)	(4,424)
Retained earnings	7,387,469	9,759,377
Accumulated other comprehensive income/(loss)	(396,743)	(1,043,815)
Total stockholders' equity	20,493,179	17,314,768

Total liabilities and stockholders’ equity	$41,965,200	$36,281,794

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

F-23

FEEL THE WORLD, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

For the years ended December 31, 2025 and 2024

	For the Years Ended December 31,
	2025	2024

Revenues, net	$64,688,005	$67,623,883
Cost of revenue - product costs	(26,435,483)	(23,305,460)
Cost of revenue - fulfillment costs	(8,910,540)	(10,968,491)
Gross profit	29,341,982	33,349,932

Operating expenses:
General and administrative	5,934,737	10,350,535
Sales and marketing	17,823,520	17,058,557
Research and development	1,754,907	1,699,675
Operations	4,577,196	4,463,067
Total operating expenses	30,090,360	33,571,834

Loss from operations	(748,378)	(221,902)

Other income (expense):
Interest income	—	868
Interest expense	(413,409)	(552,612)
Loss on settlement	(713,279)	—
Other expense	(108,855)	(168,374)
Total other income (expense)	(1,235,543)	(720,118)

Net loss before income taxes	(1,983,921)	(942,019)

Provision for (benefit from) income taxes	387,987	(178,182)

Net loss	$(2,371,908)	$(763,837)

Other comprehensive income (expense):

Foreign currency translation gain (loss)	647,072	(768,344)

Total comprehensive loss	$(1,724,836)	$(1,532,181)

Weighted average common shares outstanding, basic and diluted	5,465,687	5,465,687

Net loss per share, less preferred dividends, basic and diluted	$(0.77)	$(0.45)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

F-24

FEEL THE WORLD, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the years ended December 31, 2025 and 2024

	Temporary Equity		Stockholders’ Equity
	Series A Preferred Stock		Senior Preferred Stock		Class A Common Stock		Class B Common Stock		Treasury Stock		Additional paid-in capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Stockholders' Equity
	Shares	$	Shares	$	Shares	$	Shares	$	Shares	$

Balances, December 31, 2023	3,681,234	$368	—	$—	5,289,980	$529	175,707	$18	1,125	$(4,424)	$8,458,844	$(275,471)	$10,523,214	$18,703,078

Stock compensation	—	—	—	—	—	—	—	—	—	—	143,871	—	—	143,871
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(768,344)	—	(768,344)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(763,837)	(763,837)

Balances, December 31, 2024	3,681,234	$368	—	—	5,289,980	$529	175,707	$18	1,125	$(4,424)	$8,602,715	$(1,043,815)	$9,759,377	17,314,768

Shares issued for senior preferred stock sale, net of offering costs	—	—	500,000	50	—	—	—	—	—	—	4,859,917	—	—	4,859,967
Stock compensation	—	—	—	—	—	—	—	—	—	—	43,280	—	—	43,280
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	647,072	—	647,072
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(2,371,908)	(2,371,908)

Ending balance, December 31, 2025	3,681,234	$368	500,000	$50	5,289,980	$529	175,707	$18	1,125	$(4,424)	$13,505,912	$(396,743)	$7,387,469	$20,493,179

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

F-25

FEEL THE WORLD, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2025 and 2024

	For the Years Ended
	December 31,
	2025	2024

Cash flows from operating activities:
Net loss	$(2,371,908)	$(763,837)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of loan fees	—	43,094
Depreciation and amortization	485,530	526,036
Inventory adjustments	414	288,515
Deferred taxes	(244,657)	(508,206)
Stock based compensation	43,280	143,871
Write-off of unrecoverable cash	406,719	—
Credit loss expense	59,350	279,394
Changes in operating assets and liabilities:
Accounts receivable	887,802	(1,080,023)
Prepaid expenses	(244,422)	(29,687)
Income tax receivable	958,316	(935,307)
Deposits	(30,222)	3,867
Inventory	385,805	34,857
Inventory in transit	(48,817)	(4,133,193)
Operating lease right-of use asset	812,811	602,821
Accounts payable and accrued expenses	4,464,623	4,165,186
Income tax payable	(405,172)	62,550
Customer deposits	370,121	(18,108)
Operating lease liability	(787,773)	(620,118)
Deferred revenue	(179,426)	(102,363)
Net cash provided by (used in) operating activities	4,562,374	(2,040,651)

Cash flows from investing activities:
Additions to intangible assets	(345,272)	(226,340)
Purchase of property and equipment, net	(272,546)	(355,572)
Net cash used in investing activities:	(617,818)	(581,912)

Cash flows from financing activities:
Repayments on term loans	—	(325,000)
Repayments on lines of credit	(1,300,000)	—
Proceeds from the sale of senior preferred stock, net	4,859,967	—
Net cash provided by (used in) financing activities	3,559,967	(325,000)

Effect of foreign currency translation	647,072	(768,344)

Net increase (decrease) in cash	8,151,595	(3,715,908)

Cash, beginning of year	1,982,681	5,698,589

Cash, end of year	$10,134,276	$1,982,681

Supplemental disclosures of cash flow information:
Cash paid for interest	$451,193	$509,518
Cash paid for income taxes	$14,422	$1,081,411

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

F-26

FEEL THE WORLD, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2025 and 2024 and for the years then ended

NOTE 1: DESCRIPTION OF BUSINESS

Nature of Business

Feel The World, Inc. (the “Company”), is a corporation organized on December 17, 2010, under the laws of Delaware. The Company sells footwear to retailers, distributors, and direct to consumers. Feel the World EU B.V., a private limited liability company formed under the laws of the Netherlands on September 5, 2019, is a wholly owned subsidiary of the Company. Xero Shoes EU s.r.o., a private limited liability company formed under the laws of the Czech Republic on July 15, 2021, is a wholly owned subsidiary of Feel the World EU B.V. Feel the World UK Ltd. is a private limited liability company formed on September 7, 2023 under the law of the United Kingdom. Feel The World, Inc. and its subsidiaries are collectively referred to as the “Company”, “we”, “our”, and “us” in this report.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Basis of Consolidation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”).

The Company adopted the calendar year as its basis of reporting.

The Company prepares consolidated financial statements in accordance with GAAP. These consolidated financial statements include all accounts of Feel the World, Inc., along with its fully owned subsidiaries, Feel the World EU B.V, Feel the World U.K, and Xero Shoes EU s.r.o. All transactions and balances between and among the aforementioned companies have been eliminated in consolidating the accounts for consolidated financial statement presentation. The accounting and reporting policies of the Company conform to GAAP.

Foreign Currency

The consolidated financial statements are presented in United States Dollars, (“USD”), which is the reporting currency and the functional currency of the Company’s U.S. operations. The functional currency of the subsidiaries is their local currency. In accordance with ASC 830, Foreign Currency Matters, foreign denominated monetary assets and liabilities are translated to their USD equivalents using foreign exchange rates which prevailed at the consolidated balance sheet date. Non-monetary assets and liabilities are translated at the exchange rate prevailing at the transaction date. Revenue and expenses were translated at the prevailing rate of exchange at the date of the transaction. When it is impractical to track the exchange rates at the date of transactions, weighted average rates were applied as permitted by Topic 830. Related translation adjustments are reported as a separate component of stockholders’ equity, whereas gains or losses resulting from foreign currency transactions are included other income/(expense) on the consolidated statements of operations and comprehensive income/(loss) . For the year ended December 31, 2025, the foreign currency translation gain was $647,072. For the year ended December 31, 2024, the foreign currency translation loss was $768,344.

Cash Equivalents and Concentration of Cash Balance

The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed insured limits provided by the Federal Deposit Insurance Corporation (“FDIC”) and its international equivalents. On December 31, 2025 and 2024, the Company’s cash balances exceeded such insured limits by $9,768,831 and $1,544,443, respectively. The Company has not experienced any losses as a result of these excess amounts.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable are comprised of amounts billed and currently due from customers. Accounts receivable are amounts related to any unconditional right the Company has for receiving consideration and are presented as accounts receivable in the consolidated balance sheets. The Company maintains an allowance for credit losses for estimated losses resulting from the inability of our customers to make required payments. The Company employs the practical expedient to estimate expected credit losses for current accounts receivable by utilizing subsequent cash collections. The evaluation of subsequent cash collections was performed through May 8, 2026, for the annual reporting period ended December 31, 2025.

	Years Ended December 31,
	2025	2024
Beginning balance	$3,915,432	$3,114,803
Revenues, net	64,688,005	67,623,883
Collections, net	(65,972,892)	(66,763,712)
Ending Balance	2,630,545	3,974,974
Allowances	(68,984)	(59,542)
Accounts Receivable, Net	$2,561,561	$3,915,432

F-27

FEEL THE WORLD, INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS As of December 31, 2025 and 2024 and for the years then ended

Management considers the following factors when determining the collectability of specific customer accounts: customer creditworthiness, past transaction history with the customer, current industry trends, changes in customer payment terms, and specific customer situations. The Company’s normal collection cycle ranges between 30 and 60 days. Estimated uncollectible amounts are charged to earnings and a credit to allowance. Balances which remain outstanding after reasonable collection efforts are written off through a charge to the allowance and a credit to accounts receivable. The Company recorded an allowance for credit losses of $68,984 and $59,542 as of December 31, 2025 and 2024, respectively.

	Years Ended December 31,
	2025	2024
Beginning Balance	$59,542	$—
Provision for credit losses	68,792	338,936
Recoveries	—	—
Write-offs	(59,350)	(279,394)
Ending Balance	$68,984	$59,542

Inventory Assets

Inventory is stated at the lower of cost or market and accounted for using the weighted average cost method. The inventory balances as of December 31, 2025 and 2024 consist of products purchased for resale and any materials the Company purchased to modify the products. The Company operates a warehouse to process sales, returns and exchanges in the United States and maintains agreements with third-party logistics providers in the Czech Republic, United Kingdom and the People’s Republic of China. The inventory held in the warehouses is finished goods available for resale. The Company regularly evaluates inventory for possible impairment and estimate inventory market value based on several subjective assumptions including estimated future demand and market conditions, as well as other observable factors such as current sell-through of the Company's products, recent changes in product demand, global and regional economic conditions, historical experience selling through liquidation and price discounted channels, and the amount of inventory on hand. If the estimated inventory market value is less than the carrying value, the carrying value is adjusted to market value and the resulting impairment charge is recorded in cost of goods sold in the consolidated statements of operations and comprehensive income/(loss). The Company wrote off inventory worth $414 and $288,515 for the years ended December 31, 2025 and 2024, respectively. The write-off amount for both years includes inventory impairment, loss, disposal for damaged inventory due to returns or quality control issues. Some of these shoes were destroyed, and the majority were donated to charity. Once an inventory write-down is recorded, it is not reversed even if the net realizable value subsequently increases.

Inventory in Transit

Inventory in transit includes products manufactured for sale that have been shipped by the suppliers but have not yet been received at our warehouses.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is recorded for property and equipment using the straight-line method over the estimated useful lives of assets. The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. Depreciation for footwear molds and lasts of $299,504 and $370,467 are included in cost of revenue for the years ended December 31, 2025 and 2024, respectively. The balances as of December 31, 2025 and 2024 mainly consist of footwear manufacturing assets and equipment assets with 3-10 year lives.

F-28

FEEL THE WORLD, INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS As of December 31, 2025 and 2024 and for the years then ended

Capital assets and depreciation expense as of December 31, 2025 and 2024(full year depreciation) are as follows:

	December 31, 2025	December 31, 2024
Footwear molds	$2,493,312	$2,289,057
Footwear lasts	21,840	21,840
Furniture and equipment	826,400	767,000
Trade show booth	37,066	29,755
Website	30,000	30,000
Leasehold improvements	158,768	158,768
	3,567,386	3,296,420
Accumulated depreciation	(2,555,098)	(2,132,431)
Property and equipment, net	$1,012,288	$1,163,990
Depreciation expense	$424,248	$498,197

Leases and Leasehold Improvements

We determine if an arrangement is, or contains, a lease at inception of the contract. As a lessee, we consider a contract to be, or contain, a lease if the contract conveys the right to control the use of an identified asset in exchange for consideration. We recognize in the consolidated balance sheets the obligation to make lease payments and a right-of-use (“ROU”) asset representing our right to use the underlying asset for the lease term. As an accounting policy election, we do not record leases with an initial term of 12 months or less on the consolidated balance sheets, instead we recognize lease expense for these leases on a straight-line basis over the lease term. Additionally, we elected the practical expedients made available under the updates as our accounting policy to not separate lease and non-lease components by class of underlying asset. For leases that commenced before January 1, 2023, we have applied the modified retrospective transition method which resulted in comparative information not being restated. The new lease accounting standard, ASC Topic 842, Leases, provides several optional practical expedients for transition. We elected the package of practical expedients, which permits us to not reassess our prior conclusions about lease identification, lease classification and initial direct costs.

Right-of-use assets and liabilities are initially measured at the present value of lease payments over the lease term, discounted using the interest rate implicit in the lease at the commencement date. ROU assets are adjusted for any lease payments made prior to lease commencement, lease incentives, and accrued rent. If the rate implicit in the lease cannot be readily determined, we discount the lease using our incremental borrowing rates. Our leases may include options to extend or terminate the lease. When it is reasonably certain that we will exercise such an option, the lease term includes those periods. Lease expense for operating leases is recognized on a straight-line basis over the lease term. Variable costs, such as maintenance expenses, property taxes, property insurance, transaction-based lease payments and index-based rate increases, are expensed as incurred. Right-of-use assets are reviewed for impairment when events or circumstances indicate that the carrying amount may not be recoverable. For operating leases, if deemed impaired, the ROU asset is written down and the remaining balance is subsequently amortized on a straight-line basis.

Any leasehold improvements made by the Company to the underlying assets for the need of our operations are capitalized and recognized separately from the ROU assets. The leasehold improvements are subsequently amortized over the shorter of the useful life of leasehold improvements or the remaining lease term.

Intangible Assets and Impairment of Long-Lived Assets

There are numerous patents and trademarks important to the Company’s business. Most of our trademarks are registered. As long as the Company intends to continue using its trademarks, they are renewed indefinitely. The Company files for and actively defends its patents. Patents are amortized over a 20-year useful life with patent amortization expense of $48,186 and $27,839 for the years ended December 31, 2025 and 2024, respectively.  Internal-use software is amortized over a 3-5 year useful life with amortization expense of $13,096 and $0 for the years ended December 31, 2025 and 2024, respectively.

The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that consider factors such as economic and market conditions and the useful lives of assets. If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of an asset is less than its carrying amount, then the Company records impairment of the asset.

F-29

FEEL THE WORLD, INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS As of December 31, 2025 and 2024 and for the years then ended

Fair Value of Financial Instruments

Management applies fair value accounting for significant financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements. Management defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, management considers the principal or most advantageous market in which it would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities.
•	Level 2 - Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•	Level 3 - Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The carrying amounts reported in the consolidated balance sheets approximate their fair value.

Concentration of Credit and Other Risks

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable. The Company believes that any concentration of credit risk in its accounts receivable is substantially mitigated by the Company’s evaluation process, relatively short collection terms and the high level of credit worthiness of its customers. The Company performs ongoing internal credit evaluations of its customers’ financial condition, obtains deposits and limits the amount of credit extended when deemed necessary but generally requires no collateral.

Significant customers are those which represent more than 10% of the Company’s revenue for each period presented, or the Company’s accounts receivable balance as of each respective consolidated balance sheet date. For each significant customer, revenue as a percentage of total revenue and accounts receivable as a percentage of total net accounts receivable are as follows:

	Revenue For the years ended December 31,		Accounts Receivable December 31,
Customers	2025	2024	2025	2024
Customer A	10%	—%	37%	3%
Customer B	5%	6%	25%	24%
Customer C	2%	16%	—%	8%

Accounts Payable

Any contractual obligations for payments stemming from goods and services delivered by our suppliers and vendors are recognized in the reporting periods when costs and expenses are incurred but no payment arrangements have been made.

F-30

FEEL THE WORLD, INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS As of December 31, 2025 and 2024 and for the years then ended

Customer Deposits

At the time an order is placed, some international distributors pay a portion of their order or full amount based on the payment terms and conditions stipulated in their contracts with the Company. In accordance with revenue recognition policies (see below), these amounts are recorded as a liability until all revenue recognition conditions have been met.

Contract Balances

Contract assets arise when the revenue associated prior to the Company’s unconditional right to receive a payment under a contract with a customer (i.e., unbilled revenue) and are derecognized when either it becomes a receivable or the cash is received. There were no contract assets as of December 31, 2025 and 2024.

Contract liabilities arise when customers remit cash payments for orders in advance of the Company satisfying its performance obligations under the contract and are derecognized when the revenue associated with the contract is recognized when the performance obligation is satisfied through the shipment of customer orders. Contract liabilities are almost exclusively related to remittances of online direct to consumer product sales and are typically satisfied within one week of occurrence. Contract liabilities were $46,607 and $226,033 as of December 31, 2025 and 2024, respectively. All revenue associated with contract liabilities as of December 31, 2024 were recognized during 2025.

	Years Ended December 31,
	2025	2024
Beginning Balance	$226,033	$328,396
Prior year contract liabilities recognized as revenue in current year	(226,033)	(328,396)
Cash received in advance of performance	46,607	226,033
Other significant changes	—	—
Ending Balance	$46,607	$226,033

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606 when shipment of goods to its customers has occurred satisfying its performance obligations, acceptance has been approved by its customers, the fee is fixed or determinable, and collection of any related receivable is probable. ASC Topic 606, Revenue from Contracts with Customers, establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

Sales tax is collected on sales in all states with a sales tax and the District of Columbia. These taxes are recorded as a liability until remittance.  Liabilities are recorded for store credit issued to customers.

The Company generates revenues in two business segments: (1) the North American operations which includes all foreign distributors outside of Europe, and (2) European operations which includes the European Union countries and the Middle Eastern wholesale accounts. The Company primarily sells through three channels: direct-to-consumer, third-party platforms such as Amazon, and wholesale/distribution.

F-31

FEEL THE WORLD, INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS As of December 31, 2025 and 2024 and for the years then ended

The following tables present the Company's revenues disaggregated by reportable operating segments and distribution channel:

	For the Years Ended
	December 31,
Net revenue by geography:	2025	2024
North America	$50,173,497	$54,487,979
Europe	14,514,508	13,135,904
Total	$64,688,005	$67,623,883

Net revenue by channel:	2025	2024
Direct-to-consumer	$41,833,872	$44,818,883
Wholesale/Distributor	15,829,923	15,063,540
Amazon	7,024,210	7,741,460
Total	$64,688,005	$67,623,883

Product sales	2025	2024
Gross product sales	$72,965,125	$75,828,688
Returns, allowances and chargebacks	(8,186,705)	(9,756,215)
Discounts	(1,785,921)	(1,847,877)
Net product sales	62,992,499	64,224,596
Shipping revenue	1,695,506	3,399,287
Total	$64,688,005	$67,623,883

The Company records an accrual for estimated product returns and warranty claims at the time revenue is recognized, in accordance with its returns and warranty policies. The accrual is based on historical experience, current trends, and management’s judgment. Historically, this allowance has ranged between approximately 12% and 15% of gross revenue. The allowance is reviewed monthly and adjusted as necessary to reflect management’s best estimate of future returns and warranty obligations.

Merchant Account Fees

The Company includes credit card merchant account fees as cost of goods sold in the consolidated statements of operations and comprehensive income/(loss). For the years ended December 31, 2025 and 2024, the Company had merchant account fees of $1,318,257 and $1,431,235, respectively.

Shipping and Handling Costs and Fees

Shipping and handling costs are expensed as incurred and are included in cost of goods sold in the consolidated statements of operations and comprehensive income/(loss). Shipping and handling fees billed to customers are included in revenues.

Advertising

Advertising costs are expensed as incurred.

Research and Development

Research and development costs are expensed as incurred.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date.

F-32

FEEL THE WORLD, INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS As of December 31, 2025 and 2024 and for the years then ended

Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 2025 and 2024, the Company has evaluated available evidence and concluded that the Company may not realize all the benefits of its deferred tax assets; therefore, a valuation allowance has been established for its deferred tax assets.

ASC Topic 740-10-30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740-10-40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company has no material uncertain tax positions for any of the reporting periods presented.

Stock-Based Compensation

The Company accounts for stock-based compensation expense in accordance with the authoritative guidance on share-based payments. Under the provisions of the guidance, stock-based compensation expense is measured at the grant date based on the fair value of the option or warrant using a Black-Scholes option pricing model and is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period.

The authoritative guidance also requires that the Company measures and recognizes stock-based compensation expense upon modification of the term of stock award. The stock-based compensation expense for such modification is accounted for as a repurchase of the original award and the issuance of a new award.

Calculating stock-based compensation expense requires the input of highly subjective assumptions, including the expected term of the stock-based awards, stock price volatility, and the pre-vesting option forfeiture rate. The Company estimates the expected life of options granted based on historical exercise patterns, which are believed to be representative of future behavior. The Company estimates the volatility of the Company’s common stock on the date of grant based on historical volatility. The assumptions used in calculating the fair value of stock-based awards represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and the Company uses different assumptions, its stock-based compensation expense could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. The Company estimates the forfeiture rate based on historical experience of its stock-based awards that are granted, exercised and cancelled. If the actual forfeiture rate is materially different from the estimate, stock-based compensation expense could be significantly different from what was recorded in the current period. The Company also grants performance based restricted stock awards to employees and consultants. These awards will vest if certain employee\consultant-specific or company-designated performance targets are achieved. If minimum performance thresholds are achieved, each award will convert into a designated number of the Company’s common stock. If minimum performance thresholds are not achieved, then no shares will be issued. Based upon the expected levels of achievement, stock-based compensation is recognized on a straight-line basis over the requisite service period. The expected levels of achievement are reassessed over the requisite service periods and, to the extent that the expected levels of achievement change, stock-based compensation is adjusted in the period of change and recorded on the consolidated statements of operations and the remaining unrecognized stock-based compensation is recorded over the remaining requisite service period. Refer to Note 8.

Loss Per Share

The Company computes earnings (loss) per share in accordance with ASC 260, “Earnings per Share” which requires presentation of both basic and diluted earnings (loss) per share (“EPS”) on the face of the consolidated statements of operations and comprehensive income/(loss). Basic EPS is computed by dividing the loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. As of December 31, 2025 and 2024, the Company had 242,500 and 326,657, respectively, common stock equivalents outstanding.

F-33

FEEL THE WORLD, INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS As of December 31, 2025 and 2024 and for the years then ended

Indemnification

The Company provides indemnification of varying scope to certain customers against claims of intellectual property infringement made by third parties arising from the use of the Company’s software. In accordance with authoritative guidance for accounting for guarantees, the Company evaluates estimated losses for such indemnification. The Company considers such factors as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. To date, no such claims have been filed against the Company and no liability has been recorded in its consolidated financial statements.

As permitted under Delaware law, the Company has agreements whereby it indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was, serving at the Company’s request in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. In addition, the Company has directors’ and officers’ liability insurance coverage that is intended to reduce its financial exposure and may enable it to recover any payments above the applicable policy retention.

Contingencies

The Company records a liability when the Company believes that it is both probable that a loss has been incurred, and the amount can be reasonably estimated. If the Company determines that a loss is reasonably possible, and the loss or range of loss can be estimated, the Company discloses the possible loss in the notes to the consolidated financial statements. The Company reviews the developments in its contingencies that could affect the amount of the provisions that has been previously recorded, and the matters and related possible losses disclosed. The Company adjusts provisions and changes to its disclosures accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. Significant judgment is required to determine both the probability and the estimated amount.

Legal costs associated with loss contingencies are accrued based upon legal expenses incurred by the end of the reporting period.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. The Company regularly evaluates estimates and assumptions related to the allowance for credit losses, the estimated useful lives and recoverability of long-lived assets, equity component of convertible debt, stock-based compensation, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. Actual results could differ materially from those estimates

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) that are adopted by the Company as of the specified effective date. If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s consolidated financial statements upon adoption.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures to enhance the reportable segment disclosures”. The guidance requires additional disclosures about significant segment expenses. The guidance is effective for the public companies with fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024 with early adoption permitted. The adoption did not have an impact on its consolidated financial statements.

F-34

FEEL THE WORLD, INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS As of December 31, 2025 and 2024 and for the years then ended

In July 2025, the FASB issued ASU 2025-05, “Financial Instruments—Credit Losses (Topic 326): Measurements of Credit Losses for Accounts Receivable and Contract Assets” (“ASU 2025-05”). The amendments in this update provide a practical expedient related to the estimation of expected credit losses for current accounts receivable and current contract assets that arise from transactions accounted for under FASB ASC 606. Under ASU 2025-05, an entity is required to disclose whether it has elected to use the practical expedient. ASU 2025-05 is effective for annual periods, including interim reporting periods within annual reporting periods, beginning after December 15, 2025 with early adoption permitted. The Company has chosen to adopt this standard as of December 31, 2025. The adoption did not have an impact on its consolidated financial statements.

In March 2024, the FASB issued ASU 2024-01, “Compensation - Stock Compensation (Topic 718): Scope application for profits interest and similar awards” (“ASU 2024-01”). This update adds an illustrative example to demonstrate how an entity should apply the scope guidance to determine whether profits interest and similar awards (“profits interest awards”) should be accounted for in accordance with Topic 718. ASU 2024-01 is effective for fiscal years beginning after December 15, 2025 or the interim period in which the Company loses emerging growth company status. Early adoption is permitted. ASU 2024-01 should be applied retrospectively to all prior periods presented in the financial statements or prospectively. The Company has chosen to adopt this standard for the year ended December 31, 2025. The adoption did not have an impact on its consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”, which focuses on the rate reconciliation and income taxes paid. This ASU requires disclosure, on an annual basis, a tabular rate reconciliation using both percentages and currency amounts, broken out into specified categories with certain reconciling items further broken out by nature and jurisdiction to the extent those items exceed a specified threshold. In addition, the ASU requires disclosure of income taxes paid, net of refunds received disaggregated by federal, state/local, and foreign and by jurisdiction if the amount is at least 5% of total income tax payments, net of refunds received. The ASU is effective for public business entities for annual periods beginning after December 15, 2024 and effective for all other business entities one year later. Entities should adopt this guidance on a prospective basis, though retrospective application is permitted. The Company has elected to adopt this standard for the year ended December 31, 2025. The adoption did not have an impact on its consolidated financial statements.

Reclassifications to Previously Issued Financial Statements

The 2024 consolidated financial statements were previously issued in conjunction with a filing with the Securities and Exchange Commission under Form 10 on May 14, 2026 and Form 1-K on August 20, 2025, along with a Report of Independent Registered Public Accounting Firm dated May 14, 2026 and an Independent Auditor’s Report dated August 20, 2025, respectively. Certain numbers in these consolidated financial statements have been reclassified to correct the recording of the 2024 management fees paid to TZP of $200,000 from a component of “Other income (expense)” to “General and Administrative” expense of the “Operating expenses” in the 2024 Consolidated Statements of Operations and Comprehensive Income (Loss). This reclassification did not affect net loss or stockholders’ equity but did change the “total operating expenses” and “Loss from operations” in the Consolidated Statements of Operations and Comprehensive Income (Loss).

NOTE 3: RELATED PARTY TRANSACTIONS

Equity Sale to TZP

On March 21, 2025, the Board of Directors approved an equity financing and issued 500,000 shares of Senior Preferred Stock to TZP Group Investments, L.P. at a purchase price of $10.00 per share, including participation by an entity affiliated with directors Jo-Anne Kruse and Marc Schneider, who are affiliated with TZP Group Holdings, L.P. and its related entities; after considering the terms of the financing and the related party relationships involved, the Board determined that the transaction is fair and in the best interests of the Company and its stockholders and was conducted on terms consistent with those that would be expected in an arm’s-length transaction.

Management Fees

During each of the years ended December 31, 2025 and 2024, the Company paid $200,000 to TZP Group Investments Manager, LP for management fees. These expenses are included in general and administrative expenses on the Company’s consolidated statements of and other comprehensive income/(loss).

NOTE 4: INTANGIBLE ASSETS

The Company capitalizes costs associated with software developed for internal use, including payroll for employees directly involved in development and external consulting fees, once the project has reached the application development stage in accordance with ASC 350-40.  Amortization is computed using the straight-line method over an estimated useful life of 3–5 years. During the year ended December 31, 2025, the Company amortized $13,096 in costs related to new software development.

F-35

FEEL THE WORLD, INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS As of December 31, 2025 and 2024 and for the years then ended

Patent and trademark values are reviewed annually for potential impairment. The Company determined that no impairment is currently warranted. The intangibles carrying amount and amortization expense as of December 31, 2025 and 2024 are as follows:

	December 31, 2025	December 31, 2024
Patents	$536,341	$433,989
Trademarks	393,426	386,934
Internal-use software	271,428	—
Intangible assets	1,201,195	820,923
Accumulated amortization	(98,121)	(36,839)
Intangible assets, net	$1,103,074	$784,084
Amortization expense	$61,282	$27,839

NOTE 5: BUSINESS LOANS AND LINES OF CREDIT

The Company’s outstanding borrowings consisted of the following as of December 31, 2025 and December 31, 2024:

	December 31, 2025	December 31, 2024
JPMorgan Chase Loan	$—	$1,300,000
JPMorgan Chase Line of Credit	4,000,000	4,000,000
Total Borrowings	$4,000,000	$5,300,000

On November 12, 2024, the Company entered into a credit agreement with JP Morgan Chase comprised of a term commitment for $2,000,000 and a revolving commitment for $4,000,000. The term commitment had a maturity date of November 12, 2025, at which time payment of the full principal amount was due. The revolving commitment had a maturity on November 12, 2025. On February 2, 2023, the Company drew and utilized the full credit available under the revolving commitment of $4,000,000.   In 2025, JPMorgan extended the maturity date of the revolving lines of credit to February of 2026.

The interest rate for both the term and revolving commitment is OFR plus 3.250%. For the year ending December 31, 2025, the weighted average interest rates for the term and revolving commitments were approximately 7.53% and 7.49%, respectively. For the year ended December 31, 2024, the weighted average interest rates for the term and revolving commitments were approximately 10.25% and 8.30%, respectively. Additionally, a commitment fee of 0.25% is paid on the unused balance of the revolving commitment. Borrowings under this credit agreement are secured by substantially all the assets of the Company.

The credit agreement requires the Company to maintain a minimum total leverage ratio of 2.50 and a minimum fixed-charge coverage ratio of 1.20. Additionally, the credit agreement limits the Company’s indebtedness, in addition to various covenants. As of December 31, 2025, the Company was in compliance with all financial covenants under the credit agreement.

As of December 31, 2025, the balance of the term commitment was fully repaid and the revolving commitment was $4,000,000. Total interest expense for the years ended December 31, 2025 and 2024 was $413,409 and $509,518, respectively.

Future minimum principal payments on the Company’s outstanding debts as of December 31, 2025 are as follows:

Minimum Payments
2026	$4,000,000
Total Borrowings	$4,000,000

F-36

FEEL THE WORLD, INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS As of December 31, 2025 and 2024 and for the years then ended

NOTE 6: LEASES

The Company operates in one leased location for office in Broomfield, Colorado and one leased warehouse location in Denver, Colorado. We also entered into master lease agreements for certain office equipment. Our operating leases expire at various dates through the year 2031 and generally include options for renewal. The exercise of lease renewal options is at the Company’s sole discretion. Our operating lease agreements do not contain any material residual value guarantees or material restrictive covenants. As of December 31, 2025, we had operating lease right-of-use assets and operating lease liabilities of $2,193,211 and $2,407,302, respectively. As of December 31, 2024, we had operating lease right-of-use assets and operating lease liabilities of $3,006,022 and $3,195,075, respectively.

Lease expense is recognized in Operations expense within the consolidated statements of operations and comprehensive income/(loss) and primarily consisted of operating lease costs of $924,928 and $928,277, short-term lease costs of $33,349 and $30,197, and variable lease costs of $14,593 and $74,058 for the reporting years ended December 31, 2025 and 2024, all respectively.

The following table includes supplemental information related to operating leases:

	December 31, 2025	December 31, 2024
Cash paid for amounts included in the measurement of lease liabilities: Operating cash flows from operating lease	$960,271	$941,819
Weighted average remaining lease terms (years): Operating leases	4.28	4.81
Weighted average discount rate: Operating leases	8.48%	7.83%

The undiscounted cash flows for future maturities of the Company’s operating lease liabilities and the reconciliation to the operating lease liabilities recognized in the consolidated balance sheets are as follows:

December 31, 2025
2026	$983,035
2027	560,236
2028	347,676
2029	355,143
Thereafter	710,310
Total Lease Payments	2,956,400
Less: Imputed Interest	(549,098)
Present Value of Lease Liabilities	$2,407,302

NOTE 7: STOCKHOLDERS’ EQUITY

Capital Stock

The Company’s amended Articles of Incorporation authorized 19,824,168 shares of Class A Voting Common Stock ($0.0001 par), 175,832 shares of Class B Non-Voting Common Stock ($0.0001 par), 3,681,234 shares of Series A Preferred Stock ($0.0001 par), and 500,000 shares of Senior Preferred Stock ($0.0001 par).

As of December 31, 2025 and 2024, the Company had 5,289,980 shares of Class A Voting Common Stock issued and outstanding. As of December 31, 2025 and 2024, the Company had 175,707 shares of Class B Non-Voting Common Stock issued and outstanding. The Company had 3,681,234 shares of Series A Preferred Stock issued and outstanding as of December 31, 2025 and 2024. Additionally, the Company has reserved 733,424 shares of Class A Voting Common Stock ($0.0001 par) for issuance under the 2016 Employee Stock Incentive Plan, of which 175,924 remain available for issuance as of December 31, 2025. 500,000 and 0 shares of Senior Preferred Stock were issued and outstanding as of December 31, 2025 and 2024, respectively.

The Class A Voting Common Stock and the Class B Non-Voting Common Stock are identical in all respects except that each holder of the Class A Voting Common Stock shall be entitled to cast one vote for each outstanding share while Class B Common Stock do not have voting rights. No holder of shares of Class A Voting Common Stock or Class B Non-Voting Common Stock shall be entitled to preemptive or subscription rights. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock of the Company are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock of the Company.

F-37

FEEL THE WORLD, INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS As of December 31, 2025 and 2024 and for the years then ended

The holders of Series A Preferred Stock are entitled to various protective provisions and preferences. Holders of Series A Preferred Stock are entitled to vote on an as-converted basis with holders of Class A Common Stock and to appoint directors.

The holders of Series A Preferred Stock are entitled to dividend preferences over holders of Common Stock and to preferred dividends at a rate of 10% per annum of the original issue price ($12,500,000 as of December 31, 2025 and 2024), compounded annually. Holders of Senior Preferred Stock are entitled to dividends on an as-converted basis, when and if declared by the Board of Directors. Accrued dividends are payable only when, as, and if declared by the Board of Directors. As of and December 31, 2025 and 2024, accrued dividends of $7,791,322 and $5,957,474, respectively, and were outstanding but undeclared. The dividend rates are subject to dilution protections.

The holders of Series A Preferred Stock are entitled to a liquidation preference over holders of Common Stock but subordinate to Senior Preferred Stock, at the original issuance price ($3.3956) per share plus any accrued and unpaid dividends, providing a total liquidation preference of $20,291,321 and $18,457,474, as of December 31, 2025 and 2024, respectively. The Series A Preferred Stock are convertible, at the holder’s election, into Class A Common Stock at a dilution protected rate that is currently 1:1. The Series A Preferred Stock are mandatorily convertible into Class A Common Stock if and upon a qualifying initial public offering, as defined in the articles of incorporation.

The Series A Preferred Stocks are subject to optional redemption at the holder’s election on or after December 2, 2024, at a price of the greater of the original issuance price ($3.3956 per share) plus any accrued and unpaid dividends or the fair value at the redemption date as agreed between the Company and the holders or based upon a third-party appraisal. As a result of its redemption provisions, the Series A Preferred Stock was not classified as part of stockholders’ equity in the accompanying consolidated balance sheets in accordance with ASC 480-10-S99, “SEC Materials”, and instead is excluded from stockholders’ equity and presented as temporary equity.

Senior Preferred Stock is non-voting and is not convertible into common stock. Senior Preferred Stock is entitled to various rights, protections, and preferences, including a liquidation preference of 2.5 times the original issuance price of $10.00 per share, equating to $12,500,000 and $0 as of December 31, 2025 and 2024, respectively. During 2025, the Company issued 500,000 shares of Senior Preferred Stock for gross proceeds of $5,000,000.

On November 30, 2022, Lena Phoenix, the Company’s Co-CEO and Steven Sashen, Co-CEO, each transferred their ownership of 1,600,000 and 1,200,000 Common Stock Voting Class A shares to Summer Dojo LLC, and Autumn Moon LLC, respectively, for estate planning purposes. Summer Dojo LLC, and Autumn Moon LLC, are private equity investment entities and both transferees become the principal owners (defined as holding more than 10% of the Company’s equity) of Feel the World, Inc. after receiving the transferred shares.

NOTE 8: EMPLOYEE STOCK INCENTIVE PLAN

In May 2016, the Company implemented the 2016 Employee Stock Incentive Plan (the “Plan”) for employees and reserved 818,181 shares of Class A Voting Common Stock for issuance under the Plan. The Company’s Board of Directors amended the stock option Plan to reduce the number of authorized options from 818,181 to 733,424 per the terms of the December 2, 2020, stock purchase and exchange agreement. As of December 31, 2025 and 2024, there remains 175,924 and 91,767 shares, respectively, available for issuance under the Plan.

F-38

FEEL THE WORLD, INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS As of December 31, 2025 and 2024 and for the years then ended

The following table is the summary of stock option activities for the years ended on December 31, 2025 and 2024:

	December 31, 2025		December 31, 2024
	Number of shares subject to options	Weighted-average exercise price	Number of shares subject to options	Weighted-average exercise price
Outstanding - beginning of year	326,657	$5.12	261,657	$4.69
Granted	112,500	5.22	65,000	6.87
Exercised	—	—	—	—
Forfeited	(196,657)	4.54	—	—
Expired	—	—	—	—
Outstanding - end of year	242,500	$5.64	326,657	$5.12
Exercisable - end of year	80,495	$5.26	181,437	$4.22

The Company uses the Black-Scholes option-pricing model to estimate the grant date fair value of stock options, which requires the use of assumptions, including the expected term of the option, expected volatility of its stock price, and the risk-free interest rate, among others. These assumptions reflect best estimates, however; they involve inherent uncertainties including market conditions and employee behavior that are generally outside of the Company’s control. Generally, once stock option values are determined, accounting practices do not permit them to be changed, even if the estimates used are different from actual results. All stock-based compensation is expensed when awarded to employees based on the grant date fair value of the awards over the requisite service period, adjusted for forfeitures. Stock compensation expense of $43,280 and $143,871 was recognized for the years ended December 31, 2025 and 2024, respectively. The intrinsic value of the options outstanding as of December 31, 2025, was $2,743 with an unamortized compensation expense of $475,813 to be recorded over the next three and a half years.

Key data inputs (estimates or assumptions) used to determine the fair value of stock options under the Black-Scholes option-pricing model is summarized in the following table:

	December 31, 2025	December 31, 2024
Risk-free interest rate	4.06% - 4.23%	4.30 - 4.39%
Expected dividend yield	—%	—%
Expected volatility	23.74% - 35.98% %	31.80%
Term	7 years	7 years
Fair value of common stock	$5.22	$3.56 - $3.58

F-39

FEEL THE WORLD, INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS As of December 31, 2025 and 2024 and for the years then ended

The Company’s outstanding options at December 31, 2025 are as follows:

Options Outstanding				Options Exercisable
Exercise Price Range	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Intrinsic Value
$3.40 - $6.87	242,500	8.58	$5.64	80,495	$5.26	$2,743

The Company’s outstanding options at December 31, 2024 are as follows:

Options Outstanding				Options Exercisable
Exercise Price Range	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Intrinsic Value
$3.40 - $6.87	326,657	7.74	$5.12	181,437	$4.22	$572,159

Stock compensation is included in general and administrative expense in the Company’s consolidated statements of and comprehensive income/(loss).

	For the Years Ended
	December 31,
	2025	2024
Stock-based compensation expense	$43,280	$143,871

Stock compensation is included in general and administrative expense in the Company’s consolidated statements of and comprehensive income/(loss).

The Company has a Long-Term Incentive Plan that sets aside 5% of net proceeds from a liquidity event to be paid to the Company’s employees.

NOTE 9: NET LOSS PER SHARE

Basic net loss per share is computed by dividing net loss for the period by the weighted average shares of common stock outstanding during each period. Diluted net income, when applicable, per share is computed by dividing net income for the period by the weighted average shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. The Company uses the treasury stock method to determine whether there is a dilutive effect of outstanding option grants.

The following securities were excluded from the computation of diluted net loss per share for the periods presented because including them would have been anti-dilutive. Therefore, basic earnings per share is the same as fully dilutive earnings per share:

	For the Years Ended December 31,
	2025	2024
Stock options	242,500	326,657
Series A Preferred Stock	3,681,234	3,681,234
Total common stock equivalents	3,923,734	4,007,891

F-40

FEEL THE WORLD, INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS As of December 31, 2025 and 2024 and for the years then ended

NOTE 10: INCOME TAX

The provision for income taxes for the years ended December 31, 2025 and 2024 are as follows:

	2025	2024

Current
Federal	$338,048	$104,811
State	13,262	41,290
Foreign	11,107	183,922
Total current	362,417	330,023

Deferred
Federal	(295,650)	(336,997)
State	(625)	(75,798)
Foreign	(43,792)	(95,410)
Total deferred	(340,067)	(508,205)

Provision for (benefit from) income taxes	22,350	(178,182)
Return to provision adjustment	365,637	—
Total provision for (benefit from) income taxes	$387,987	$(178,182)

Income taxes are accounted for using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of other assets and liabilities. Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, which result in taxable or deductible amounts in the future. During 2025, the Company finalized certain transfer pricing analyses related to prior-year intercompany transactions, resulting in adjustments recorded as tax expense in the current year in the amount of $365,637. The effective tax rate for 2025 was impacted by the return to provision adjustments related to prior-year tax return filings, including transfer pricing adjustments.

Deferred tax assets and liabilities as of December 31, 2025 and 2024, are as follows:

	2025	2024
Deferred tax assets:
Employee stock option	$89,174	$78,484
Lease liability	592,646	786,227
Capitalized Section 174 Expenses	313,419	900,243
Interest Expense Limitation	97,910	95,521
Charitable Contributions	131,461	44,882
Net Operating Loss	936,163	185,691
R&D Credit	—	7,038
	2,160,773	2,098,086

Deferred tax liabilities:
Property and equipment	(267,938)	(257,742)
Amortization	(24,853)	(21,715)
Right of Use Asset	(539,940)	(733,520)
	(832,731)	(1,012,977)

Valuation Allowance	(88,557)	(90,281)

Net deferred tax asset	$1,239,485	$994,828

F-41

FEEL THE WORLD, INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS As of December 31, 2025 and 2024 and for the years then ended

The following table reconciles the statutory federal income tax rate to actual rates based on net income or loss before income taxes as of December 31, 2025 and 2024 respectively:

	December 31, 2025	December 31, 2024
U.S. federal taxes at statutory rate	21.00%	21.00%
State income taxes, net of federal tax benefit	-0.50%	2.89%
Effect of non-U.S. operations	-0.36%	-2.09%
Permanent differences	-10.22%	4.00%
Research and development credits	—%	7.01%
NOLs & Valuation Allowance	0.00%	0.53%
Return to Provision	-34.19%	-14.44%
Other	4.71%	0.00%
Effective income tax rate	-19.56%	18.90%

The Company is not presently subject to any income tax audit in any taxing jurisdiction. Tax returns for periods before December 31, 2020 are no longer open for audit. The Company has a net operating loss in the Netherlands of approximately $466,000 and in the Czech Republic of approximately $0 that can be carried forward five years. A valuation allowance has been established on the net operating loss generated in the Netherlands as it is more-likely-than not that this deferred tax asset will not be realized.

NOTE 11: CONTINGENCIES

In the normal course of business, the Company may become involved in legal proceedings and claims. In accordance with ASC 450, Contingencies, the Company accrues a liability for such matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. When a range of reasonably possible loss exists, the Company accrues the most probable amount within the range. If no amount within the range is a better estimate than any other amount, the minimum amount in the range is accrued. Such accruals may include estimates of potential damages, external legal fees, and other directly related costs expected to be incurred.

Legal Proceedings

Tazinique Echols v. Feel the World, Inc. (pre-litigation ADA demand):

On January 20, 2026, Feel the World, Inc. received a pre-suit demand letter from Equal Access Law Group PLLC on behalf of Tazinique Echols, a visually impaired individual, alleging that accessibility barriers on xeroshoes.com violated Title III of the ADA by preventing her from completing an online purchase; the letter states an intent to seek injunctive relief, statutory damages where available, interest, and attorneys’ fees if litigation is filed, and offers to resolve the matter in exchange for remediation of the website and a $15,000.00 dollar payment and release.

Anthony Devies v. Feel the World, Inc. d/b/a Xero Shoes (threatened TCPA class action):

On October 26, 2025, the class action firm Shamis & Gentile, P.A. sent a certified-mail demand letter to Feel the World, Inc. d/b/a Xero Shoes asserting that automated telemarketing text messages were sent from short code 65099 to consumer Anthony Devies’cellular telephone without prior express consent and despite his registration on the National Do Not Call Registry, and stating that, absent a response by November 16, 2025, counsel will pursue a putative class action under the Telephone Consumer Protection Act seeking monetary and injunctive relief. As of March 17, 2026, Feel The World, Inc.'s attorney filed a motion-to-dismiss and the Plaintiff’s opposition briefing is still to come.

As of December 31, 2025, the Company has not recorded any accruals for loss contingencies. While certain threatened litigation matters exist, these matters are in the early stages, and management is unable to determine whether a loss is probable or reasonably possible, or to reasonably estimate the amount or range of potential loss, if any. Accordingly, no provision has been recorded in the accompanying consolidated financial statements. The Company will continue to evaluate these matters as additional information becomes available.

F-42

FEEL THE WORLD, INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS As of December 31, 2025 and 2024 and for the years then ended

NOTE 12: SEGMENT REPORTING

In November 2023, the FASB issued ASU 2023-07 Segment Reporting (Topic 280): “Improvements to Reportable Segment Disclosures to enhance the reportable segment disclosures.” The guidance requires additional disclosures about significant segment expenses.

As noted above, the Company is footwear brand focusing on natural movement, quality craftsmanship, and affordability. Xero Shoes® product lines currently include minimalist casual and performance shoes, boots, and sandals, as well as do-it-yourself (DIY) sandal kits. Its products are sold directly to customers through its own website, via third party sites such as Amazon, in certain retail stores, and to international wholesale and distribution partners.

The Company generates revenues in two business segments: (1) the North American operations which includes all foreign distributors outside of Europe, and (2) European operations which includes the European Union countries and the Middle Eastern wholesale accounts. The Company primarily sells through three channels: direct-to-consumer, third-party platforms such as Amazon, and wholesale/distribution.

The Company’s Chief Executive Officer is the Chief Operating Decision Maker (“CODM”). The CODM manages the Company’s business activities as multiple operating and reportable segments. The CODM uses consolidated profit and loss to evaluate and measure performance. The following tables set forth significant segment assets and expenses.

	North
December 31, 2025	America	Europe	Total
Assets:
Cash	$7,138,940	$2,995,336	$10,134,276
Accounts receivable, net	1,835,566	725,995	2,561,561
Prepaid expenses	411,932	—	411,932
Income tax receivable	750,996	107,969	858,965
Inventory	9,288,699	6,134,815	15,423,514
Inventory in transit	5,250,067	1,658,057	6,908,124
Property and equipment, net	993,964	18,324	1,012,288
Intangible assets, net	1,103,074	—	1,103,074
Deposits	84,000	34,770	118,770
Deferred tax assets	1,193,042	46,443	1,239,485
Operating lease right-of-use assets	2,193,211	—	2,193,211
Total Assets	$30,243,491	$11,721,709	$41,965,200

	North
For the Year ended December 31, 2025	America	Europe	Total
Revenue	$50,414,059	$14,273,946	$64,688,005
Cost of revenue - product costs	(21,413,254)	(5,022,229)	(26,435,483)
Cost of revenue - fulfillment costs	(6,952,276)	(1,958,264)	(8,910,540)
Gross profit	22,048,529	7,293,453	29,341,982

Operating expenses:
General and administrative	4,820,165	1,114,572	5,934,737
Sales and marketing	14,114,836	3,708,684	17,823,520
Research and development	1,726,879	28,028	1,754,907
Operations	4,419,385	157,811	4,577,196
Total operating expenses	25,081,265	5,009,095	30,090,360

Income (loss) from operations	(3,032,736)	2,284,358	(748,378)

Other income (expense)
Interest income	—	—	—
Interest expense	(413,409)	—	(413,409)
Gain/(Loss) on settlement	(977,301)	264,022	(713,279)
Other income (expense)	100,710	(209,565)	(108,855)
Total other income (expense)	(1,290,000)	54,457	(1,235,543)

Net income (loss) before income taxes	(4,322,736)	2,338,815	(1,983,921)

Provision for (benefit from) income taxes	55,034	332,953	387,987

Net income (loss)	$(4,377,770)	$2,005,862	$(2,371,908)

F-43

FEEL THE WORLD, INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS As of December 31, 2025 and 2024 and for the years then ended

	North
December 31, 2024	America	Europe	Total
Assets:
Cash	$1,010,918	$971,763	$1,982,681
Accounts receivable, net	2,139,243	1,776,189	3,915,432
Prepaid expenses	189,269	13,241	202,510
Income tax receivable	1,167,293	307,366	1,474,659
Inventory	11,579,470	4,230,263	15,809,733
Inventory in transit	2,901,414	3,957,893	6,859,307
Property and equipment, net	1,142,267	21,723	1,163,990
Intangible assets, net	784,084	—	784,084
Deposits	84,000	4,548	88,548
Deferred tax assets	899,418	95,410	994,828
Operating lease right-of-use assets	2,980,884	25,138	3,006,022
Total Assets	$24,878,260	$11,403,534	$36,281,794

	North
For the Year ended December 31, 2024	America	Europe	Total
Revenue	$54,487,979	$13,135,904	$67,623,883
Cost of revenue - product costs	(16,351,196)	(6,954,264)	(23,305,460)
Cost of revenue - fulfillment costs	(9,281,520)	(1,686,971)	(10,968,491)
Gross profit	28,855,263	4,494,669	33,349,932

Operating expenses:
General and administrative	8,182,022	2,168,513	10,350,535
Sales and marketing	14,374,351	2,684,206	17,058,557
Research and development	1,672,396	27,279	1,699,675
Operations	4,422,985	40,082	4,463,067
Total operating expenses	28,651,754	4,920,080	33,571,834

Income (loss) from operations	203,509	(425,411)	(221,902)

Other income (expense)
Interest income	868	—	868
Interest expense	(552,612)	—	(552,612)
Other income (expense)	(43,792)	(124,582)	(168,374)
Total other income (expense)	(595,536)	(124,582)	(720,118)

Net income (loss) before income taxes	(392,027)	(549,993)	(942,020)

Provision for (benefit from) income taxes	(266,694)	88,512	(178,182)

Net loss	$(125,333)	$(638,505)	$(763,838)

F-44

FEEL THE WORLD, INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS As of December 31, 2025 and 2024 and for the years then ended

NOTE 13: SUBSEQUENT EVENTS

The Company has evaluated all events that occurred after the consolidated balance sheet date through the date when the consolidated financial statements were issued to determine if they must be reported. Management has determined that except as disclosed below, there were no additional reportable subsequent events to be disclosed.

Debt Agreements

On February 5, 2026, the Company entered into a credit agreement with Wells Fargo for a revolving commitment of $12,000,000. The commitment has a maturity on February 5, 2029. The Company utilized $4,000,000 of the credit available under the revolving commitment to repay its maturing commitment to JP Morgan Chase.

Legal Proceedings - Leon Weingrad v. Feel the World, Inc.

A putative class action was filed on January 1, 2026, alleging violations of the Telephone Consumer Protection Act (TCPA) for sending unsolicited marketing text messages to individuals on the Do-Not-Call Registry and/or after opt-out requests. The Company has filed a motion to dismiss and/or strike the class allegations.  No settlement discussions have occurred, and the plaintiff has not provided a demand. It is too early to determine the outcome, and the probability of loss cannot be assessed at this stage (neither probable nor remote).

Options Issuance

In February 2026, the Company issued an aggregate of 40,000 options at an exercise price of $5.22 pursuant to the Companies 2016 Stock Incentive Plan.

F-45